Filed pursuant to Rule 424(b)(5)
Registration No. 333-257334

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value (which may be represented by American Depositary Shares)(1)	138,333,333,333	US$0.002294952	US$317,468,413(2)	US$29,429.32(2)
Rights to purchase common shares (including in the form of American Depositary Shares)(1)(3)	138,333,333,333	(3)	(3)	(3)

(1)	The common shares may be represented by American Depositary Shares, each representing 1,500 common shares, to be issued upon deposit of the common shares being registered hereby, and that have been registered pursuant to a separate registration statement on Form F-6 (File No.333-225409) filed on June 4, 2018, or will be registered pursuant to a further registration statement on Form F-6.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Such estimate is based on the subscription price of US$0.002294952 per common share.
(3)	No separate consideration will be received by the registrant for the rights offered hereby.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-257334

PROSPECTUS SUPPLEMENT
To Prospectus dated June 23, 2021

ITAÚ CORPBANCA

Common Shares (including Common Shares represented by American Depositary Shares)

Rights to Subscribe for Common Shares

We are offering to our shareholders transferable rights to subscribe for 461,111,111,111 new common shares in the Republic of Chile and outside Chile, including common shares represented by American Depositary Shares (“ADSs”). Each ADS represents 1,500 common shares.

This offering is part of a capital increase approved by our shareholders on July 13, 2021 for up to Ch$830,000,000,000 (equivalent to approximately US$1,058,228,041.77 based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021). All of the common shares issued in connection with the capital increase are subject to a statutory preemptive rights offering under Chilean law (the “Statutory Preemptive Rights Offering”) as further described below. See “Rights Offerings—Statutory Preemptive Rights Offering.”

Under Chilean law, in the Statutory Preemptive Rights Offering, each holder of existing common shares is entitled to subscribe for a proportionate share of the new common shares issued in the capital increase (a fraction equal to the 461,111,111,111 new common shares divided by the 512,406,760,091 existing shares, or approximately 0.899892716148 new common shares per existing share expressed as a decimal number). Each common share held of record as of 11:59 p.m. (Santiago, Chile time) on September 28, 2021 entitles its holder to approximately 0.899892716148 of a transferable preemptive right to subscribe for newly issued common shares (a “Preemptive Share Right”). Each full Preemptive Share Right entitles the holder to subscribe for one new common share at a share subscription price of Ch$1.80 (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) per share, payable in cash in Chilean pesos. One full Preemptive Share Right is required to subscribe for one new common share at the share subscription price. We will only accept subscriptions for whole common shares and will truncate or reduce any subscriptions submitted with respect to fractional rights to the nearest whole number of Preemptive Share Rights that may be exercised.

The dealer managers listed below will provide marketing and solicitation services in connection with the rights offerings, and may also act as placement agents with respect to any common shares that are not subscribed for in the rights offerings to facilitate the placement of those shares. The dealer managers are not acting as underwriters in connection with the rights offerings. The underwriters named in this prospectus supplement may underwrite up to a number of common shares represented by ADSs that are not subscribed for in the rights offerings. However, the underwriters are not obligated to purchase any common shares or ADSs from us on a firm commitment basis unless we and the underwriters determine to enter into a binding agreement after the expiration of the rights offerings. The price per common share in such underwritten offering, if any, will be no less than Ch$1.80 per share. See “Dealer Managers, Placement Agents and Underwriters.”

In connection with the Statutory Preemptive Rights Offering, we will make available to holders of ADSs transferable preemptive rights to subscribe for newly issued ADSs (“Preemptive ADS Rights”) at the rate of approximately 0.899892716148 Preemptive ADS Rights for each ADS held of record at 5:00 p.m. (New York City time) on October 4, 2021(the “Preemptive ADS Rights Offering”), which is a different record date than the record date in the Statutory Preemptive Rights Offering. Each full Preemptive ADS Right entitles the holder to subscribe for one new ADS at a subscription price equal to the U.S. dollar equivalent of Ch$2,700, which is 1,500 times the share subscription price (the applicable “ADS Subscription Price”). One full Preemptive ADS Right is required to subscribe for one new ADS at the ADS Subscription Price. We will only accept subscriptions for whole numbers of new ADSs.

We estimate the ADS Subscription Price will be US$3.44 per ADS, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021. Since the ADS Subscription Price will not be known at the time the Preemptive ADS Rights are exercised, the final applicable ADS Subscription Price will be determined based on the exchange rate assigned by The Bank of New York Mellon, as ADS rights agent (the “ADS Rights Agent”), on or about October 28, 2021 (in the case of Preemptive ADS Rights) and on or about November 12, 2021 (in the case of Additional ADS Rights (defined below)). Holders of Preemptive ADS Rights that wish to subscribe must deposit US$3.79 (the “ADS Deposit Amount”) for each new ADS subscribed for, as described herein. The ADS Deposit Amount includes the estimated ADS Subscription Price plus 10% of such amount to cover (i) currency rate fluctuations to the date on which the ADS Rights Agent converts the Chilean pesos subscription price in connection with the exercise of the Preemptive Share Rights underlying the Preemptive ADS Rights or the exercise of Additional Share Rights (defined below) underlying the Additional ADS Rights, as the case may be and (ii) the fee of The Bank of New York Mellon, as the ADS depositary (the “ADS Depositary”) of US$0.05 per new ADS.

The Statutory Preemptive Rights Offering will commence on October 4, 2021 and will expire at 11:59 p.m. (Santiago, Chile time) on November 2, 2021. The Preemptive ADS Rights Offering will commence on October 5, 2021 and will expire at 5:00 p.m. (New York City time) on October 26, 2021 (the “ADS Rights Expiration Time”).

The Preemptive Share Rights are transferable and will be listed on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”), and the Bolsa Electrónica de Chile, Bolsa de Valores (the “Chilean Electronic Stock Exchange” and together with the Santiago Stock Exchange, the “Chilean Stock Exchanges”). Trading in the Preemptive Share Rights on such exchanges is expected to commence on October 4, 2021 and continue until October 29, 2021.

The Preemptive ADS Rights are transferable and are expected to be admitted for trading on the New York Stock Exchange (the “NYSE”), subject to the Preemptive ADS Rights being “in-the-money” at the commencement of trading. Trading in the Preemptive ADS Rights on the NYSE is expected to commence on October 5, 2021 and continue until October 21, 2021.

To the extent that there are any common shares under the capital increase remaining unsubscribed after the Statutory Preemptive Rights Offering (the “Unsubscribed Shares”), the holders of Preemptive Share Rights or assignees thereof who exercised in full their Preemptive Share Rights and subscribed for new common shares in the Statutory Preemptive Rights Offering (“Subscribing Holders”), will be entitled to receive new transferable share rights (“Additional Share Rights”) to subscribe a proportionate share of the Unsubscribed Shares, based on the number of new common shares that the Subscribing Holder subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including common shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering.

The exact number of Additional Share Rights each eligible Subscribing Holder will be entitled to receive will not be determined until after the completion of the Statutory Preemptive Rights Offering. We will announce the number of Additional Share Rights that eligible Subscribing Holders or their assignees are entitled to receive for each new common share subscribed and paid for in the Statutory Preemptive Rights Offering as soon as practicable after the completion of the Statutory Preemptive Rights Offering and before the commencement of the subsequent preemptive rights offering for the Unsubscribed Shares (the “Subsequent Statutory Preemptive Rights Offering”). Each full Additional Share Right will entitle the holder to subscribe for one new common share at a subscription price of Ch$1.80 per share (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021), the same share subscription price as in the Statutory Preemptive Rights Offering, payable in cash in Chilean pesos. One full Additional Share Right is required to subscribe for one new common share at the share subscription price. We will only accept subscriptions for whole common shares and will truncate any subscriptions submitted with respect to fractional rights to the nearest whole number of Additional Share Rights that may be exercised.

Holders of Preemptive ADS Rights that exercise their preemptive rights in full in the Preemptive ADS Rights Offering (“Subscribing ADS Rights Holders”) may, at the same time as they exercise their preemptive rights in full in the Preemptive ADS Rights Offering, offer to subscribe for additional new ADSs represented by Unsubscribed Shares in excess of their entitlement (the “Additional ADS Rights”) but not more than their respective initial entitlement amounts of ADSs. To the extent that Additional Share Rights are made available after the Statutory Preemptive Rights Offering, the ADS Rights Agent will allocate additional new ADSs to the Subscribing ADS Rights Holders that exercised the Additional ADS Rights, based on the number of new common shares underlying the new ADSs that the Subscribing ADS Rights Holder subscribed and paid for in the Preemptive ADS Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including common shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering. Subscribing ADS Rights Holders that wish to exercise the Additional ADS Rights must do so at the time they exercise their Preemptive ADS Rights, and must indicate with their subscription the maximum amount of additional new ADSs they seek to subscribe and must pay the full ADS Deposit Amount as described above with respect to such amount of additional new ADSs. Because the full amount of Unsubscribed Shares will not be known prior to the ADS Rights Expiration Time, Subscribing ADS Rights Holders may receive fewer additional new ADSs than they requested based on the pro rata allocation of the Unsubscribed Shares described above. The ADS Rights Agent will return any surplus ADS Deposit Amount to the Subscribing ADS Rights Holder as promptly as practicable following the Subsequent Statutory Preemptive Rights Offering. The amount of any such surplus amount to be returned may be a result of fewer additional new ADSs being issued in connection with Unsubscribed Shares following the allocations in the Subsequent Statutory Preemptive Rights Offering or from exchange rate fluctuations relating to the determination of the final applicable ADS Subscription Price as described above, which may not be the same as the ADS Subscription Price determined with respect to the Preemptive ADS Rights.

The Subsequent Statutory Preemptive Rights Offering is expected to commence on November 11, 2021 and is expected to expire at 11:59 p.m. (Santiago, Chile time) on November 16, 2021. Our shareholders, at the meeting that approved the capital increase, authorized our Board of Directors to amend or not conduct the Subsequent Statutory Preemptive Rights Offering.

The Additional Share Rights will be transferable and are expected to be listed on the Chilean Stock Exchanges. The Additional ADS Rights are not a separate security and will not be traded on an exchange.

To the extent there remain Unsubscribed Shares after the Subsequent Statutory Preemptive Rights Offering, those shares can be freely offered to shareholders and/or third parties from time to time and in amounts to be set forth by the Board of Directors; provided, however, that (i) during the 30 days after the end of the Statutory Preemptive Rights Offering the offer of common shares to third parties cannot be made on terms and conditions more favorable than those in effect for the Statutory Preemptive Rights Offering, and (ii) after such 30-day period, the offer of common shares to third parties cannot be made on terms and conditions different than those in effect for the Statutory Preemptive Rights Offering unless made on the Chilean Stock Exchanges.

The ADSs representing common shares are traded on the NYSE under the symbol “ITCB” and our common shares are traded on the Chilean Stock Exchanges under the symbol “ITAUCORP.” On October 1, 2021, the closing prices on the NYSE per ADS, the Santiago Stock Exchange and the Chilean Electronic Stock Exchange per share were US$3.725 and Ch$1.987 and Ch$1.97, respectively.

Investing in our common shares involves certain risks. See “Risk Factors” beginning on page S-27 of this prospectus supplement and the risk factors contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our common shares.

	Subscription Price	Proceeds to Company(1)
Per new common share	Ch$1.80	Ch$1.80
Per new ADS subscribed	US$3.44(2)(3)	US$3.44(2)
Total offering(4)	US$1,058,228,041.77(2)	US$1,058,228,041.77(2)

(1)	Before deducting transaction expenses and commissions payable by us.
(2)	Estimated ADS Subscription Price, which may be altered due to currency rate fluctuations to the date on which the ADS Rights Agent converts the amount of the subscription price in Ch$ in connection with the exercise of the Preemptive Share Rights underlying the Preemptive ADS Rights or the exercise of Additional Share Rights underlying the Additional ADS Rights, as the case may be.
(3)	In addition, subscribing holders of Preemptive ADS Rights must pay 10% of the ADS Subscription Price amount to cover (i) currency rate fluctuations to the date on which the ADS Rights Agent converts the subscription price in Ch$ in connection with the exercise of the Preemptive Share Rights underlying the Preemptive ADS Rights or the exercise of Additional Share Rights underlying the Additional ADS Rights, as the case may be and (ii) the fee of the ADS Depositary of US$0.05 per new ADS subscribed.
(4)	Includes common shares and ADSs. Amounts have been converted into U.S. dollars based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021.

For information regarding the offers, contact D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (banks and brokers) and (888) 887-0082 (shareholders).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We and our common shares have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, or the “CMF”). The CMF has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful, accurate or complete.

Dealer Managers

J.P. Morgan	Itaú BBA	BTG Pactual	Larraín Vial

The date of this prospectus supplement is October 4, 2021.

PROSPECTUS SUPPLEMENT

PROSPECTUS

In making your investment decision, you should rely on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with any information that is different or in addition to the information provided herein and we do not take any responsibility for, and can provide no assurance regarding the reliability of, any information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated June 23, 2021, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of rights to subscribe for our common shares. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common shares and other information you should know before investing in our common shares. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our common shares, including common shares represented by ADS, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Available Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, includes trademarks, service marks and trade names owned by other companies or us. All such trademarks, service marks and trade names are the property of their respective owners.

Unless the context otherwise requires, all references to “Itaú Corpbanca,” the “Company,” “we,” “our,” “ours,” and “us” are to Itaú Corpbanca, a special banking corporation (sociedad anónima especial) organized under the laws of Chile, and its consolidated subsidiaries. The term “you” refers to a prospective investor.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We are a Chilean bank and maintain our financial books and records in Chilean pesos and prepare our consolidated financial statements filed with the SEC included in Form 20-F in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). As required by local regulations, our consolidated financial statements filed with the CMF, and that are the basis for dividend distributions, have been prepared in accordance with Generally Accepted Accounting Principles issued by the CMF (“Chilean Banking GAAP”). CMF regulations provide that, for those matters not specifically regulated by that agency, our financial statements prepared under Chilean Banking GAAP should follow the accounting principles established by IFRS. Our consolidated financial statements prepared in accordance with IFRS differ from the financial statements prepared in accordance with Chilean Banking GAAP.

Financial Information

The financial data set out in this prospectus supplement is derived from and should be read in conjunction with (i) our audited consolidated financial statements and accompanying notes prepared in accordance with IFRS, as issued by IASB, as of December 31, 2020 and 2019 and for the three years ended December 31, 2020 and 2019 and 2018, included in the 2020 Form 20-F (defined below), which are incorporated by reference in this prospectus supplement (the “Audited IFRS Financial Statements”), (ii) our unaudited consolidated financial statements and accompanying notes prepared in accordance with IFRS as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 included in the Form 6-K furnished to the SEC on October 4, 2021, which are incorporated by reference in this prospectus supplement (the “Unaudited IFRS Financial Statements”), and (iii) our unaudited consolidated financial statements and accompanying notes prepared in accordance with Chilean Banking GAAP, as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 included in the Form 6-K furnished to the SEC on October 4, 2021, which are incorporated by reference in this prospectus supplement (the “Unaudited Chilean Banking GAAP Financial Statements”). We have also included herein certain information in IFRS or Chilean Banking GAAP with respect to the Chilean financial system and the financial performance of the Bank, as well as certain non-IFRS measures that we believe are useful to investors for their analysis of our financial position and results of operations, including information relating to the Chilean financial system and our performance relative to competitors as further discussed below.

In this prospectus supplement, unless otherwise specified, all references to “US$,” “U.S. dollars” and “dollars” are to United States dollars, all references to “pesos” or “Ch$” are to Chilean pesos. Unless otherwise indicated, U.S. dollar amounts have been translated from Chilean pesos based on our own exchange rate Ch$731.91 per US$1.00 as of June 30, 2021. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate.

Certain Non-IFRS Measures

The body of generally accepted accounting principles is commonly referred to as “GAAP.” Our management believes that the presentation of certain non-IFRS measures provides additional useful information to investors regarding our performance and trends related to our results of operations. Accordingly, we believe that when non-IFRS financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance and financial results. For this reason, we are including in this prospectus supplement information regarding our Adjusted Return on Tangible Equity, Adjusted Total Operating Expenses to Average Loans Ratio, Adjusted Total Operating Expenses to Assets Ratio, Efficiency Ratio, Non-Performing Loans Ratio, Coverage Ratio and Cost of Credit/Loan Portfolio, all as defined below in “Selected Historical Financial Information – Supplementary Other Financial Data.”

These measures are not calculated in accordance with IFRS, and our use of these terms may vary from the use of similarly-titled measures by other companies due to potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use non-IFRS measures from period to period on a company-wide basis, as described below. Even though the non-IFRS measures are used by management to assess our financial position, financial results and liquidity and some types of measures are commonly used by investors, they have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our financial position or results of operations as reported under IFRS.

Rounding

Certain figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Market and Industry Data

This prospectus supplement contains data related to the economic conditions in the markets in which we operate. Unless otherwise indicated, information in this prospectus supplement concerning economic conditions is based on publicly available information from third-party sources which we believe to be reasonable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, we have not, and the dealer managers, placement agents, if any, and underwriters, if any, have not, independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications. The economic conditions in the markets in which we operate may deteriorate, and those economies may not grow at the rates projected by market data, or at all. The deterioration of the economic conditions in the markets in which we operate may have a material adverse effect on our business, results of operations, financial condition and the market price of our common shares and common shares represented by ADSs.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and at our website at https://ir.itau.cl. (Reference to this URL is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.)

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3ASR we filed with the SEC. This prospectus supplement does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are filed as an exhibit to the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website at http://www.sec.gov and at our website at https://ir.itau.cl.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will be incorporated by reference into this prospectus supplement and will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Reports on Form 6-K we furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement. Incorporation by reference of one or more portions of a document listed below (and not the complete document) shall not include the incorporation by reference of the remaining portions of such document. We incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC:

(1)	annual report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on April 23, 2021 (the “2020 Form 20-F”);
(2)	current report on Form 6-K furnished to the SEC on October 4, 2021 containing the Unaudited Chilean Banking GAAP Financial Statements of Itaú Corpbanca as of June 30, 2021 and for the three-month and six-month periods ended June 30, 2021 and 2020 prepared in accordance with Chilean Banking GAAP;
(3)	current report on Form 6-K furnished to the SEC on October 4, 2021 containing the Unaudited IFRS Financial Statements of Itaú Corpbanca as of June 30, 2021 and for the six-month periods ended June 30, 2021 and June 30, 2020 prepared in accordance with IFRS as issued by the IASB; and
(4)	current report on Form 6-K furnished to the SEC on October 4 2021 containing a discussion and analysis of our results of operations and financial condition as of June 30, 2021 and for the six month periods ended June 30, 2021 and 2020 in respect of Unaudited IFRS Financial Statements of Itaú Corpbanca.

In addition, prior to the expiration of the Subsequent Statutory Preemptive Rights Offering, we expect to furnish to the SEC and incorporate by reference into this prospectus supplement, a current report on Form 6-K containing the unaudited interim consolidated financial statements of Itaú Corpbanca as of September 30, 2021 and for the nine-month periods ended September 30, 2021 and 2020 prepared in accordance with Chilean Banking GAAP.

Except for any reports on Form 6-K specifically listed or described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

ITAÚ CORPBANCA

Rosario Norte 660

Las Condes

Santiago, Chile

Attention: Investor Relations

Telephone Number: +562-2660-1751

In accordance with Chilean laws and regulations, documents, reports and other information relating to the capital increase have been made publicly available to the shareholders of Itaú Corpbanca on Itaú Corpbanca’s website at ir.itau.cl. Except as otherwise specifically provided, the information contained on and linked from our website is not incorporated by reference into this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain statements that are or may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include statements preceded by, followed by or that include “believes,” “expects,” “intends,” “plans,” “projects,” “estimates” or “anticipates” and similar expressions.

These statements appear throughout this prospectus supplement, including, without limitation, under “Risk Factors” and “Prospectus Supplement Summary,” are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control and include statements regarding our current intent, belief or expectations with respect to (i) our asset growth and financing plans, (ii) trends affecting our financial condition or results of operations, (iii) the impact of competition and regulations, (iv) projected capital expenditures, and (v) liquidity.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in such forward-looking statements included in this prospectus supplement and any accompanying prospectus, including the information incorporated by reference as a result of various factors (including, without limitation, the actions of competitors, future global economic conditions, market conditions, currency exchange rates and operating and financial risks), many of which are beyond our control. The occurrence of any such factors, not currently expected by us, would significantly alter the results set forth in these statements.

Factors that could cause actual results to differ materially and adversely include, but are not limited to:

●	trends affecting our financial condition or results of operations;
●	our dividend policy;
●	changes in the participation of our shareholders or any other factor that may result in a change of control;
●	the amount of our indebtedness;
●	adverse developments with respect to the financial stability and conditions of our shareholders, counterparties, joint venture partners and business partners;
●	natural disasters and pandemics, including the ongoing SARS-CoV-2 (“COVID-19”) pandemic, including variant strains that have surfaced globally;
●	cyber-attacks, terrorism and other criminal activities;
●	changes in general economic, business, regulatory, political or other conditions in the Republic of Chile, or Chile, the Republic of Colombia, or Colombia, or changes in general economic or business conditions in Latin America or the global economy;
●	changes in capital markets in general that may affect policies or attitudes towards lending to Chile or Colombia, Chilean or Colombian companies or securities issued by Chilean companies;
●	the monetary and interest rate policies of the Central Bank of Chile (Banco Central de Chile), or the Central Bank of Colombia (Banco de la República de Colombia);

●	inflation or deflation;
●	unemployment;
●	social unrest;
●	our counterparties’ failure to meet contractual obligations;
●	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;
●	unanticipated turbulence in interest rates;
●	movements in currency exchange rates;
●	movements in equity prices or other rates or prices;
●	changes in Chilean, Colombian and foreign laws and regulations;
●	changes in Chilean or Colombian tax rates or tax regimes;
●	competition, changes in competition and pricing environments;
●	concentration of financial exposure;
●	our inability to hedge certain risks economically;
●	the adequacy of our loss allowances, provisions or reserves;
●	technological changes;
●	changes in consumer spending and saving habits;
●	successful implementation of new technologies;
●	loss of market share;
●	changes in, or failure to comply with, applicable banking, insurance, securities or other regulations;
●	changes in accounting standards;
●	difficulties in successfully integrating recent and future acquisitions into our operations;
●	consequences of the merger of the former Banco Itaú Chile with and into the former Corpbanca on April 1, 2016 (the “Merger”), the consolidation of the assets and liabilities of Itaú BBA Colombia S.A., Corporación Financiera by us, and the potential acquisition of an additional 12.36% share ownership in Itaú Corpbanca Colombia, S.A. (“Itaú Corpbanca Colombia”) by us;
●	our ability to address and forecast economic and social trends affecting our business, and to effectively implement the appropriate strategies; and
●	the other factors identified or discussed under “Risk Factors” and “Item 3. Key Information—D. Risk Factors” in our 2020 Form 20-F.

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus supplement or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.

Our Company

We are a publicly traded company organized under the laws of Chile, and licensed by the CMF to operate as a commercial bank. In addition to our presence in Chile, we also have operations in Colombia and Panama, a branch in New York City, United States and a representation office in Lima, Peru.

We are the resulting entity from the merger of two leading banks in Chile: Corpbanca, the oldest private bank in Chile and the legal surviving entity, and Banco Itaú Chile, a wholly-owned subsidiary of Itaú Unibanco, the largest private bank in Latin America and a wholly-owned subsidiary of Itaú Unibanco Holding S.A. (“Itaú Unibanco Holding”) that, since the Merger on April 1, 2016, is the sole controlling shareholder of Itaú Corpbanca.

We provide a broad range of wholesale and retail banking services to our customers in Chile and Colombia. In addition, we provide financial advisory services, asset management, insurance brokerage and securities brokerage services through our subsidiaries, and banking services through our New York Branch. For more information on our services offerings, see “Item 4. Information on the Company—B. Business Overview—Principal Business Activities” of the 2020 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are one of Chile’s largest private financial institutions, ranking fifth in the Chilean banking industry with a market share by loans of 9.8% in Chile as of June 30, 2021, according to the CMF. In addition, according to the Colombian Financial Superintendency, Itaú Corpbanca Colombia was the ninth-largest bank in Colombia in terms of total assets, the eighth-largest bank in Colombia in terms of total loans (with a market share by loans of 4.0% in Colombia as of June 30, 2021, according to the Superintendencia Financiera de Colombia), and the eleventh-largest bank in Colombia, in terms of total deposits as reported under local regulatory and accounting principles, as of the same date. We operate 188 branch offices in Chile, 107 branches in Colombia, one branch in New York, one branch in Panama and one office in Peru.

As of June 30, 2021, based on our Unaudited IFRS Financial Statements, we had total assets of Ch$34,292.7 billion (US$47,853.7 million), including total loans of Ch$22,017.1 billion (US$30,081.7 million); total liabilities of Ch$31,914.7 billion (US$43,604.7 million), including time deposits and other time liabilities of Ch$10,269.8 billion (US$14,031.5 million); and shareholders’ equity of Ch$2,309.6 billion (US$3,155.5 million). Our annualized return on average shareholders’ equity was 14.5% as of June 30, 2021, based on our Unaudited IFRS Financial Statements. For the six months ended June 30, 2021, based on our Unaudited IFRS Financial Statements, we had net interest income of Ch$477.1 billion (US$651.9 million) and net income of Ch$168.2 billion (US$229.8 million).

Our risk management strategy has enabled us to maintain what we believe are stable solvency ratios and risk indicators, notwithstanding recent high levels of volatility in the financial markets. As of June 30, 2021, our regulatory capital to risk weighted assets ratio was 13.0% according to the rules issued by the CMF under the Basel I capital requirements standards in Chile, higher than the 10% minimum regulatory capital to risk weighted assets ratio imposed on us by the CMF. Our allowance for loan losses as of June 30, 2021, based on our Unaudited IFRS Financial Statements, was Ch$860.9 billion (excluding allowances for loan losses on loans and receivable to banks) and the risk index (or allowances for loan losses to total loans) was 3.9%, as of the same date.

We only have one class of common shares, without par value. As of June 30, 2021, we had 512,406,760,091 outstanding common shares. Our common shares are listed in Chile on the Chilean Stock Exchanges and trade under the symbol “ITAUCORP.” The ADSs are listed on the NYSE and trade under the ticker symbol “ITCB.”

As of June 30, 2021, our controlling shareholder, Itaú Unibanco Holding beneficially owned 39.22% of our outstanding common shares, and Corp Group Banking S.A. (“CorpGroup”) beneficially owned 27.16% of our outstanding common shares.

For additional information regarding Itaú Corpbanca, see the documents listed under “Incorporation by Reference,” which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Competitive Strengths

Our business model is based on the combination of local bank strengths and local knowledge and benefits from Itaú Unibanco’s experience and global platform. In the five years since the Merger, we believe we have emerged as a leading banking platform and deepened our expansion in the Andean Region as a result of the following strengths:

1.	Key banking player in two of the most developed economies and sound financial systems in Latin America. We conduct the majority of our business in Chile and a significant share in Colombia. Both countries have been the Andean Region’s fastest growing economies and are considered to be among the best business environments in Latin America. The Chilean and Colombian economies have generally demonstrated stable macroeconomic conditions in terms of growth and inflation, with growing per capita GDP and solid credit ratings, and have shown strong signs of ongoing recovery following the COVID-19 pandemic. We believe that our increased footprint in Chile and Colombia gives us an enhanced ability to grow and compete more effectively within these countries, further strengthening our market position there.
2.	Attractive portfolio in Chile with a strong wholesale segment and increasing retail share. We have the scale and resources to grow and compete effectively, particularly in Chile where we are the fifth largest private bank as measured by loans, with a 9.8% market share as of June 30, 2021. We have an attractive credit portfolio in Chile, which is currently focused on the wholesale segment but has opportunities to grow in the retail segment as well. For the three-month period ended June 30, 2021, the wholesale segment accounted for 64%, or Ch$11,937,309 million of our consolidated gross loans, while our mortgage portfolio and consumer loans accounted for 27%, or Ch$4,988,799 million, and 9%, or Ch$1,667,318 million, of our consolidated gross loans, respectively, based on our Unaudited Chilean Banking GAAP Financial Statements. Our retail share in gross loans has increased 361 basis points, from 31.9% as of June 30, 2020 to 35.5% as of June 30, 2021, based on our Chilean Banking GAAP Financial Statements. Our strategy to expand our presence in the retail segment is already delivering results according to CMF data as of June 30, 2021: (i) we ranked as the first and second bank in Chile in terms of the growth of our mortgage portfolio in the last three-month period and twelve-month period ended June 30, 2021, respectively, (ii) we ranked as the third bank in Chile in terms of the opening of new individual accounts in each of the last three-month period and twelve-month period ended June 30, 2021, (iii) we ranked as the second bank in Chile in terms of the opening of new accounts for companies in the twelve-month period ended June 30, 2021, and (iv) we ranked as the second bank in Chile in terms of the consumer credit growth in the last three-month period and twelve-month period ended June 30, 2021, respectively.
3.	Recently launched strategic customer-centric model with strong focus on digital transformation. After thorough analysis and planning, in 2020 we launched a program that aims to transform us into (i) a customer-centric organization, that is (ii) agile, (iii) digital and simple, (iv) data-driven, and (v) that takes risks and experiments, and (vi) learns on the way.
4.	Successful turnaround process in Chile and clear plan in Colombia. We are one of the fastest growing banks in Chile, which has been fueled by the digital transformation described above. As of June 30, 2021, we have had two consecutive quarters with positive results, and maintained a consistent improvement in returns on tangible assets. In Colombia, we have defined a clear action plan, which focuses on our commercial strategy, enhancements in digital products and key structural changes, such as adjustments to our back office and improved integration with our Chilean operations.

5.	Sponsorship and support from the largest private bank in Latin America: Itaú Unibanco. Itaú Unibanco is the largest private financial institution in Latin America and a premier banking franchise. We believe its sponsorship and support provides us with an opportunity to leverage its strong global client relationships and enhance our opportunities to grow regionally, adapt more quickly to changing trends in the banking sector and share best practices. We have been able to expand our offering of banking products by learning from Itaú Unibanco’s management model, as well as its segmentation and digitalization strategies.
6.	Experienced management team recently reinforced in line with long-term growth strategy. We have made important changes to our executive committee to ensure that we have the right structure and the right talent with the necessary skillset to lead our transformation. Key structural changes we have made recently include (i) the creation of a new Digital Business Development Management Division, which is in charge of our digital transformation overall and takes the lead in innovation; and (ii) the decentralization of back-office operations, which is key to reinforce customer centricity and agility. In addition to the structural changes, we also brought on new heads of technology and of wholesale banking.

Strategy

Our strategy is designed to create a leading bank in terms of sustainable performance and customer satisfaction. Our culture supports us in attracting and retaining talent, directing our business path and promoting a competitive advantage. Our culture is defined by a set of key principles, which we call “Our Way,” that keeps us up-to-date with the context, demands and changes of our business and organizational culture.

From September 2020 onwards, we began to shift our focus to building the bank of the future, leveraging what we learned and developed during the pandemic. In the months that followed, we developed our transformation plan, based on a strategic focus on the following five pillars: disruption, customer-centricity, simplicity and digitization, agile working model and disciplined approach to achieving sustainable results.

1.	Disruption: the first pillar is about disrupting the market by creating new strategies and products. The methodology we are following to ensure a disciplined execution of our transformation plan, called “ItaúGo,” leverages the experience of Itaú Unibanco in Brazil and is based on a structured process of defining a high-level strategic direction and then developing the bottom-up initiatives that will take us there.

Within this plan, we are giving priority to the most disruptive initiatives, including, among others: (i)our alliance with Rappi; and (ii)our Independent Financial Advisor Program (“IFA Program”), each as further described below.

In March 2021, we announced a strategic alliance with Rappi, a leading digital player in South America, through which we seek to bring innovative and disruptive ways of providing financial services to both individuals and companies in Chile. Through this partnership, we are integrating financial services into a large ecosystem, which enables us to access a greater customer base pursuant to which we expect to boost our growth while adding value to the ecosystem.

We have also launched our IFA Program, pursuant to which we work with independent financial professionals to refer clients to us. This program has proven successful for Itaú Unibanco in Brazil and we hope to use it in order to complement our current value proposition to wealth management clients as well as clients interested in different investment alternatives.

2.	Customer centricity: the second pillar is about putting our clients at the center of everything we do with easy-to-use products and driven by our deep understanding of our customers’ needs, obtained through analytics. Examples of how we plan on executing this strategy include the following:
●	As part of our investment value proposition, we are incorporating well known investment funds in our investment platform. In addition, all mutual funds, deposit and brokerage products are integrated, thereby simplifying the customer experience.
●	We are also preparing to integrate and relaunch our Private Bank franchise with a complete product offering through the potential acquisition of MCC Asesorías SpA, an investment platform wholly-owned by an affiliate of Itaú Unibanco, and thereby allowing our clients to access international investment opportunities. As of the date hereof, the potential acquisition and subsequent merger remain contingent on the issuance of the required regulatory approvals.
●	Along with our “mobile first” strategy, we have been expanding our digital branch structure and expect to continue to do so. We plan to offer best-in-class services and functionality through each channel and flexibility in terms of available channels. Digital branches provide convenience to customers through extended hours as well as faster and more specialized service than physical branches. Digital branches therefore have higher net promoter scores (“NPS,” a tool that measures customer experience and predicts business growth). For example, in our Itaú Sucursales segment, the NPS of digital branches is over two times higher than that of physical branches. This results in a higher level of customer engagement compared to our traditional branches. On average, we record more loans (particularly consumer loans and mortgages) and investment activity in our digital branches. Other benefits of our digital branch structure include the fact that (i) customer attrition in our digital branches is four times lower compared to that of physical branches and (ii) these branches are approximately 30% more cost-efficient than physical branches.
●	To complement our digital offer in retail banking, we have also been working on expanding our digital payment solutions. Following the success of our digital wallet application, we are now working to deliver additional functionalities, such as Quick Response, or QR codes and peer to peer, or P2P payments as well as digital and virtual credit cards. We believe these payments solutions should help us deliver a distinctive digital experience.
●	The digital transformation of our wholesale banking is based on creating user-friendly digital products. For example, we have observed a 130% increase in the number of clients using our trade finance web portal in the last twelve months. This has allowed us to increase our market share, in terms of trade finance loans, by 119 basis points from 13.1% to 14.3%, enabling us to become the second fastest growing bank in trade finance loans in Chile according to CMF data as of June 30, 2021. We are leveraging this experience to develop other products through digital channels, such as financial guarantees, where we have seen a 73% increase in customers using a digital solution and have become the fastest growing bank in this market according to CMF data as of June 30, 2021, having increased our market share in terms of the volume of local financial guarantees, by 173 basis points in the last six months.
●	The quality of services we provide to our customers is key to our growth strategy. We not only focus on gaining new customers, but on strengthening and establishing long-term relationships. We believe this is done through constant efforts to identify and understand our clients’ needs and to measure their satisfaction. We also continue to develop new processes and technological solutions to improve our customer service. This is a key component of our strategy to continuously create value. We believe these value creating products and services have allowed us to reach the highest NPS in our history, a 24% increase in the overall rate in the twelve months ended June 30, 2021, driven primarily by improvements in our retail and wholesale segments (as further described above). Our NPS score has also improved in comparison with our peers. In fact, according to an Ipsos benchmark survey commissioned by us, we are the bank with the highest NPS improvement among our peers in the period analyzed (March 2021 to April 2021). We plan to continue leveraging our customer centricity and digital platform offerings in order to continue to improve our NPS.
3.	Simple and digital: the third pillar is to be simple and digital, not only in the way we interact with our clients but also in our internal processes.

Simplification is a key element of our strategy to drive customer satisfaction and efficiency. We are working to increase our customers’ use of online and mobile banking by offering them better technological solutions. Our senior management is focused on implementing technological solutions that will allow us to identify means of improving our overall profitability and to optimize our cost structure.

Digital banking is essential to boosting our retail banking segment and further improving our efficiency and profitability. Delivering a digital experience that allows us to offer a simple and convenient experience adapted to the needs of our clients is key, as the strong trend towards digital channels and transactions continues.

As a result, we have been able to reduce the number of duplicative systems and to develop more than 200 Application Programming Interfaces, or APIs.

As part of our simplification efforts, we have (i) increased monitoring of failed customer interactions and (ii) increased the usage of artificial intelligence programs for automating internal processes. We expect these efforts to provide efficiencies in the short to medium term.

4.	Innovative organization and culture: the fourth pillar is about building an innovative organization and culture that is fit for the direction and challenges ahead. We are moving away from a traditional hierarchical structure to a new and modern organization in which we expect to structure our teams in multidisciplinary working communities to generate a more agile and efficient working model. These communities are based on continuous interactions with our clients, in order to create an ongoing feedback process that leads to a better product offering, captures value in the short term and allows us to adjust products and functionalities to meet the evolving needs of our customers. As of the date of this prospectus supplement, we have already implemented the first nine of such communities with more than 200 people working under this new organizational model. By 2022, we expect to have more than 2,000 people working under this model, completely transforming the way our teams work together, especially in our commercial, products and IT departments.

On talent attraction, we have partnered with The Pontifical Catholic University of Chile (Pontificia Universidad Católica de Chile) to develop a finance laboratory as a magnet for students interested in finance. In addition, we have also launched the Itaú Tech Talent initiative where we set out challenges to attract and select the best talent. We are also committed to promoting diversity and gender equality. We have taken concrete steps, such as making sure that at least one female candidate is considered for every manager level position, as well as ensuring that employees on maternity leave are paid full bonuses. Finally, we have launched our “Itaú is orange and also of all colors” campaign, which aims to promote LGBTIQ+ inclusion.

On the training side, we have partnered with Udemy and launched an internal training platform, called Iox, which provides over 15,000 training courses. Finally, our remote first working model and flexible dress code provide flexibility and a less formal working environment that is very well liked by our employees.

5.	Sustainable results: the fifth pillar is sustainability of our results. We embrace the ESG criteria in our different operations and businesses, responding to the needs of our society in order to have a green post-pandemic recovery. Sustainable results in responsible banking are at the core of what we do. We believe that maintaining good governance, taking care of the environment, and being positively engaged with our employees, society in general, and the communities that we are a part of are essential. Our ESG efforts have been recognized by, among others (i) the Sustainable Leaders Agenda, or ALAS awards earned by our asset management department, which in 2020 placed first in each of the three categories they were nominated: Leading Institution in Responsible Investments, Leader in Research in Sustainability and Leader in Corporate Governance; (ii) our presence in the Dow Jones Sustainability Index; and (iii) our certification as a member of FTSE4GOOD, a series of ethical investment stock market indices launched in 2001 by the FTSE Group. Furthermore, in July 2021, we launched an ESG ETF, as part of our diversified offer to our clients. On the loan side, 16.3% of our wholesale loan portfolio is composed of loans that comply with the sustainability criteria established by the United Nations and we expect to continue to increase that number.

These are the steps towards achieving our digital transformation plan and bringing us to the forefront of banking in the region. We believe that the union of the initiatives described above will allow us to deliver sustainable and recurring results for our shareholders and investors, because as Our Way says: we act and think like owners.

The Capital Increase

On July 13, 2021, our shareholders approved an increase in our authorized capital through the issuance of up to 461,111,111,111 additional common shares. If fully subscribed in the Statutory Preemptive Rights Offering and Subsequent Statutory Preemptive Rights Offering described below (hereinafter referred to, collectively, as the “rights offerings”), 461,111,111,111 new common shares would be placed for Ch$1.80 per share (US$3.44 per ADS) for a total of up to Ch$830,000,000,000, or approximately US$1,058,228,041.77, at our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021.

As of June 30, 2021, based on our Unaudited IFRS Financial Statements, our subscribed and fully paid capital was Ch$1,862,826,231,184 (equivalent to approximately US$2,375,054,162 based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) consisting of 512,406,760,091 common shares. Following the capital increase, our subscribed and fully paid capital is expected to be approximately Ch$2,692,826,231,184 (equivalent to approximately US$3,433,282,204) consisting of 973,517,871,202 common shares. The newly authorized common shares issued in the capital increase will have the same rights as our outstanding common shares. However, only those Subscribing Holders or assignees thereof and Subscribing ADS Rights Holders may have the right to participate in the Subsequent Statutory Preemptive Rights Offering and to exercise Additional Share Rights and/or Additional ADS Rights.

Under Chilean law, existing shareholders have preemptive rights to subscribe for additional common shares issued in a capital increase pro rata in proportion to their interest in us. A Statutory Preemptive Rights Offering must be made to shareholders registered in our Shareholders Registry as of 11:59 p.m. on the fifth business day prior to the commencement of the Statutory Preemptive Rights Offering, and such offer must continue for a 30-calendar-day period starting on the date of the publication by us of a notice in “La Tercera” with national coverage in Chile of the commencement of the Statutory Preemptive Rights Offering period with respect to the newly issued common shares.

We will distribute to our shareholders transferable Preemptive Share Rights to subscribe for the newly authorized common shares, pro rata in proportion to their shareholdings at the Preemptive Share Rights record date. The Preemptive Share Rights may be exercised during the 30-calendar-day Statutory Preemptive Rights Offering period in Chile. We will also arrange with the ADS Depositary to distribute to ADS holders transferable Preemptive ADS Rights to subscribe for new ADSs representing newly authorized common shares, pro rata in proportion to their ADS holdings at the ADS record date, which may be exercised during the 22-calendar-day Preemptive ADS Rights Offering period in the U.S..

We are offering up to 461,111,111,111 common shares, including common shares represented by ADS, in the rights offerings to holders of our common shares and to the holders of the ADSs representing our common shares. We have voluntarily elected to register the rights offerings with the SEC, in order to enable U.S. holders of our common shares and holders of ADSs to participate in the Preemptive ADS Rights Offering.

To the extent that there are any Unsubscribed Shares, a Subscribing Holder will be entitled to receive Additional Share Rights to subscribe a proportionate share of the Unsubscribed Shares, based on the number of new common shares that the Subscribing Holder subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering.

To the extent there remain Unsubscribed Shares after the Subsequent Statutory Preemptive Rights Offering, those shares can be freely offered to shareholders and/or third parties from time to time and in amounts to be set forth by the Board of Directors; provided, however, that (i) during the 30 days after the end of the Statutory Preemptive Rights Offering the offer of common shares to third parties cannot be made on terms and conditions more favorable than those in effect for the Statutory Preemptive Rights Offering, and (ii) after such 30-day period, the offer of common shares to third parties cannot be made on terms and conditions different than those in effect for the Statutory Preemptive Rights Offering unless made on the Chilean Stock Exchanges.

Our controlling shareholder, Itaú Unibanco Holding, has stated its intention to subscribe for its pro rata share in the Statutory Preemptive Rights Offering. If Itaú Unibanco Holding exercises its Statutory Preemptive Rights in full, it will subscribe for a total of 180,848,580,767 common shares, consistent with its ownership interest in us of 39.22%. In addition, Itaú Unibanco Holding has obtained authorization from the CMF to acquire additional common shares in the capital increase in excess of its pro rata share ownership in us. However, as of the date of this prospectus supplement, we do not know how many common shares may be left over after the Statutory Preemptive Rights Offering or how many Unsubscribed Shares, if any, Itaú Unibanco Holding would subscribe for in or after the Subsequent Statutory Preemptive Rights Offering. Therefore, we cannot predict if Itaú Unibanco Holding’s ownership interest in us will be greater than 39.22% after the rights offerings or placement of the Unsubscribed Shares after the rights offerings.

SUMMARY OF THE RIGHTS OFFERINGS

This summary highlights certain information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to purchase our securities. We urge you to read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections, along with our consolidated financial statements and the notes to those financial statements.

Rights Offerings

Preemptive ADS Rights Offering

Preemptive ADS Rights Offering

Each ADS held of record at 5:00 p.m. (New York City time) on October 4, 2021 (as reflected in the depositary’s books and records) entitles its holder to approximately 0.899892716148 Preemptive ADS Rights. The right to subscribe for new ADSs will be represented by transferable Preemptive ADS Rights. We will not distribute any fractional Preemptive ADS Rights. All entitlements to Preemptive ADS Rights will be reduced to the next lower integral number of Preemptive ADS Rights without compensation. One full preemptive ADS right entitles its holder to subscribe for one new ADS at the ADS Subscription Price.

We only will accept subscriptions for whole new ADSs. The ADS Depositary, The Bank of New York Mellon, will also act as the ADS Rights Agent. See “Rights Offerings—Preemptive ADS Rights Offering and the Additional ADS Rights—ADS Rights Agent.”

The ADS Rights Agent may convert currency itself, through any of its affiliates, or Itaú Corpbanca, or the ADS Rights Agent’s Chilean custodian (the “Custodian”) may convert currency and pay Chilean pesos to the ADS Rights Agent. Where the ADS Rights Agent converts currency itself or through any of its affiliates, the ADS Rights Agent acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the ADS Rights Agent Agreement and the rate that the ADS Rights Agent or its affiliate receives when buying or selling foreign currency for its own account. The ADS Rights Agent makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the ADS Rights Agent Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Preemptive ADS Rights holders, subject to the ADS Rights Agent’s obligations under the ADS Rights Agent Agreement to act without gross negligence or willful misconduct. The methodology used to determine exchange rates used in currency conversions made by the ADS Rights Agent is available upon request directed to the ADS Rights Agent. Where the Custodian converts currency, the Custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to Preemptive ADS Rights holders, and the ADS Rights Agent makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate.

Listing of Preemptive ADS Rights	The Preemptive ADS Rights are expected to be admitted for trading on the NYSE, subject to the Preemptive ADS Rights being “in-the-money” at the commencement of trading.
NYSE trading symbol of Preemptive ADS Rights	ITCB RT
CUSIP of Preemptive ADS Rights	45033E113
Transferability	Preemptive ADS Rights are transferable. Trading in the Preemptive ADS Rights on the NYSE is expected to commence on October 5, 2021 and continue until October 21, 2021.
ADSs “ex-rights” date	If you purchase ADSs on or after October 1, 2021, you will not receive Preemptive ADS Rights in respect of those ADSs.
Preemptive ADS Rights exercise period	From October 5, 2021 through 5:00 p.m. (New York City time) to October 26, 2021, referred to as the ADS Rights Expiration Time.

If you hold your ADSs in a securities account with a broker or other securities intermediary, you will receive your Preemptive ADS Rights in that securities account and, to exercise such Preemptive ADS Rights, you will need to make arrangements with your broker or other securities intermediary to exercise the Preemptive ADS Rights and pay the applicable ADS Deposit Amount.

ADS Subscription Price; ADS Deposit Amount

The ADS Subscription Price is equal to the U.S. dollar equivalent of Ch$2,700, which is 1,500 times the share subscription price. We estimate the ADS Subscription Price will be US$3.44 per ADS, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021. Since the ADS Subscription Price will not be known at the time the Preemptive ADS Rights are exercised, the final applicable ADS Subscription Price will be determined based on the exchange rate assigned by the ADS Rights Agent, on or about October 28, 2021 (in the case of Preemptive ADS Rights) and on or about November 12, 2021 (in the case of Additional ADS Rights).

Holders of Preemptive ADS Rights that wish to subscribe must deposit the amount of US$3.79, or the ADS Deposit Amount, for each new ADS subscribed for. The ADS Deposit Amount is the estimated ADS Subscription Price plus 10% of such amount to cover (i) currency rate fluctuations to the date on which the ADS Rights Agent converts the Chilean pesos subscription price in connection with the exercise of the Preemptive Share Rights underlying the Preemptive ADS Rights or the exercise of Additional Share Rights underlying the Additional ADS Rights, as the case may be and (ii) the fee of the ADS Depositary of US$0.05 per new ADS. See “Risk Factors—Risks Relating to the Rights Offering—ADS holders will be subject to exchange rate and other risks if they participate in this rights offering” for a description of risks relating to the exchange rate of the ADS Subscription Price.

Unexercised Preemptive ADS Rights

Preemptive ADS Rights that are not exercised by 5:00 p.m. (New York City time) on October 26, 2021 will expire and have no further rights to purchase ADSs. To the extent any Preemptive ADS Rights expire unexercised, the ADS Depositary will attempt to sell the Preemptive Share Rights underlying the unexercised Preemptive ADS Rights on the Chilean Stock Exchanges and will, to the extent successful, convert the proceeds into U.S. dollars, and the ADS Rights Agent will distribute the net sales proceeds after deduction of applicable fees of up to US$0.05 per unexercised Preemptive ADS Right held at the ADS Rights Expiration Time and any applicable withholding in respect of taxes to the holders of unexercised Preemptive ADS Rights. If the Preemptive Share Rights underlying such unexercised Preemptive ADS Rights cannot be sold, they will expire without value and the corresponding Preemptive ADS Rights will have no further value.

Additional ADS Rights

Subscribing ADS Rights Holders may, at the same time as they exercise their Preemptive ADS Rights in full in the Preemptive ADS Rights Offering, offer to subscribe for Additional ADS Rights but not more than their respective initial entitlement amounts of ADSs. To the extent that Additional Share Rights are made available after the Statutory Preemptive Rights Offering, the ADS Rights Agent will allocate additional new ADSs to the Subscribing ADS Rights Holders that exercised the Additional ADS Rights, based on the number of new common shares underlying the new ADSs that the Subscribing ADS Rights Holder subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering. Subscribing ADS Rights Holders that wish to exercise the Additional ADS Rights must do so at the time they exercise their Preemptive ADS Rights, and must indicate with their subscription the maximum amount of additional new ADSs they seek to subscribe and must pay the full ADS Deposit Amount as described above with respect to such amount of additional new ADSs. Because the full amount of Unsubscribed Shares will not be known prior to the ADS Rights Expiration Time, Subscribing ADS Rights Holders may receive fewer additional new ADSs than they requested based on the pro rata allocation of the Unsubscribed Shares described above.

The ADS Rights Agent will return any surplus ADS Deposit Amount to the Subscribing ADS Rights Holder as promptly as practicable following the Subsequent Statutory Preemptive Rights Offering. The amount of any such surplus amount to be returned may be a result of fewer additional new ADSs being issued in connection with Unsubscribed Shares following the allocations in the Subsequent Statutory Preemptive Rights Offering or from exchange rate fluctuations relating to the determination of the final applicable ADS Subscription Price as described above, which may not be the same as the ADS Subscription Price determined with respect to the Preemptive ADS Rights.

We will only accept subscriptions for whole numbers of new ADSs.

The ADS Depositary, The Bank of New York Mellon, will also act as the ADS Rights Agent. See “Rights Offerings—Preemptive ADS Rights Offering and the Additional ADS Rights—ADS Rights Agent.”

Additional ADS Rights are not transferable nor exchangeable.

New ADSs	The new ADSs issued pursuant to the Preemptive ADS Rights Offering will represent common shares that rank equally in all respects with the common shares represented by existing ADSs.
Delivery of ADSs	New ADSs will be made available to subscribing holders as soon as practicable after receipt by the ADS Depositary (or its agents) of the new common shares subscribed from us.
No exchange privileges	You may not exchange Preemptive ADS Rights for Preemptive Share Rights or vice versa.
Listing of ADSs	The ADSs will be listed for trading on the NYSE.
NYSE trading symbol of ADSs	ITCB
ADS Rights Agent/ADS Depositary	The Bank of New York Mellon
Timetable for the Preemptive ADS Rights Offering	Below is the anticipated timetable for the Preemptive ADS Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

Action	Estimated date
Notice is sent by The Bank of New York Mellon to the NYSE announcing the rights offering	On or before September 24, 2021
Trading of Preemptive ADS Rights on the NYSE commences on a “when-issued” basis	September 30, 2021
ADSs trade “ex-rights” on the NYSE	October 1, 2021
ADS record date—5:00 p.m. (New York City time)	October 4, 2021
Commencement date of Preemptive ADS Rights Offering	October 5, 2021
Distribution of preemptive ADS Rights	On or about October 5, 2021
Preemptive ADS Rights commence trading “regular way” on the NYSE	October 5, 2021
Closing date of trading in Preemptive ADS Rights on the NYSE	October 21, 2021
Preemptive ADS Rights Offering expiration date—5:00 p.m. (New York City time)	October 26, 2021
ADS Rights Agent pays aggregate ADS Subscription Price for new ADSs subscribed upon exercise of Preemptive ADS Rights to the Company	On or about November 2, 2021

Statutory Preemptive Rights Offering
Statutory Preemptive Rights Offering

Holders of our common shares will receive approximately 0.899892716148 transferable Preemptive Share Rights for each common share held of record as of 11:59 p.m. (Santiago, Chile time) on September 28, 2021. One full Preemptive Share Right is required to subscribe for one new common share.

We will accept subscriptions for whole common shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Preemptive Share Rights will lose the value of any rights held by them in excess of the highest multiple of Preemptive Share Rights that will entitle them to whole new common shares, unless they sell such fractional Preemptive Share Rights. Holders of Preemptive Share Rights must pay the share subscription price for the full amount of new common shares for which they are subscribing at the date of execution of the share subscription agreement.

Our shareholders, at the meeting that approved the capital increase, authorized our Board of Directors to amend or not conduct the Subsequent Statutory Preemptive Rights Offering.

Transferability

Any holder of Preemptive Share Rights may transfer such rights. Preemptive Share Rights will be eligible to trade on the Chilean Stock Exchanges. Trading in Preemptive Share Rights on the Chilean Stock Exchanges is expected to commence on October 4, 2021 and continue until October 29, 2021 but will not be eligible to trade on any securities exchange in the United States.

Exchange privileges	You may not exchange Preemptive Share Rights for Preemptive ADS Rights.
Preemptive Share Rights exercise period

From October 4, 2021 through 11:59 p.m. (Santiago, Chile time) on November 2, 2021, referred to as the Preemptive Share Rights expiration date. Upon exercise, you must deliver to DCV Registros S.A. (“DCV Registros”) full payment of the share subscription price, an exercise notice and a signed share subscription agreement. You may exercise your right at any time during this 30-day period until 11:59 p.m. (Santiago, Chile time) on November 2, 2021, or your Preemptive Share Rights will lapse and you will have no further rights. Deposit in the mail will not constitute delivery to us. The exercise of Preemptive Share Rights is irrevocable and may not be cancelled or modified.

Share subscription price

Ch$1.80 per new share (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021). You must pay the share subscription price in cash in Chilean pesos, upon exercise.

Registration of new common shares

We will register new common shares issued upon exercise of Preemptive Share Rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new common shares will be issued upon request.

Unsubscribed shares

Common shares not subscribed in the Statutory Preemptive Rights Offering will be offered in the Subsequent Statutory Preemptive Rights Offering described below under “Subsequent Statutory Preemptive Rights Offering.”

Timetable for the Statutory Preemptive Rights Offering	Below is the anticipated timetable for the Statutory Preemptive Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

Action	Estimated date
Publication of notice and letter to shareholders in Chile of Statutory Preemptive Rights Offering	September 27, 2021
Preemptive Share Rights record date (Statutory Preemptive Rights Offering)	September 28, 2021
Publication of notice to shareholders in Chile announcing the launch of Statutory Preemptive Rights Offering	October 4, 2021
Commencement date of Statutory Preemptive Rights Offering	October 4, 2021
Trading of Preemptive Share Rights on the Chilean Stock Exchanges commences	October 4, 2021
Closing date of trading in Preemptive Share Rights on Chilean Stock Exchanges	October 29, 2021
Preemptive Share Rights expiration date—11:59 p.m. (Santiago, Chile time)	November 2, 2021

Press release made available on our website reporting results of Statutory Preemptive Rights Offering and number of common shares and ADSs available for Subsequent Statutory Preemptive Rights Offering and the Additional ADS Rights.

November 4, 2021

Subsequent Statutory Preemptive Rights Offering

Holders of our common shares or transferees who exercise in full their right to subscribe for our common shares in the Statutory Preemptive Rights Offering will be entitled to receive transferable Additional Share Rights to subscribe for new common shares representing a proportionate share of common shares remaining unsubscribed after completion of the Statutory Preemptive Rights Offering, based on the number of new common shares that you subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including common shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering. One full Additional Share Right is required to subscribe for one new share at the subscription price of Ch$1.80 (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) per new share, the same subscription price as in the Statutory Preemptive Rights Offering payable in cash in Chilean pesos.

We will accept subscriptions for whole common shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of common shares and holders of Additional Share Rights will lose the value of any Additional Share Rights held by them in excess of the highest multiple of Additional Share Rights that will entitle them to whole new common shares, unless they sell such fractional Additional Share Rights. Holders of Additional Share Rights must pay the share subscription price for the full amount of new common shares for which they are subscribing at the date of execution of the share subscription agreement.

Transferability

Any holder of Additional Share Rights may transfer such rights. Additional Share Rights are expected to be eligible to trade on the Chilean Stock Exchanges. Trading in Additional Share Rights on the Chilean Stock Exchanges is expected to commence on November 11, 2021 and continue until November 15, 2021, but will not be eligible to trade on any securities exchange in the United States.

Exchange privileges	You may not exchange Additional Share Rights for Additional ADS Rights.
Additional Share Rights exercise period

From November 11, 2021 through 11:59 p.m. (Santiago, Chile time) on November 16, 2021, referred to as the Additional Share Rights expiration date. Upon exercise, you must deliver to DCV Registros full payment of the share subscription price, an exercise notice and a signed share subscription agreement. You may exercise your right at any time during this six-day period until 11:59 p.m. (Santiago, Chile time) on November 16, 2021, or your Additional Share Rights will lapse and you will have no further rights. Deposit in the mail will not constitute delivery to us. The exercise of Additional Share Rights is irrevocable and may not be cancelled or modified.

Share subscription price

Ch$1.80 (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) per new share. You must pay the share subscription price in cash in Chilean pesos, upon exercise.

Registration of new common shares

We will register new common shares issued upon exercise of Additional Share Rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new common shares will be issued upon request.

Timetable for the Subsequent Statutory Preemptive Rights Offering	Below is the anticipated timetable for the Subsequent Statutory Preemptive Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

Action	Estimated date
Announcement to shareholders and ADS holders and Itaú Corpbanca notice to the ADS Rights Agent of distribution ratios for Additional Share Rights and Additional ADS Rights	November 5, 2021
Letter to shareholders in Chile of Subsequent Statutory Preemptive Rights Offering	November 5, 2021
Publication of notice to shareholders in Chile announcing the launch of Subsequent Statutory Preemptive Rights Offering	November 5, 2021
Commencement date of Subsequent Statutory Preemptive Rights Offering	November 11, 2021
Trading of Additional Share Rights on the Chilean Stock Exchanges commences	November 11, 2021
Closing date of trading of Additional Share Rights on the Chilean Stock Exchanges	November 15, 2021
Additional Share Rights expiration date— 11:59 p.m. (Santiago, Chile time)	November 16, 2021
ADS Rights Agent pays aggregate ADS Subscription Price for new ADSs subscribed upon exercise of Additional ADS Rights	On or about November 16, 2021
Distribution by ADS Rights Agent and DTC of new ADSs in settlement of Preemptive ADS Rights Offering and Additional ADS Rights Offering	As promptly as practicable after the new common shares purchased pursuant to Additional ADS Rights are deposited with the ADS Depositary’s Chilean custodian.

Other Matters

Further offerings of common shares not subscribed

To the extent there remain Unsubscribed Shares after the Subsequent Statutory Preemptive Rights Offering, those common shares can be freely offered to shareholders and/or third parties from time to time and in amounts to be set forth by the Board of Directors; provided, however, that (i) during the 30 days after the end of the Statutory Preemptive Rights Offering the offer of common shares to third parties cannot be made on terms and conditions more favorable than those in effect for the Statutory Preemptive Rights Offering, and (ii) after such 30-day period, the offer of common shares to third parties cannot be made on terms and conditions different than those in effect for the Statutory Preemptive Rights Offering unless made on the Chilean Stock Exchanges.

Dealer managers, placement agents and underwriters

We have entered into a dealer manager, placement facilitation and underwriting agreement with Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC, Banco BTG Pactual S.A. — Cayman Branch, and Larraín Vial S.A. Corredora de Bolsa, together with any of their respective affiliates as representatives of the dealer managers, placement agents and underwriters. The dealer managers will provide marketing and solicitation services in connection with the rights offerings. Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement, we may enter into a placement facilitation supplement pursuant to which the dealer managers may also act as placement agents with respect to any common shares that are not subscribed for in the rights offerings. Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement, we may enter into an underwriting agreement supplement pursuant to which we will agree to sell to the underwriters, and each underwriter will severally and not jointly agree to purchase, at a price to be determined, ADSs representing up to the number of common shares that are not subscribed for in the rights offerings. The underwriters will not be obligated to purchase any common shares or ADSs from us on a firm commitment basis unless we and the underwriters determine to enter into such underwriting agreement supplement. In addition, the investment banking institutions named on the cover of this prospectus supplement are not acting as underwriters in connection with the rights offering. See “Dealer Managers, Placement Agents and Underwriters.”

Lock-up agreements

We, our officers, certain of our directors and certain of our principal shareholders (not including CorpGroup or its affiliated entities) have agreed that we will not during the period beginning from the date of the dealer manager, placement facilitation and underwriting agreement and continuing to and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC, Banco BTG Pactual S.A. — Cayman Branch and Larraín Vial S.A. Corredora de Bolsa, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or dispose of any shares of our common shares or any substantially similar securities, subject to certain exceptions as described under “Dealer Managers, Placement Agents and Underwriters.”

Risk factors	See “Risk Factors” beginning on page S-28 for a discussion of certain factors relating to us, our business and investments in our common shares or the ADSs.
Obtaining information	D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) and (888)887-0082 (shareholders).

OUR COMPANY

We are a publicly traded company organized under the laws of Chile, and licensed by the CMF to operate as a commercial bank. In addition to our presence in Chile, we also have operations in Colombia and Panama, a branch in New York City, United States and a representation office in Lima, Peru.

We are the resulting entity from the merger of two leading banks in Chile: Corpbanca, the oldest private bank in Chile and the legal surviving entity, and Banco Itaú Chile, a wholly-owned subsidiary of Itaú Unibanco Holding, and the sole controlling shareholder of Itaú Corpbanca, since the Merger. We provide a broad range of wholesale and retail banking services to our customers in Chile and Colombia. In addition, we provide financial advisory services, asset management, insurance brokerage and securities brokerage services through our subsidiaries, and banking services through our New York Branch. For more information on our services offerings, see “Item 4. Information on the Company—B. Business Overview—Principal Business Activities” of the 2020 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are one of Chile’s largest private financial institutions, ranking fifth in the Chilean banking industry with a market share by loans of 9.8% in Chile as of June 30, 2021, according to the CMF. In addition, according to the Colombian Financial Superintendency, Itaú Corpbanca Colombia was the ninth-largest bank in Colombia in terms of total assets, the eighth-largest bank in Colombia in terms of total loans and the eleventh-largest bank in Colombia, in terms of total deposits as reported under local regulatory and accounting principles, as of the same date. We operate 188 branch offices in Chile, 107 branches in Colombia, one branch in New York, one branch in Panama and one office in Peru.

As of June 30, 2021, based on our Unaudited IFRS Financial Statements, we had total assets of Ch$34,292.7 billion (US$47,853.7 million), including total loans of Ch$22,017.1 billion (US$30,081.7 million); total liabilities of Ch$31,914.7 billion (US$43,604.7 million), including time deposits and other time liabilities of Ch$10,269.8 billion (US$14,031.5 million); and shareholders’ equity of Ch$2,309.6 billion (US$3,155.5 million). Our annualized return on average shareholders’ equity was 14.5% as of June 30, 2021, based on our Unaudited IFRS Financial Statements. For the six months ended June 30, 2021, based on our Unaudited IFRS Financial Statements, we had net interest income of Ch$477.1 billion (US$651.9 million) and net income of Ch$168.2 billion (US$229.8 million).

Our risk management strategy has enabled us to maintain what we believe are stable solvency ratios and risk indicators, notwithstanding recent high levels of volatility in the financial markets. As of June 30, 2021, our regulatory capital to risk weighted assets ratio was 13.0% according to the rules issued by the CMF under the Basel I capital requirements standards in Chile, higher than the 10% minimum regulatory capital to risk weighted assets ratio imposed on us by the CMF. Our allowance for loan losses as of June 30, 2021, based on our Unaudited IFRS Financial Statements, was Ch$860.9 billion (excluding allowances for loan losses on loans and receivable to banks) and the risk index (or allowances for loan losses to total loans) was 3.9%, as of the same date.

We only have one class of common shares, without par value. As of June 30, 2021, we had 512,406,760,091 outstanding common shares. Our common shares are listed in Chile on the Chilean Stock Exchanges and trade under the ticker symbol “ITAUCORP.” The ADSs are listed on the NYSE and trade under the ticker symbol “ITCB.”

As of June 30, 2021, Itaú Unibanco Holding owned 39.22% of our outstanding common shares and CorpGroup beneficially owned 27.16% of our outstanding common shares.

History

We are the resulting entity from the merger of two leading banks in Chile: Corpbanca, the oldest private bank in Chile and the legal surviving entity, and Banco Itaú Chile, a wholly-owned subsidiary of Itaú Unibanco Holding, and the sole controlling shareholder of Itaú Corpbanca, since the Merger on April 1, 2016.

Our history has been extensive and full of challenges. We were incorporated as Banco de Concepción by Decree No. 180 of the Chilean Ministry of Finance on October 3, 1871, and legally began operations as a bank on

October 16 of the same year. Over the next 150 years, we went through a number of changes in control from private to government agency and back to private, and also through several mergers and acquisitions.

In 1971, Banco de Concepción was transferred to a government agency, Corporación de Fomento de la Producción (the Chilean Corporation for the Development of Production, or CORFO). Also in 1971, Banco de Concepción acquired Banco Francés e Italiano in Chile, which provided for the expansion of Banco de Concepción into Santiago. In 1972 and 1975, Banco de Concepción acquired Banco de Chillán and Banco de Valdivia, respectively. In November 1975, CORFO sold its shares of Banco de Concepción to private business persons, who took control in 1976. In 1980, the name of the bank was changed to Banco Concepción. In 1983, control of Banco Concepción was assumed by the Chilean Superintendency of Banks and Financial Institutions (which was replaced by the CMF). It remained under the control of the CMF through 1986, when it was acquired by Sociedad Nacional de Minería (the Chilean National Mining Society, or SONAMI). Under SONAMI’s control, Banco Concepción focused on providing financing to small- and medium-sized mining interests, increased its capital and sold a portion of its high-risk portfolio to the Central Bank of Chile.

Investors led by Mr. Alvaro Saieh Bendeck purchased a majority interest of Banco Concepción from SONAMI in 1996. Following the acquisition by Mr. Alvaro Saieh Bendeck in 1996, Banco Concepción changed the brand name to Corpbanca, hired a management team with substantial experience in the Chilean financial services industry and commenced a period of significant growth fueled by organic expansion and acquisitions. Our first significant transactions were the acquisition of the assets of the consumer loan division of Corfinsa and the finance company Financiera Condell S.A. in 1998. Both combined created Corpbanca’s Consumer Division, Banco Condell, focused on the middle-low income segment of the population in Chile.

With a view to its internationalization in November 2004, Corpbanca completed the listing process that enabled it to trade its ADSs on the New York Stock Exchange. Five years later, the New York Branch was opened as a support for 53 clients who saw their possibilities of financing in the United States expand. Two years later, Corpbanca opened its representative office in Spain, whose role is to inform and promote the bank with foreign companies and serve as a liaison with bank clients in Chile and Colombia.

In September 2006, Itaú financial group expanded into Chile, by entering into the acquisition of BankBoston (Chile), subject to closing conditions that were met in a few months. On February 28, 2007, BankBoston (Chile) was renamed Banco Itaú Chile, after the Superintendency of Banks and Financial Institutions (now the CMF) approved the acquisition.

In June 2012, former Corpbanca finalized the acquisition of Banco Santander Colombia S.A. (now Itaú Corpbanca Colombia). With this acquisition, we became the first Chilean bank to have a banking subsidiary outside the country. In 2013, we acquired Helm Bank S.A., and the following year, merged it with and into Itaú Corpbanca Colombia, maintaining the networks of branches separately: Itaú Corpbanca Colombia and Helm.

Becoming a large bank with a regional presence prompted our former controlling shareholder to enter, on January 29, 2014, into a merger agreement with Itaú Unibanco Holding and Banco Itaú Chile. In June 2015, the Extraordinary Shareholders Meetings of Corpbanca and Banco Itaú Chile agreed to the Merger, which was approved by the Superintendency of Banks and Financial Institutions in September of the same year. On April 1, 2016 the Merger was consummated and Banco Itaú Chile was merged with and into Corpbanca, renaming us as “Itaú Corpbanca.”

Immediately following the Merger, the corresponding subsidiaries of Banco Itaú Chile and Corpbanca continued to operate independently and their respective clients were served by their current executives. In January 2017, December 2017, and April 2018, respectively, each of our securities brokerages’ subsidiaries, our asset managers’ subsidiaries, and our insurance broker’s subsidiaries were also merged to consolidate these subsidiaries into one single company for each line of business.

In this way, the stories of Banco Itaú Chile and Corpbanca were merged into a single one, with Corpbanca contributing a long and successful business trajectory which has had a clear goal: offering clients a service of excellence while being faithful to what inspired its founders. On the other hand, Itaú Unibanco Holding, with more than 90 years of history in Brazil, contributed all its experience as the largest private bank in Latin America and one of the largest banks in the world measured in market capitalization, with a leading presence in the Brazilian market.

Our business model is the result of the combination of the local banks’ strengths and local knowledge, which will allow us to reach more clients, with an extended range of products and financial solutions.

By consolidating operations in Chile and Colombia, we became one of Chile’s largest private financial institutions, ranking fifth in the Chilean banking industry with a market share by loans of 9.8% in Chile as of June 30, 2021. In addition, according to the Colombian Financial Superintendency, Itaú Corpbanca Colombia was the ninth-largest bank in Colombia in terms of total assets, the eighth-largest bank in Colombia in terms of total loans and the eleventh-largest bank in Colombia, in terms of total deposits as reported under local regulatory and accounting principles, as of the same date. The Merger and combination of the strengths of both banks has translated into an expansion in products and services offerings for our clients, with a large branch platform in Chile. We operate 188 branch offices in Chile, one branch in New York, 107 branches in Colombia and one office in Panama.

As of the date of this prospectus supplement, Itaú Unibanco Holding beneficially owned 39.22% of our outstanding common shares and CorpGroup beneficially owned 27.16% of our outstanding common shares. Itaú Unibanco Holding and CorpGroup also entered into the Itaú CorpGroup Shareholders’ Agreement on April 1, 2016. Upon the consummation of the Merger, Itaú Unibanco Holding became the sole controlling shareholder of the merged bank.

As of the date of this prospectus supplement, CorpGroup filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). Such proceeding is not expected to have a material adverse effect on us.

For additional information regarding Itaú Corpbanca, see the documents listed under “Incorporation by Reference,” which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

We have set forth risk factors in the 2020 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby as well as other updates to certain of the risk factors in 2020 Form 20-F. We may include further risk factors in subsequent reports on Form 6-K or other filings with the SEC that may be incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to making any investment.

Risks Related to the Rights Offerings

Exchange controls and withholding taxes in Chile may limit repatriation of your investment.

Equity investments in Chile by persons who are not Chilean residents may be subject to exchange control regulations that govern the repatriation of investments and earnings.

Dividends received by holders of ADSs are paid net of foreign currency exchange fees and fees and expenses of the ADS Depositary and are subject to Chilean withholding tax, currently imposed at a rate of 35%, subject to credits in certain cases as described under “Taxation—Material Chilean Tax Consequences.” In order to facilitate capital movements from and into Chile and to encourage foreign investment, the Central Bank of Chile eliminated many foreign exchange restrictions and adopted the Compendium of Foreign Exchange Regulations (Compendio de Normas de Cambios Internacionales) effective April 19, 2001.

We cannot assure you that additional Chilean restrictions applicable to the holders of ADSs, the disposition of the common shares underlying the ADSs or the repatriation of the proceeds from such disposition or the payment of dividends will not be imposed in the future, nor can we advise as to the duration or impact of such restrictions, if imposed. If for any reason, including changes in the Compendium of Foreign Exchange Regulations or Chilean law, the depositary is not able to convert Chilean pesos to U.S. dollars, investors would receive dividends or other distributions, if any, in Chilean pesos.

Our controlling shareholder is able to exercise significant control over us which could result in conflicts of interest.

Itaú Unibanco Holding is our sole controlling shareholder. As of June 30, 2021, Itaú Unibanco Holding beneficially owned 39.22% of our voting common shares. In addition, (i) Itaú Unibanco Holding and (ii) Inversiones Gasa Limitada, CorpGroup Holding Inversiones Limitada, CorpGroup, Compañía Inmobiliaria y de Inversiones Saga SpA and CorpGroup Interhold SpA have signed a shareholders’ agreement to determine certain aspects related to corporate governance, dividend policy, transfer of common shares, liquidity and other matters (the “Itaú CorpGroup Shareholders’ Agreement”). Itaú Unibanco Holding and CorpGroup are in position to elect 11 of the 13 members of our board of directors. The Itaú CorpGroup Shareholders’ Agreement provides that the directors appointed by Itaú Unibanco Holding and CorpGroup will vote, to the extent permitted by applicable law, in a block and in accordance with the recommendation of Itaú Unibanco Holding, subject to certain exceptions. Accordingly, Itaú Unibanco Holding is able to control the actions taken by our board of directors on most matters, which could result in conflicts of interest.

Our shareholder, CorpGroup, is currently under a Chapter 11 bankruptcy proceeding in Delaware and neither it nor its affiliates will enter into a lock-up agreement with the dealer managers in respect of the common shares they own of us and will thus not be subject to the same restrictions on sales of our common shares as our other principal shareholders.

We, our officers, certain of our directors and certain of our principal shareholders (not including CorpGroup or its affiliated entities) have agreed that we will not from the date of the prospectus supplement to and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the dealer managers, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or dispose of any shares of our common shares or any substantially similar securities, subject to certain exceptions as described under “Dealer Managers, Placement Agents and Underwriters.”

On June 25, 2021, as described above, CorpGroup filed a voluntary petition in the Bankruptcy Court seeking relief under Chapter 11 of Title 11 of the Bankruptcy Code. While this bankruptcy proceeding is ongoing, any action taken or proposed to be taken by CorpGroup as a debtor in bankruptcy is subject to the Bankruptcy Court’s oversight, including any sales of CorpGroup’s securities or transfer restrictions on the same, including potential need to await CorpGroup’s reorganization plan and approval by its shareholders, creditors and the Bankruptcy Court. All of the foregoing is uncertain and could take considerable time or not be attainable at all.

We cannot control the terms of CorpGroup’s reorganization plan, the views of its shareholders or creditors or any decision of the Bankruptcy Court with respect to the bankruptcy proceedings with respect of any of CorpGroup’s share ownership, including their share ownership in us and the impact of any of the foregoing on the value of our common shares. As a result of the foregoing, CorpGroup will not be subject to the same restrictions as our other principal shareholders, and it could as a result determine to sell all or a portion of its common shares subject to the outcome of the bankruptcy proceedings described above, including any common shares it may acquire in the Statutory Preemptive Rights Offering, which could adversely affect the current trading value of our common shares depending on market conditions at such time.

Foreign exchange risks may adversely affect our results and the U.S. dollar value of dividends payable to ADS holders.

Trading of our common shares underlying the ADSs is conducted in Chilean pesos. The ADS Depositary will receive cash distributions that we make with respect to the common shares underlying the ADSs in Chilean pesos. The depositary will convert such Chilean pesos to U.S. dollars at the then-prevailing exchange rate to make dividend and other distribution payments in respect of ADSs. If the Chilean peso depreciates against the U.S. dollar, the value of the ADSs and any U.S. dollar distributions ADS holders receive will decrease. For further disclosure please refer to “Item 10. Additional Information—D. Exchange Controls,” in the 2020 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

There can be no assurance that further Central Bank of Chile regulations or legislative changes to the current foreign exchange control regime in Chile will not restrict or prevent foreign investors from purchasing or remitting U.S. dollars, or that further restrictions applicable to foreign investors which affect their ability to remit the capital, dividends or other benefits in connection with the common shares of stock will not be imposed by the Central Bank of Chile in the future, nor can there be any assessment to the duration or impact of such restrictions, if imposed.

If you do not participate in this offering you may suffer very significant dilution.

Holders of our common shares or ADSs who receive Preemptive Share Rights or Preemptive ADS Rights and who do not exercise their rights or who do not otherwise sell their rights will be deemed to have forfeited their rights to participate in the rights offerings. Holders of common shares or ADSs that do not exercise their rights in the rights offerings will have their equity interest in, and voting rights with respect to, us very significantly diluted by the new common shares and new ADSs issued in connection with the rights offering, which would if subscribed in full represent approximately 89.99% of our currently outstanding common shares.

Preemptive ADS Rights, Preemptive Share Rights, Additional Share Rights and Additional ADS Rights that are not exercised prior to the end of the applicable subscription period will expire, and the Preemptive Share Rights and Additional Share Rights will not have any value and the Preemptive ADS Rights and the Additional ADS Rights may not have any value.

The Preemptive ADS Rights subscription period will begin on October 5, 2021 and expire at 5:00 p.m. (New York City time) on October 26, 2021. The Preemptive Share Rights subscription period will begin on October 4, 2021 and expire at 11:59 p.m. (Santiago, Chile time) on November 2, 2021. The Additional Share Rights subscription period is expected to begin on November 11, 2021 and is expected to expire at 11:59 p.m. (Santiago, Chile time) on

November 16, 2021. Any Preemptive Share Rights or Additional Share Rights that are unexercised at the end of the applicable subscription period will expire valueless without any compensation. With respect to Preemptive ADS Rights that are unexercised at the end of the applicable subscription periods, the ADS Depositary will attempt to sell in Chile the Preemptive Share Rights underlying the Preemptive ADS Rights that expire unexercised and the ADS Rights Agent will distribute the net sales proceeds, if any, after deduction of the applicable fees and applicable withholding in respect of taxes to the non-exercising holders of the Preemptive ADS Rights on a pro rata basis. If the Preemptive Share Rights underlying such unexercised Preemptive ADS Rights cannot be sold, they will be allowed to expire unexercised, and the Preemptive Share Rights and the corresponding Preemptive ADS Rights will have no further value.

The trading period for Preemptive ADS Rights is expected to be from October 5, 2021 to October 21, 2021 on the NYSE and for Preemptive Share Rights is expected to be from October 4, 2021 to October 29, 2021 on the Chilean Stock Exchanges. The trading period for Additional Share Rights is expected to be from November 11, 2021 to November 15, 2021 on the Chilean Stock Exchanges. It is possible that an active trading market in the Preemptive ADS Rights on the NYSE, or in the Preemptive Share Rights or Additional Share Rights on the Chilean Stock Exchanges, may not develop during the applicable rights trading period and that an over-the-counter trading market in the Preemptive ADS Rights, Preemptive Share Rights or Additional Share Rights may not develop. Even if an active market develops, the trading prices of the Preemptive ADS Rights, Preemptive Share Rights or Additional Share Rights may be volatile. In addition, ADS holders and shareholders in certain jurisdictions are not allowed to participate in the rights offerings. The rights held by such ineligible holders may be sold by them, which could cause the market prices of the rights to fall.

Future preemptive rights may be unavailable to ADS holders.

The Chilean Corporation Act Law No. 18,046, and applicable regulations require that whenever we issue new common shares for cash, we are required by law to grant preemptive rights to all holders of our shares (including to the depositary on behalf of holders of ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage. Although we have taken steps to offer shares to holders of ADSs in connection with the current rights offering, we might not offer shares to holders of ADSs pursuant to preemptive rights granted to our shareholders in connection with any future issuance of shares. We intend to evaluate at the time of any future rights offering the costs and potential liabilities associated with any such offering including with respect to the filing of a registration statement, as well as the indirect benefits to us of enabling holders of ADSs to exercise preemptive rights and any other factors that we consider appropriate at the time, and then make a decision as to whether to file such registration statement.

To the extent holders of ADSs are unable to exercise preemptive rights issued in the future, the ADS Depositary may, in accordance with the terms and conditions set forth in the Amended and Restated Deposit Agreement dated as of June 11, 2018 among Itaú Corpbanca, the ADS Depositary, and the holders and beneficial owners from time to time of American Depositary Shares issued thereunder (the “Deposit Agreement”), attempt to sell such holders’ preemptive rights and distribute the resulting net proceeds if a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. If such rights cannot be sold, they will expire and holders of ADSs will not realize any value from the grant of such preemptive rights. In any such case, such holder’s equity interest in our company would be diluted proportionately. See “Description of Common Shares—Preemptive Rights and Increases of Share Capital” and “Description of American Depositary Shares—Dividends and Other Distributions” in the accompanying prospectus. In connection with the current rights offerings, we have filed a registration statement of which this prospectus supplement and accompanying prospectus are a part, in order to enable holders of ADSs and holders of common shares located in the United States to participate in the rights offerings.

You may have fewer and less well-defined shareholders’ rights than with shares of a company in the United States.

Our corporate affairs are governed by our estatutos sociales, or Bylaws, and the laws of Chile. Under such laws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. Holders of ADSs are not entitled to attend shareholders’ meetings, and, if given the right to vote, they may only vote through the ADS Depositary.

Under Chilean law, a shareholder is required to be registered in our shareholders’ registry at 11:59 p.m. on the fifth business day prior to a shareholders’ meeting in order to vote at such meeting. A holder of ADSs will not be able to meet this requirement and accordingly is not entitled to vote at shareholders’ meetings because the common shares underlying the ADSs will be registered in the name of the ADS Depositary. While a holder of ADSs is entitled to instruct the ADS Depositary as to how to vote the common shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement, a holder of ADSs will not be able to vote its shares directly at a shareholders’ meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may be granted to a person designated by us to vote our shares underlying the ADSs if a holder of ADSs does not instruct the ADS Depositary with respect to voting.

Future sales of shares by our shareholders may adversely affect the price of our shares and the ADSs.

Future sales of substantial amounts of our common shares or the perception that such future sales may occur, may depress the price of our shares and the ADSs. It is possible that the price of our shares and the ADSs may not recover from any such decline in value.

You will not be able to rescind your subscription in the rights offerings.

Exercises of Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights are irrevocable, and you may not rescind your subscription. Moreover, the value of our shares and the ADSs may decrease significantly from the time the right is exercised until the issuance of the common shares and ADSs. It is possible that the subscription price paid may not accurately reflect the value of the common shares and ADSs delivered.

ADS holders will be subject to exchange rate and other risks if they participate in the rights offerings.

The ADS Subscription Price will be determined following the ADS Rights Expiration Time and will be 1,500 times the U.S. dollar equivalent of the fixed Chilean peso share subscription price.

You will bear the risk of exchange rate fluctuations between the U.S. dollar and the Chilean peso relating to the exercise of your ADS rights and, in addition to the ADS Subscription Price, you will have to pay an ADS issuance fee and financial transaction taxes, if any, in Chile.

The ADS Rights Agent will make the conversion from U.S. dollars into Chilean pesos at a rate determined by it at that time in order to pay the share subscription price for the underlying Preemptive Share Rights and Additional Share Rights underlying the Preemptive ADS Rights and Additional ADS Rights. If the deposited amount is insufficient to cover the actual ADS Subscription Price in Chilean pesos plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs you are subscribing for, you will have to pay the deficiency to the ADS Rights Agent. If you do not pay the deficiency, the ADS Rights Agent may reduce the amount of new ADSs subscribed or sell a portion of your new ADSs to cover the deficiency.

The ADS Rights Agent may convert currency itself, through Itaú Corpbanca or through any of its affiliates, or the Custodian may convert currency and pay U.S. dollars to the ADS Rights Agent. Where the ADS Rights Agent converts currency itself or through any of its affiliates, the ADS Rights Agent acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the ADS Rights Agent agreement and the rate that the ADS Rights Agent or its affiliate receives when buying or selling foreign currency for its own account. The ADS Rights Agent makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the ADS Rights Agent agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the ADS Rights Agent’s obligations under the ADS Rights Agent agreement to act without gross negligence or willful misconduct. The methodology used to determine exchange rates used in currency conversions made by the ADS Rights Agent is available upon request directed to the ADS Rights Agent. Where the Custodian converts currency, the Custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the ADS Rights Agent makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate.

You may not receive all of the additional ADSs you apply for pursuant to the Additional ADS Rights.

Subscribing ADS Rights Holders may, at the same time they exercise their Preemptive ADS Rights in full in the Preemptive ADS Rights Offering, offer to subscribe for Additional ADS Rights but not more than their respective initial entitlement amounts of ADSs. To the extent that Additional Share Rights are made available after the Statutory Preemptive Rights Offering, the ADS Rights Agent will allocate additional new ADSs to the Subscribing ADS Rights Holders that exercised the Additional ADS Rights, based on the number of new common shares underlying the new ADSs that the Subscribing ADS Rights Holder subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering. Because the full amount of Unsubscribed Shares will not be known prior to the ADS Rights Expiration Time, Subscribing ADS Rights Holders may receive fewer additional new ADSs than they requested based on the pro rata allocation of the Unsubscribed Shares described above. If an insufficient number of Additional Share Rights and Additional ADS Rights are available to fully satisfy all excess applications, the available Additional Share Rights and Additional ADS Rights will be distributed on a pro rata basis as described in “Rights Offering—Subsequent Statutory Preemptive Rights Offering.”

Lawsuits against us brought outside of the South American countries in which we operate, or complaints against us based on foreign legal concepts may be unsuccessful.

A majority of our assets are located outside of the United States. All of our directors and officers reside outside of the United States and most of their assets are located outside the United States as well. If any shareholder were to bring a lawsuit against our directors, officers or experts in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons or to enforce against them, in United States or Chilean courts, judgments obtained in the United States courts based upon the civil liability provisions of the federal securities laws of the United States. In addition, an action may not be brought successfully in Chile on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws.

It may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the rights offerings.

We are incorporated in Chile. As a result, it may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the rights offerings. See “Enforceability of Civil Liabilities” in the accompanying prospectus.

Our U.S. shareholders and holders of ADSs could suffer adverse tax consequences, if we are classified as a “passive foreign investment company.”

Generally, if, for any taxable year, at least 75% of our gross income is passive income or at least 50% of the average quarterly value of our gross assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Based upon our present regulatory status under Chilean law, current estimates, expectations and projections of the value and classification of our assets and the sources and nature of our income, we believe that we were not a PFIC for U.S. federal income tax purposes for our 2020 taxable year and we do not anticipate being a PFIC for our 2021 taxable year, but this conclusion is a factual determination that is made annually and there can be no assurance that we will not be considered a PFIC for the current taxable year or any subsequent taxable year. If we are characterized as a PFIC, a U.S. holder of our common shares or ADSs (or under proposed Treasury regulations, rights to acquire our shares or ADSs) may suffer adverse U.S. federal income tax consequences. See “Material U.S. Federal Income Tax Consequences of Owning and Disposing of New Shares or New ADSs—Passive Foreign Investment Company Rules.”

Risks Related to Itaú Corpbanca’s Business

You should read and consider the risk factors specific to our business. These risks are described in our 2020 Form 20-F and in other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Additional Information” for more detail on the information incorporated by reference into this prospectus supplement.

USE OF PROCEEDS

The net cash proceeds from the rights offerings, assuming exercise in full of the Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights are estimated to be approximately Ch$817,338.1 million (equivalent to approximately US$1,042.1 million, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) based on an estimated exercise price of Ch$1.80 per common share and US$3.44 per ADS, after deducting expenses payable by us related to the rights offerings of approximately Ch$12,661.9 million (equivalent to approximately US$16.1 million, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021). We expect to use the net proceeds from the rights offerings to support the future growth of Itaú Corpbanca, and to strengthen our capital ratios in line with our principal competitors in Chile and in accordance with Basel III standards. We also expect to use the net proceeds from the rights offerings to acquire an additional 12.36% share ownership in Itaú Corpbanca Colombia.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected financial information presented below has been derived from our Unaudited IFRS Financial Statements, and is presented in Chilean pesos. The information included below and elsewhere in this prospectus supplement is not necessarily indicative of our future performance for any period, including for the full year 2021. The tables set forth below are derived from, and should be read in conjunction with, our Unaudited IFRS Financial Statements and the accompanying notes as furnished in the current report on Form 6-K filed with the SEC on October 4, 2021 and incorporated by reference in this prospectus supplement. You should also review our financial statements as of December 31, 2020 and 2019 and for the three years in the period ended December 31, 2020 included in the 2020 Form 20-F and incorporated by reference in this prospectus supplement.

Income statement data (IFRS)

	For the six month period ended June 30,
	2021	2021	2020
	in thousands of US$(1)(2)	in millions of Ch$	in millions of Ch$
Interest income	1,024,286	749,685	855,330
Interest expense	(372,435)	(272,589)	(401,810)
Net interest income	651,851	477,096	453,520
Net fee and commission income	99,061	72,504	73,582
Income from financial information, foreign exchange gains (losses) and other operating income	123,452	90,356	143,469
Net operating profit before provision for loan losses	874,364	639,956	670,571
Provisions for loan losses	(121,030)	(88,583)	(293,999)
Net operating profit	753,334	551,373	376,572
Total operating expenses	(462,878)	(338,785)	(1,115,152)
Total operating income (loss)	290,456	212,588	(738,580)
Income (loss) from investments in associates	(1,533)	(1,122)	370
Operating income (loss) before income taxes	288,923	211,466	(738,210)
Income taxes	(59,142)	(43,287)	6,007
Consolidated income (loss) from continuing operations	229,781	168,179	(732,203)
Income (loss) from discontinued operations	-	-	-
Total consolidated income (loss) for the period	229,781	168,179	(732,203)

Equity holders of the Bank	227,260	166,334	(719,020)
Non-controlling interest	2,521	1,845	(13,183)
Net income (loss) per common share(3)	0.443	0.325	(1.403)
Dividend per common share(4)	—	—	0.248
Gross dividends per ADS(4)	—	—	0.4316
Shares of common stock outstanding	—	512,406,760,091	512,406,760,091

(1)	Amounts stated in U.S. dollars as of and for the six month period ended June 30, 2021 have been translated from Chilean pesos at our exchange rate of Ch$731.91 per US$1.00 as of June 30, 2021.
(2)	Amounts stated in millions of Chilean pesos and thousands of U.S. dollars except for net income per share, dividends per common share and dividend per ADS expressed in Chilean pesos and in U.S. dollars.
(3)	Net income per common share has been calculated on the basis of net income attributable to the equity holders of the Bank divided by the weighted average number of shares outstanding for the period. For further information on basic earnings and diluted earnings please see Notes 10(b) to our Unaudited IFRS Financial Statements.
(4)	Represents dividends or net dividends paid to common shareholders or to ADS holders in respect of net income earned in the prior fiscal year.

Balance sheet data (IFRS)

	As of June 30,
	2021	2021	2020
	in millions of US$	in millions of	in millions of
	(1)	Ch$	Ch$
Cash and deposits in banks	3,929,366	2,875,942	3,089,072
Cash items in process of collection	604,804	442,662	173,192
Financial instruments at fair value through profit or loss	411,579	301,239	582,710
Financial instruments at fair value through other comprehensive income	5,347,923	3,914,198	3,970,899
Interbank loans at amortized cost	78,560	57,499	7,121
Loans and accounts receivable from customers at amortized cost	30,081,748	22,017,132	21,576,108
Financial instruments at amortized cost	236,678	173,227	111,542
Investments under resale agreements	168,051	122,998	105,580
Financial derivative contracts	3,536,095	2,588,103	3,982,803
Investments in associates	11,228	8,218	7,149
Intangible assets	960,417	702,939	718,683
Property, plant, and equipment	99,508	72,831	80,615
Right of use assets under lease agreements	175,930	128,765	146,008
Current taxes	136,797	100,123	64,699
Deferred taxes	373,801	273,589	312,556
Other assets	680,547	498,099	542,633
Other non-current assets held for sale	20,689	15,143	15,078
Total Assets	46,853,721	34,292,707	35,486,448
Deposits and other demand liabilities	8,950,085	6,550,657	6,197,406
Cash in process of being cleared	574,195	420,259	154,232
Obligations under repurchase agreements	660,246	483,241	638,851
Time deposits and other time liabilities	14,031,541	10,269,825	11,433,064
Financial derivative contracts	3,248,925	2,377,921	3,673,591
Interbank borrowings	6,085,021	4,453,688	3,798,978
Debt instruments issued	8,656,153	6,335,525	6,204,856
Other financial liabilities	39,845	29,163	13,123
Lease contracts liabilities	182,528	133,594	151,885
Current taxes	470	344	1,766
Deferred taxes	140	102	237
Provisions	240,165	175,779	135,090
Other liabilities	935,353	684,594	700,034
Liabilities directly associated with non-current assets held for sale	—	—	—
Total Liabilities	43,604,667	31,914,692	33,103,113
Equity attributable to equity holders of the Bank	3,155,516	2,309,554	2,314,248
Non-controlling interest	93,538	68,461	69,087
Total Equity	3,249,054	2,378,015	2,383,335
Total Liabilities and Equity	46,853,721	34,292,707	35,486,448

(1)	Amounts stated in U.S. dollars as of and for the six month period ended June 30, 2021 have been translated from Chilean pesos at our exchange rate of Ch$731.91 per US$1.00 as of June 30, 2021.

Supplementary Other Financial Data

Certain Non-IFRS Measures

The following table sets forth, for the periods and at the dates indicated, certain selected supplementary financial data that has been derived from our IFRS financial statements, including our Unaudited IFRS Financial Statements incorporated by reference in this prospectus supplement and certain of our other IFRS financial statements which are not included or incorporated by reference into this prospectus supplement, as well as certain non-IFRS measures.

As noted in the footnotes to the table below, we are presenting certain non-IFRS measures because our management believes they provide additional useful information to investors regarding our performance and trends related to our results of operations. Accordingly, we believe that when non-IFRS financial information is viewed with our IFRS financial information, investors are provided with a more meaningful understanding of our ongoing operating performance and financial results. For this reason, we are including in this prospectus supplement information regarding our Adjusted Return on Tangible Equity, Adjusted Total Operating Expenses to Average Loans Ratio, Adjusted Total Operating Expenses to Assets Ratio, Efficiency Ratio, Non-Performing Loans Ratio, Coverage Ratio and Cost of Credit/Loan Portfolio, all as defined below.

These measures are not calculated in accordance with IFRS, and our use of these terms may vary from the use of similarly-titled measures by other companies due to potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use IFRS measures from period to period on a company-wide basis, as described below. Even though the non-IFRS measures are used by management to assess our financial position, financial results and liquidity and some types of measures are commonly used by investors, they have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our financial position or results of operations as reported under IFRS.

	For the six- month period ended June 30,	For the years ended December 31,
	2021	2020	2019	2018

	in millions of Ch$(except for ratios)
Net income (loss) attributable to shareholders’ equity – Consolidated	168,179	(826,155)	124,522	166,854
Net income (loss) attributable to shareholder’s equity - Chile	153,074	(476,045)	92,291	180,015
Net income (loss) attributable to shareholder’s equity - Colombia	15,105	(350,110)	32,231	(13,161)
Adjusted Return on Tangible Equity - Consolidated(1)	19.1%	(5.4%)	6.5%	8.7%
Total Assets
Total Assets – Chile	28,617,053	29,483,522	26,799,674	22,718,338
Total Assets – Colombia	5,675,654	6,002,926	6,810,382	6,605,000
Lending Portfolio - Chile	18,598,591	18,250,376	17,221,174	16,273,568
Retail – Chile	6,676,163	6,393,533	6,134,761	5,605,102
Wholesale – Chile	11,922,428	11,856,843	11,086,413	10,668,466
Lending Portfolio - Colombia	4,279,478	4,367,605	5,913,640	5,208,922
Retail – Colombia	1,455,154	1,415,649	1,539,509	1,510,488
Wholesale – Colombia	2,824,324	2,951,956	4,374,131	3,698,434
Adjusted Total Operating Expenses to Average Loans Ratio - Chile(2)	2.7%	3.1%	2.7%	3.1%
Adjusted Total Operating Expenses to Assets Ratio – Chile(3)	1.7%	2.0%	1.8%	2.2%
Efficiency Ratio – Chile(4)	51.4%	76.8%	53.4%	55.8%
Non-performing loans (over 90 days) ratio(5)
Non-performing loans (over 90 days) ratio – Chile	2.3%	1.9%	2.6%	1.9%
Non-performing loans (over 90 days) ratio – Colombia	3.9%	3.7%	3.5%	2.8%
Coverage Ratio(6)
Coverage Ratio – Chile	134.8%	216.1%	135.0%	161.4%
Coverage Ratio – Colombia	168.3%	187.2%	133.8%	187.2%
Cost of Credit/Loan Portfolio(7)
Cost of Credit/Loan Portfolio – Chile	0.4%	1.7%	1.7%	0.8%
Cost of Credit/Loan Portfolio – Colombia	2.2%	3.3%	1.8%	3.2%
Net Interest Margin - Consolidated(8)	3.6%	3.2%	3.6%	3.7%

(1)	We define “Adjusted Return on Tangible Equity” to mean (x) Adjusted Net Income which consists of the Consolidated Net Income for the Period from Continuing Operations under IFRS after adding back or subtracting, as the case may be, the effect of impairment, such as (i) goodwill impairment and amortization/impairment of intangible assets generated through business combinations, and (ii) the tax effects of these adjustments, for the period, divided by (y) Tangible Shareholders’ Equity, a non-IFRS financial measure that we calculate as our consolidated Shareholders’ Equity for the period under IFRS, after adding back or subtracting, as the case may be, (i) minority interest, (ii) goodwill, (iii) intangible assets generated by business combinations and (iv) deferred taxes associated with intangible assets due to business combinations.
(2)	We calculate the “Adjusted Total Operating Expenses to Average Loans Ratio” of our Chilean operations by taking the total operating expenses of our Chilean operations under IFRS for the periods indicated, deducting impairment adjustment, if applicable (annualized for the six month period ended June 30, 2021) and dividing it by the average balance of the loan portfolio outstanding of our Chilean operations at the end of the relevant three-month period and at the end of the previous three-month period.
(3)	We calculate the “Adjusted Total Operating Expenses to Assets Ratio” of our Chilean operations by taking the total operating expenses of our Chilean operations under IFRS for the periods indicated, deducting impairment adjustment, if applicable (annualized for the six month period ended June 30, 2021) and dividing it by the total assets of our Chilean operations for the periods indicated.
(4)	We calculate the “Efficiency Ratio” of our Chilean operations by taking the Adjusted Total Operating Expenses of our Chilean operations under IFRS for the periods indicated and dividing it by the Operating income before provision for loan losses from our Chilean operations, for the periods indicated.
(5)	We calculate the “Non-performing loans (over 90 days) ratio” of each of our Chilean and Colombian operations by taking the non-performing loans that are over 90-days overdue under IFRS at the end of the periods indicated of Chilean and Colombian operations, as the case may be, and dividing it by our loan portfolio of Chilean and Colombian operations, as the case may be, under IFRS, for the periods indicated.
(6)	We calculate the “Coverage Ratio” of each of our Chilean and Colombian operations by taking the allowances for loan losses under IFRS at the end of the periods indicated of our Chilean and Colombian operations, as the case may be, and dividing it by non-performing loans that are over 90-days overdue of our Chilean and Colombian operations, under IFRS, at the end of the periods indicated.
(7)	We calculate the “Cost of Credit/Loan Portfolio” of each of our Chilean and Colombian operations by taking the Provisions for loan losses under IFRS (annualized for the six month period ended June 30, 2021) for the periods indicated, of our Chilean and Colombian operations, as the case may be, and dividing it by the average balance between the loan portfolio outstanding of our Chilean and Colombian operations, under IFRS, at the end of the periods indicated.

(8)	We calculate our consolidated “Net Interest Margin” by taking our consolidated net interest income and dividing it by our consolidated total average interest-earning assets, in each case under IFRS for the periods indicated.

Reconciliation of Certain Non-IFRS Measures

Adjusted Return on Tangible Equity

We define “Adjusted Return on Tangible Equity” to mean (x) Adjusted Net Income which consists of the Consolidated Net Income for the Period from Continuing Operations under IFRS after adding back or subtracting, as the case may be, the effect of impairment, such as (i) goodwill impairment and amortization/impairment of intangible assets generated through business combinations, and (ii) the tax effects of these adjustments, for the period, divided by (y) Tangible Shareholders’ Equity, a non-IFRS financial measure that we calculate as our consolidated Shareholders’ Equity for the period under IFRS, after adding back or subtracting, as the case may be, (i) minority interest, (ii) goodwill, (iii) intangible assets generated by business combinations and (iv) deferred taxes associated with intangible assets due to business combinations. Adjusted Return on Tangible Equity is a non-IFRS accounting measure that we use so that our profitability ratio can be comparable to those of our competitors given that we exclude the effect of fair-market valuation of our equity. Adjusted Return on Tangible Equity is not an accounting measure recognized by IFRS and should not be considered in isolation or as a substitute for net income for the period/year, cash flow from operations or other IFRS measures of operating performance or liquidity. Adjusted Return on Tangible Equity does not have a standardized meaning and our calculation of Adjusted Return on Tangible Equity may not be comparable to other companies’ calculation of similarly titled measures.

Set forth below is a reconciliation of (x) the numerator of our Adjusted Return on Tangible Equity to our Net Income under IFRS and (y) the denominator of our Adjusted Return on Tangible Equity, Tangible Shareholders’ Equity to our Shareholders’ Equity under IFRS, in each case for the periods indicated:

	For the six- month period ended June 30,	For the year ended December 31,
	2021	2020	2019	2018
	in millions of Ch$(except for ratios)
Net income (loss)	168,179	(826,155)	124,522	166,854
Impairment	-	731,189	-	-
Goodwill impairment and amortization/impairment of intangible assets generated through business combinations	-	765,736	-	-
Tax effects of impairment	-	(34,547)
Adjusted Net Income (loss)	168,179	(94,966)	124,522	166,854
Shareholders’ Equity	2,378,015	2,383,335	3,326,338	3,437,560
Minority interest	68,461	69,087	94,445	218,082
Goodwill	492,512	492,512	1,151,019	1,135,392
Intangible assets generated by business combination	75,548	86,441	221,538	223,780
Deferred taxes associated with intangible assets due to business combinations	20,263	23,227	64,898	64,608
Tangible Shareholders’ Equity	1,761,757	1,758,522	1,924,233	1,924,913
Adjusted Return on Tangible Equity	19.1%	(5.4%)	6.5%	8.7%

Adjusted Total Operating Expenses (Chile)

We use the non-IFRS measure of Adjusted Total Operating Expenses for the calculation of the ratios Adjusted Total Operating Expenses to Average Loans Ratio and Adjusted Total Operating Expenses to Assets Ratio, in each case related to our Chilean operations. We define “Adjusted Total Operating Expenses” for the Chilean operations to mean (x) the Total Operating Expenses of our Chilean operations under IFRS, after adding back or subtracting, as the case may be, goodwill impairment and amortization/impairment of intangible assets generated through business combinations.

Adjusted Total Operating Expenses is a non-IFRS accounting measure that we use so that the Adjusted Total Operating Expenses to Average Loans Ratio and the Adjusted Total Operating Expenses to Assets Ratio of our Chilean operations may be analyzed without the impact of goodwill impairment and amortization/impairment of intangible assets generated through business combinations. Adjusted Total Operating Expenses does not have a standardized meaning and our calculation of Adjusted Total Operating Expenses may not be comparable to other companies’ calculation of similarly titled measures.

Set forth below is a reconciliation of the Adjusted Total Operating Expenses of our Chilean operations (the numerator used for the calculation of both our Adjusted Total Operating Expenses to Average Loans Ratio and Adjusted Total Operating Expenses to Assets Ratio for our Chilean operations) to the Total Operating Expenses for our Chilean operations under IFRS, for the periods indicated:

	For the six- month period ended June 30,	For the year ended December 31,
	2021	2020	2019	2018
	in millions of Ch$
Total Operating Expenses - Chile(1)	(245,364)	(992,269)	(480,864)	(496,487)
Goodwill impairment and amortization/impairment of intangible assets generated through business combination - Chile(1)	-	412,356	-	-
Adjusted Total Operating Expenses - Chile	(245,364)	(579,913)	(480,864)	(496,487)

(1)	Based on the measures under IFRS of our operating segment: Chile.

Operating Income before Provision for Loan Losses (Chile)

We use the non-IFRS measure of Operating Income before Provision for Loan Losses from our Chilean operations for the calculation of the Efficiency Ratio related to our Chilean operations. We define “Operating income before provision for loan losses” of our Chilean operations to mean the Total Operating Income, net of provision for loan losses, interest and fees of our Chilean operations under IFRS, after adding back the provision for loan losses of our Chilean operations. Operating Income before Provision for Loan Losses does not have a standardized meaning and our calculation of Operating Income before provision for Loan Losses may not be comparable to other companies’ calculation of similarly titled measures.

Set forth below is a reconciliation of the Operating Income before Provision for Loan Losses of our Chilean operations (the denominator used for the calculation of the Efficiency Ratio for our Chilean operations) to the Total operating income, net of provision for loan losses, interest and fees under IFRS, for the periods indicated:

	For the six- month period ended June 30,	For the year ended December 31,
	2021	2020	2019	2018
	in millions of Ch$
Total operating income, net of provision for loan losses, interest and fees - Chile(1)	435,839	445,053	605,748	761,771
Provision for loan losses(1)	41,178	310,429	295,116	127,804
Operating Income before Provision for Loan Losses	477,017	755,482	900,864	889,575

(1)	Based on the measures under IFRS of our operating segment: Chile.

Capital Ratios

The primary objectives of capital management are to ensure compliance with regulatory requirements and to maintain a solid risk rating and healthy capital ratios. During the first half of 2021, full year 2020 and full year 2019, we have complied fully with all capital requirements. We are currently considering a number of actions to address our capital ratios going forward, in light of the impact of our pending acquisition of additional interest in Itau Colombia and increasingly stringent Basel III capital requirements.

As of June 30, 2021, our capital ratio, calculated as our regulatory capital divided by our risk weighted assets, in each case under Chilean Banking GAAP and according to current CMF requirements, reached 13.0%. The ratio of our basic capital or common equity tier 1 (CET1) over risk weighted assets, in each case under Chilean Banking GAAP and calculated according to fully-loaded Basel III CMF requirements (“CET1 Ratio”), reached 6.7%. After giving effect to the rights offerings and the use of proceeds therefrom (as to which there can be no assurances), our pro forma CET1 Ratio, assuming exercise in full of the Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights, would reach 8.9%.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021, derived from our Unaudited IFRS Financial Statements incorporated by reference herein. In our opinion, the financial data in the table below includes all adjustments necessary to present fairly our capitalization at the dates presented:

(i)	on an actual basis; and
(ii)	as adjusted to give effect to the subscription of the common shares and ADSs offered hereby (assuming exercise in full of all Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights) and the application of US$1,116.8 million of the net proceeds therefrom, after deducting expenses of the rights offerings of approximately US$17.2 million, as described under “Use of Proceeds.” In the table below, we are assuming that we will receive a total of US$1,116.8 million in net proceeds although we cannot give any assurance that we will receive that amount nor that all the rights will be exercised. These amounts differ slightly from the amounts that are being presented in “Use of Proceeds” above as the table below is based on our exchange rate of Ch$731.91 per US$1.00 as of June 30, 2021.

You should read this table in conjunction with the information under “Selected Historical Financial Information” elsewhere in this prospectus supplement and our Unaudited IFRS Financial Statements incorporated by reference herein.

	As of June 30, 2021
	Actual		Adjusted (1)
	(in millions	(in thousands)	(in millions	(in thousands
	of Ch$)	of US$) (2	of Ch$)	of US$) (2)
Cash and deposits in banks	2,875,942	3,929,366	3,693,330	5,046,153
Financial debt(3)
Other current financial liabilities	31,053,873	42,428,539	31,053,873	42,428,539
Other non-current financial liabilities	860,819	1,176,128	860,819	1,176,128
Total financial debt	31,914,692	43,604,667	31,914,692	43,604,667
Total equity	2,378,015	3,249,053	3,195,403	4,365,841
Total capitalization	34,292,707	46,853,720	35,110,095	47,970,508

(1)	As adjusted to give effect to the sale of the common shares and ADSs offered hereby (assuming exercise in full of all Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights) and the application of US$1,116.8 million of the net proceeds therefrom, as described under “Use of Proceeds.”
(2)	Amounts stated in U.S. dollars as of and for the six month period ended June 30, 2021 have been translated from Chilean pesos at our exchange rate of Ch$731.91 per US$1.00 as of June 30, 2021. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate.
(3)	Includes bank loans, debt securities and derivatives transactions.

RIGHTS OFFERINGS

General Information

On July 13, 2021, our shareholders approved an increase in our authorized capital through the issuance of up to 461,111,111,111 additional common shares. If fully subscribed in the rights offerings, 461,111,111,111 new common shares would be placed for Ch$1.80 per share for a total of up to Ch$830,000,000,000, or approximately U.S.$1,058,228,041.77 based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021.

Under Chilean law, existing shareholders have preemptive rights to subscribe for additional common shares issued in a capital increase in proportion to their interest in us. We have voluntarily elected to register the rights offerings with the SEC, in order to enable U.S. holders of our common shares and holders of ADSs to participate in the rights offerings. The Preemptive ADS Rights and the associated Additional ADS Rights will be transferable and are expected to be admitted for trading on the NYSE.

We are offering up to 461,111,111,111 common shares, including common shares represented by ADSs, in the rights offerings to holders of our common shares and of the ADSs representing our common shares.

Preemptive ADS Rights Offering and Statutory Preemptive Rights Offering

If you are a holder of ADSs at 5:00 p.m. (New York City time) on October 4, 2021 which is the ADS record date, you will receive transferable Preemptive ADS Rights evidencing the right to subscribe for new ADSs. You will receive approximately 0.899892716148 Preemptive ADS Rights for every ADS held on the ADS record date. No fractional Preemptive ADS Rights will be issued. All entitlements to Preemptive ADS Rights will be reduced the next lower integral number of Preemptive ADS Rights without compensation. One full Preemptive ADS Right will entitle you to purchase one new ADS at the ADS Subscription Price, which will be equal to the U.S. dollar equivalent of Ch$2,700, which is 1,500 times the share subscription price. One full Preemptive ADS Right is required to subscribe for one new ADS at the ADS Subscription Price. We will only accept subscriptions for whole numbers of new ADSs.

We estimate the ADS Subscription Price will be US$3.44 per ADS, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021. Since the ADS Subscription Price will not be known at the time the Preemptive ADS Rights are exercised, the final applicable ADS Subscription Price will be determined based on the exchange rate assigned by the ADS Rights Agent, on or about October 28, 2021 (in the case of Preemptive ADS Rights) and on or about November 12, 2021 (in the case of Additional ADS Rights). Holders of Preemptive ADS Rights that wish to subscribe must deposit the ADS Deposit Amount for each new ADS subscribed for, as described herein. The ADS Deposit Amount is the estimated ADS Subscription Price plus 10% of such amount to cover (1) currency rate fluctuations to the date on which the ADS Rights Agent converts the Chilean pesos subscription price in connection with the exercise of the Preemptive Share Rights underlying the Preemptive ADS Rights or the exercise of Additional Share Rights underlying the Additional ADS Rights, as the case may be and (2) the fee of the ADS Depositary of US$0.05 per new ADS.

The ADS Depositary will act as ADS Rights Agent in respect of the Preemptive ADS Rights and Additional ADS Rights. The ADS Rights Agent will deliver Preemptive ADS Rights to DTC for allocation by DTC to the participants having ADSs credited to their accounts as of the ADS record date.

If you are a registered holder of our common shares by 11:59 p.m. on September 28, 2021, which is the Preemptive Share Right record date, you will receive transferable Preemptive Share Rights evidencing the right to subscribe for new common shares of our common shares. You will receive approximately 0.899892716148 Preemptive Share Rights for every common share held on the Preemptive Share Right record date. The Preemptive Share Rights will be transferable and will be listed for trading on the Chilean Stock Exchanges. One full Preemptive Share Right will entitle you to purchase one new common share at a subscription price of Ch$1.80 (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) per common share.

Subsequent Statutory Preemptive Rights Offering

To the extent that there are any Unsubscribed Shares, the Subscribing Holders or their assignees, will be entitled to receive Additional Share Rights to subscribe a proportionate share of the Unsubscribed Shares, based on the number of new common shares that the Subscribing Holder subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering.

The exact number of Additional Share Rights each eligible Subscribing Holder will be entitled to receive will not be determined until after the completion of the Statutory Preemptive Rights Offering. We will announce the number of Additional Share Rights that eligible Subscribing Holders or their assignees are entitled to receive for each new common share subscribed and paid for in the Statutory Preemptive Rights Offering as soon as practicable after the completion of the Statutory Preemptive Rights Offering and before the commencement of the Subsequent Statutory Preemptive Rights Offering. Each full Additional Share Right will entitle the holder to subscribe for one new common share at a subscription price of Ch$1.80 per share (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021), the same share subscription price as in the Statutory Preemptive Rights Offering, payable in cash in Chilean pesos. One full Additional Share Right is required to subscribe for one new common share at the share subscription price. We will only accept subscriptions for whole common shares and will truncate any subscriptions submitted with respect to fractional rights to the nearest whole number of Additional Share Rights that may be exercised.

Subscribing ADS Rights Holders may, at the same time they exercise their Preemptive ADS Rights in full in the Preemptive ADS Rights Offering, offer to subscribe for Additional ADS Rights but not more than their respective initial entitlement amounts of ADSs. To the extent that Additional Share Rights are made available after the Statutory Preemptive Rights Offering, the ADS Rights Agent will allocate additional new ADSs to the Subscribing ADS Rights Holders that exercised the Additional ADS Rights, based on the number of new common shares underlying the new ADSs that the Subscribing ADS Rights Holder subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering. Subscribing ADS Rights Holders that wish to exercise the Additional ADS Rights must do so at the time they exercise their Preemptive ADS Rights, and must indicate with their subscription the maximum amount of additional new ADSs they seek to subscribe and must pay the full ADS Deposit Amount as described above with respect to such amount of additional new ADSs. Because the full amount of Unsubscribed Shares will not be known prior to the ADS Rights Expiration Time, Subscribing ADS Rights Holders may receive fewer additional new ADSs than they requested based on the pro rata allocation of the Unsubscribed Shares described above. The ADS Rights Agent will return any surplus ADS Deposit Amount to the Subscribing ADS Rights Holder as promptly as practicable following the Subsequent Statutory Preemptive Rights Offering. The amount of any such surplus amount to be returned may be a result of fewer additional new ADSs being issued in connection with Unsubscribed Shares following the allocations in the Subsequent Statutory Preemptive Rights Offering or from exchange rate fluctuations relating to the determination of the final applicable ADS Subscription Price as described above, which may not be the same as the ADS Subscription Price determined with respect to the Preemptive ADS Rights.

Common shareholders and ADS holders generally will be treated alike in the rights offerings, except that:

●	The timing of certain actions and periods will differ for holders of Preemptive ADS Rights and Preemptive Share Rights and Additional ADS Rights and Additional Share Rights. In particular, the last date for exercise and payment is earlier for holders of Preemptive ADS Rights than for the corresponding Preemptive Share Rights to permit the Custodian acting for the ADS Depositary and ADS Right Agent to submit the required subscription documents and payments for the exercise of the Preemptive Share Rights and Additional Share Rights underlying the Preemptive ADS Rights and Additional ADS Rights and to allow time for the ADS Depositary to attempt to sell unexercised Preemptive Share Rights.

●	Holders of Preemptive ADS Rights that wish to exercise the Additional ADS Rights must so indicate and must pay the full ADS Deposit Amount with respect to the Additional ADSs they seek at the time they exercise their Preemptive ADS Rights, during the Preemptive ADS Rights Offering.
●	Holders of Preemptive Share Rights and Additional Share Rights must pay the share subscription price in Chilean pesos, whereas holders of Preemptive ADS Rights and Additional ADS Rights must pay to the ADS Rights Agent the ADS Deposit Amount in U.S. dollars.
●	All Subscribing ADS Rights Holders will receive delivery of their new ADSs at the same time, after the end of the Statutory Preemptive Rights Offering or the Subsequent Statutory Preemptive Rights Offering, as applicable. Subscribing Preemptive Share Rights and Additional Share Rights holders will receive delivery of the new common shares upon acceptance of an exercise notice and share subscription agreement and payment of the share subscription price to DCV Registros, which will depend on when the Preemptive Share Rights or Additional Share Rights are exercised during the applicable exercise period.

The procedures for exercising Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and the Additional ADS Rights and information about their purchase and sale are described below.

Our shareholders, at the meeting that approved the capital increase, authorized our Board of Directors to amend or not conduct the Subsequent Statutory Preemptive Rights Offering.

Further Offerings of Shares Not Subscribed

To the extent there remain Unsubscribed Shares after the Subsequent Statutory Preemptive Rights Offering, those shares can be freely offered to shareholders and/or third parties from time to time and in amounts to be set forth by the Board of Directors; provided, however, that (i) during the 30 days after the end of the Statutory Preemptive Rights Offering the offer of shares to third parties cannot be made on terms and conditions more favorable than those in effect for the Statutory Preemptive Rights Offering, and (ii) after such 30-day period, the offer of shares to third parties cannot be made on terms and conditions different than those in effect for the Statutory Preemptive Rights Offering unless made on the Chilean Stock Exchanges.

Offers and Sales in Certain Jurisdictions

Investors should note that the offer, sale, exercise or acceptance of, or the subscription for, any of the securities described in this prospectus supplement to or by persons located or resident in jurisdictions other than Chile and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. No Preemptive ADS Rights or Additional ADS Rights will be credited to any account, nor will any new ADSs be delivered to investors in any jurisdiction in which it would be illegal to do so, or where doing so would trigger any prospectus, registration, filing or approval requirement or otherwise violate the securities laws of such jurisdictions or be prohibited. We reserve absolute discretion in determining whether any holder of ADSs located or resident outside Chile and the United States may participate in the rights offerings.

Each person who exercises, accepts, subscribes for or purchases any of the securities described in this prospectus supplement must do so in accordance with the restrictions set forth in this prospectus supplement.

Impact of Rights Offerings on Existing Shareholders and ADS Holders

Our controlling shareholder, Itaú Unibanco Holding, has stated its intention to subscribe for its pro rata share in the Statutory Preemptive Rights Offering. If Itaú Unibanco Holding exercises its Statutory Preemptive Rights in full, it will subscribe for a total of 180,848,580,767 common shares, consistent with its ownership interest in us of 39.22%. In addition, Itaú Unibanco Holding has obtained authorization from the CMF to acquire additional common shares in the capital increase in excess of its pro rata share ownership in us. However, as of the date of this prospectus supplement, we do not know how many shares may be left over after the Statutory Preemptive Rights Offering or how many unsubscribed shares, if any, Itaú Unibanco Holding would subscribe for in the Subsequent Statutory Preemptive Rights

Offering. Therefore, we cannot predict if Itaú Unibanco Holding’s ownership interest in us will be greater than 39.22% after the rights offerings.

Preemptive ADS Rights Offering and Additional ADS Rights Subscription

Summary Timetable

The timetable below lists some important dates relating to the Preemptive ADS Rights Offering:

Action	Estimated date
Notice is sent by The Bank of New York Mellon to the NYSE announcing the rights offering	On or before September 24, 2021
Trading of Preemptive ADS Rights on the NYSE commences on a “when-issued” basis:	September 30, 2021
Existing ADSs trade “ex-rights” on the NYSE:	October 1, 2021
ADS record date—date for determining holders of ADSs entitled to receive Preemptive ADS Rights, 5:00 p.m. (New York City time):	October 4, 2021
Preemptive ADS Rights Offering commencement date—beginning of the period during which Preemptive ADS Rights holders may subscribe for new common shares represented by new ADSs:	October 5, 2021
Distribution of Preemptive ADS Rights:	On or about October 5, 2021
Preemptive ADS Rights commence trading “regular way” on the NYSE:	October 5, 2021
Last day of trading in Preemptive ADS Rights on the NYSE:	October 21, 2021
Preemptive ADS Rights Offering expiration date—end of the period during which Preemptive ADS Rights holders can subscribe for new ADSs, 5:00 p.m. (New York City time):	October 26, 2021
ADS Rights Agent delivers the ADS subscription price for new ADSs subscribed upon exercise of Preemptive ADS Rights to the Custodian acting for the ADS Depositary:	On or about November 2, 2021
Announcement to shareholders and Itaú Corpbanca notice to the ADS Depositary of distribution ratios for Additional Share Rights:	November 5, 2021

Final Additional Share Rights subscription settlement date in Chile—deposit with the Custodian of new common shares underlying the Additional ADS Rights subscribed by the Custodian and Custodian confirms receipt of new common shares to Bank of New York Mellon, as ADS Depositary:

November 16, 2021
Distribution by ADS Depositary and DTC of new ADSs subscribed and paid for in the ADS Rights Offering or purchased pursuant to the Additional ADS Rights:	As promptly as practicable after the new common shares purchased pursuant to Additional ADS Rights are deposited with the ADS Depositary’s Chilean custodian

The following is a summary of the important terms of the Preemptive ADS Rights.

Preemptive ADS Rights Offering

If you hold ADSs on the ADS record date, you will receive Preemptive ADS Rights evidencing the right to subscribe for new ADSs. You will be entitled to receive approximately 0.899892716148 Preemptive ADS Rights for every ADS you hold on the ADS record date. One full Preemptive ADS Right will entitle you to purchase one new ADS at the ADS Subscription Price. We estimate the ADS Subscription Price will be US$3.44 per ADS, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021. Since the ADS Subscription Price will not be known at the time the Preemptive ADS Rights are exercised, the final applicable ADS Subscription Price will be determined based on the exchange rate assigned by The Bank of New York Mellon, as ADS Rights Agent, on or about October 28, 2021 (in the case of Preemptive ADS Rights) and on or about November 12, 2021(in the case of Additional ADS Rights). Holders of Preemptive ADS Rights that wish to subscribe must deposit US$3.79, or the ADS Deposit Amount, for each new ADS subscribed for. The ADS Deposit Amount is the estimated ADS Subscription Price plus 10% of such amount to cover (1) currency rate fluctuations to the date on which The ADS Rights Agent converts the Chilean pesos subscription price in connection with the exercise of the Preemptive Share Rights underlying the Preemptive ADS Rights or the exercise of Additional Share Rights underlying the Additional ADS Rights, as the case may be and (2) the fee of the ADS Depositary of US$0.05 per new ADS. You will only receive a whole number of Preemptive ADS Rights. All entitlements to Preemptive ADS Rights will be reduced to the next lower integral number of Preemptive ADS Rights without compensation.

You may subscribe for all or a portion of the ADSs to which the Preemptive ADS Rights you receive entitle you, but you may only subscribe for a whole number of new ADSs.

See “Risk Factors—Risks Relating to the Rights Offering—ADS holders will be subject to exchange rate and other risks if they participate in this rights offering” for a description of risks relating to the exchange rate applicable to the ADS subscription price.

Preemptive ADS Rights Exercise Period

Preemptive ADS Rights may be exercised during the period from October 5, 2021 through 5:00 p.m. (New York City time) on October 26, 2021, which is the ADS Rights Expiration Time. If you do not exercise your Preemptive ADS Rights within the Preemptive ADS Rights exercise period, your Preemptive ADS Rights will expire, and you will have no further rights to purchase ADSs. See “—Unexercised Preemptive ADS Rights.”

The exercise of your Preemptive ADS Rights is irrevocable and may not be modified or cancelled.

ADS Record Date

The record date for determining the holders of ADSs entitled to receive Preemptive ADS Rights is October 4, 2021. Only holders of record of ADSs at 5:00 p.m. (New York City time) on the ADS record date will be entitled to receive Preemptive ADS Rights.

Additional ADS Rights Subscription

Subscribing ADS Rights Holders may, at the same time they exercise their Preemptive ADS Rights in full in the Preemptive ADS Rights Offering, offer to subscribe for Additional ADS Rights but not more than their respective initial entitlement amounts of ADSs. To the extent that Additional Share Rights are made available after the Statutory Preemptive Rights Offering, the ADS Rights Agent will allocate additional new ADSs to the Subscribing ADS Rights Holders that exercised the Additional ADS Rights, based on the number of new common shares underlying the new ADSs that the Subscribing ADS Rights Holder subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for during the Statutory Preemptive Rights Offering, including shares underlying new ADSs subscribed and paid for in the Preemptive ADS Rights Offering. Subscribing ADS Rights Holders that wish to exercise the Additional ADS Rights must do so at the time they exercise their Preemptive ADS Rights, and must indicate with their subscription the maximum amount of additional new ADSs they seek to subscribe and must pay the full ADS Deposit Amount as described above with respect to such amount of additional new ADSs. Because the full amount of Unsubscribed Shares will not be known prior to the ADS Rights Expiration Time, Subscribing ADS Rights Holders may receive fewer additional new ADSs than they requested based on the pro rata allocation of the Unsubscribed Shares described above. The ADS Rights Agent will return any surplus ADS Deposit Amount to the Subscribing ADS Rights Holder as promptly as practicable following the Subsequent Statutory Preemptive Rights Offering. The amount of any such surplus amount to be returned may be a result of fewer additional new ADSs being issued in connection with Unsubscribed Shares following the allocations in the Subsequent Statutory Preemptive Rights Offering or from exchange rate fluctuations relating to the determination of the final applicable ADS Subscription Price as described above, which may not be the same as the ADS Subscription Price determined with respect to the Preemptive ADS Rights.

We will only accept subscriptions for whole numbers of new ADSs under the Additional ADS Rights.

ADS Rights Agent

The Bank of New York Mellon, the depositary for the ADSs under the Deposit Agreement, is acting as the ADS Rights Agent to accept the exercise of the Preemptive ADS Rights for the subscription of the new ADSs offered hereby and to distribute the new ADSs to subscribing holders of Preemptive ADS Rights.

ADS Subscription Price

The ADS subscription price is equal to the U.S. dollar equivalent of Ch$2,700, which is 1,500 times the share subscription price. The ADS Rights Agent will make the conversion from U.S. dollars into Chilean pesos at a rate determined by it at that time in order to pay the subscription price for the underlying Preemptive Share Rights and Additional Share Rights underlying the Preemptive ADS Rights.

We estimate the ADS Subscription Price will be US$3.44 per ADS, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021. Since the ADS Subscription Price will not be known at the time the Preemptive ADS Rights are exercised, the final applicable ADS Subscription Price will be determined based on the exchange rate assigned by The Bank of New York Mellon, as ADS Rights Agent, on or about October 28, 2021 (in the case of Preemptive ADS Rights) and on or about November 12, 2021 (in the case of Additional ADS Rights). Holders of Preemptive ADS Rights that wish to subscribe must deposit US$3.79, or the ADS Deposit Amount, for each new ADS subscribed for. The ADS Deposit Amount is the estimated ADS Subscription Price plus 10% of such amount to cover (1) currency rate fluctuations to the date on which the ADS Rights Agent converts the Chilean pesos subscription price in connection with the exercise of the Preemptive Share Rights underlying the Preemptive ADS Rights or the exercise of Additional Share Rights underlying the Additional ADS Rights, as the case may be and (2) the fee of the ADS Depositary of US$0.05 per new ADS. If the deposited amount is insufficient to cover the actual ADS Subscription Price in Chilean pesos plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs you are subscribing for, you will have to pay the deficiency to the ADS Rights Agent. If you do not pay the deficiency, the ADS Rights Agent may reduce the amount of new ADSs subscribed or sell a portion of your new ADSs to cover the deficiency. See “Risk Factors—Risks Relating to the Rights Offering—ADS holders will be subject to exchange rate and other risks if they participate in this rights offering” for a description of risks relating to the exchange rate applicable to the ADS subscription price.

We will only accept subscriptions for whole numbers of new ADSs.

Following the ADS Rights Expiration Time, the ADS Rights Agent will purchase the aggregate ADS Subscription Price for all subscriptions received prior to the ADS Rights Expiration Time, pay that amount to Itaú Corpbanca, the ADS Depositary’s custodian in Chile, and instruct the ADS Depositary’s custodian to exercise the corresponding number of Preemptive Share Rights through DCV Registros in accordance with the procedures for subscription of the Preemptive Share Rights described below under “—Statutory Preemptive Rights Offering and Subsequent Statutory Preemptive Rights Offering to Holders of Common Shares—Procedure for Exercising Preemptive Share Rights and Additional Share Rights.”

Settlement of the Preemptive Share Rights and Additional Share Rights in Chile will be in accordance with the procedures described under “—Statutory Preemptive Rights Offering and Subsequent Statutory Preemptive Rights Offering to Holders of Common Shares—Payment and Delivery of New Common Shares.” Subscribing holders of Preemptive ADS Rights and Additional ADS Rights will not receive delivery of their new ADSs until after the settlement of the Additional Share Rights, regardless of whether the subscription was in respect of the Preemptive ADS Rights entitlement or pursuant to the Additional ADS Rights.

The ADS Rights Agent will continue to accept subscriptions from Preemptive ADS Rights holders and Additional ADS Rights holders until the Preemptive ADS Rights Expiration Time.

Procedure for Exercising Preemptive ADS Rights and Additional ADS Rights

The exercise of Preemptive ADS Rights and Additional ADS Rights is irrevocable and may not be canceled or modified. You may exercise your Preemptive ADS Rights and Additional ADS Rights as follows:

Subscription by DTC Participants. If you hold Preemptive ADS Rights through The Depository Trust Company (DTC), you can exercise your Preemptive ADS Rights and the subscribed Additional ADS Rights by delivering completed subscription instructions for new ADSs through DTC’s automated system and instructing DTC to charge your applicable DTC account for the ADS Deposit Amount for the new ADSs subscribed for and to deliver such amount to the ADS Rights Agent. DTC must receive the subscription instructions and the payment of the ADS Deposit Amount for the new ADSs by the Preemptive ADS Rights Expiration Time.

Subscription by Beneficial Owners. If you hold Preemptive ADS Rights or Additional ADS Rights in a securities account with a broker or other securities intermediary and wish to subscribe for new ADSs, you should timely contact the securities intermediary through which you hold Preemptive ADS Rights or Additional ADS Rights to arrange for their exercise and to arrange for payment of the ADS Deposit Amount. Direct and indirect participants in DTC will establish their own cutoff dates and times to receive subscription instructions, which will be earlier than the Preemptive ADS Rights Expiration Time stated in this prospectus supplement. You should contact your broker or other securities intermediary to determine the cutoff date and time that applies to you.

Information Agent. For additional information regarding the Preemptive ADS Rights and Additional ADS Rights and the procedures for exercising Preemptive ADS Rights and the Additional ADS Rights, contact our information agent, D.F. King & Co., Inc.:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders may call toll-free: (888) 887-0082

Banks and Brokers may call: (212) 269-5550

Email: ITCB@dfking.com

Listing and Transfer of Preemptive ADS Rights

The Preemptive ADS Rights are expected to be admitted for trading on the NYSE under the symbol “ITCB RT.” The CUSIP number for the Preemptive ADS Rights is “45033E113.” We expect that trading in the Preemptive ADS Rights on the NYSE will commence on October 5, 2021 and continue until October 21, 2021.

Holders who hold their Preemptive ADS Rights through DTC or in a brokerage or custodian account with a participant in DTC may transfer their Preemptive ADS Rights by book-entry transfer through DTC or a DTC participant from and including October 5, 2021 through and including October 26, 2021.

Preemptive ADS Rights may not be exchanged for Preemptive Share Rights and Preemptive Share Rights may not be exchanged for Preemptive ADS Rights.

Delivery of ADSs

The ADS Depositary will deliver new ADSs purchased pursuant to the Preemptive ADS Rights Offering as soon as practicable after the receipt of the common shares by the Custodian in Chile. New ADSs will rank equally in all respects with existing ADSs.

Unexercised Preemptive ADS Rights

Preemptive ADS Rights that are not exercised by 5:00 p.m. (New York City time) on October 26, 2021 will expire and will have no further rights to purchase ADSs. Holders of ADSs who transfer or do not exercise their Preemptive ADS Rights will have their percentage ownership interest in us diluted.

To the extent that any Preemptive ADS Rights expire unexercised, the ADS Depositary will attempt to sell the Preemptive Share Rights underlying the unexercised Preemptive ADS Rights on the Chilean Stock Exchanges, and to the extent a premium can be recognized over the cost of any such sale, to convert such premium from Chilean pesos into U.S. dollars, and the ADS Rights Agent will distribute the net sales proceeds after deduction of all applicable fees and withholding in respect of taxes to the applicable holders of the unexercised Preemptive ADS Rights on a pro rata basis. If the Preemptive Share Rights underlying such unexercised Preemptive ADS Rights cannot be sold, they will be allowed to expire unexercised, and the corresponding Preemptive ADS Rights will have no further value.

None of the ADS Depositary, the ADS Rights Agent or Itaú Corpbanca can guarantee the ability of the ADS Rights Agent to effectuate such sales or the price at which any Preemptive Share Rights will be sold, which will depend on the market price available at the time the Preemptive Share Rights are sold.

Statutory Preemptive Rights Offering and Subsequent Statutory Preemptive Rights Offering to Holders of Common Shares

Summary Timetable

The timetable lists some important dates relating to the Statutory Preemptive Rights Offering with respect to Statutory Preemptive Share Rights and the Subsequent Statutory Preemptive Rights Offering:

Action	Estimated date
Publication of notice and letter to shareholders in Chile of Statutory Preemptive Rights Offering:	September 27, 2021
Preemptive Share Rights record date—date for determining holders of common shares receiving Preemptive Share Rights:	September 28, 2021
Publication of notice to shareholders in Chile announcing the launch of the Statutory Preemptive Rights Offering:	October 4, 2021
Statutory Preemptive Rights Offering commencement date—beginning of the period during which Preemptive Share Rights holders may exercise by subscribing and paying for new common shares:	October 4, 2021
Trading of Preemptive Share Rights on the Chilean Stock Exchanges commences:	October 4, 2021
Closing date of trading of Preemptive Share Rights on the Chilean Stock Exchanges:	October 29, 2021

Statutory Preemptive Rights Offering expiration date—end of the 30-calendar-day period during which Preemptive Share Rights holders may subscribe for new common shares, 11:59 p.m. (Santiago, Chile time):

November 2, 2021

Press release to be made available on our website reporting the results of Statutory Preemptive Rights Offering and number of shares and ADSs available for Subsequent Statutory Preemptive Rights Offering and the Additional ADS Rights:

November 4, 2021
Announcement to shareholders and ADS holders and Itaú Corpbanca notice to The Bank of New York Mellon of distribution ratios for Additional Share Rights and Additional ADS Rights:	November 5, 2021
Letter to shareholders in Chile of Subsequent Statutory Preemptive Rights Offering:	November 5, 2021
Publication of notice to shareholders in Chile announcing the launch of Subsequent Statutory Preemptive Rights Offering:	November 5, 2021
Additional Share Rights exercise commencement date—beginning of the period during which Additional Share Rights holders may exercise by subscribing and paying for new common shares:	November 11, 2021
Trading of Additional Share Rights on the Chilean Stock Exchanges commences:	November 11, 2021
Closing date of trading of Additional Share Rights on the Chilean Stock Exchanges:	November 15, 2021
Additional Share Rights expiration date—end of the six-calendar-day period during which Additional Share Rights holders may subscribe for new common shares, 11:59 p.m. (Santiago, Chile time):	November 16, 2021

Statutory Preemptive Rights Offering to Holders of Common Shares

Preemptive Share Rights

If you hold common shares on the Preemptive Share Rights record date, you will receive transferable Preemptive Share Rights evidencing the right to subscribe for new common shares. You will receive approximately

0.899892716148 of a transferable Preemptive Share Right to subscribe for one new common shares for every common share you hold on Preemptive Share Rights record date. One full Preemptive Share Right will entitle you to purchase one new common share the subscription price of Ch$1.80 (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) per new share, payable in cash in Chilean pesos. However, we will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Preemptive Share Rights will lose the value of any Preemptive Share Rights held by them in excess of the highest multiple of Preemptive Share Rights that will entitle them to whole new common shares, unless they sell such fractional Preemptive Share Rights. However, if you exercise in full your right to subscribe for shares in the Statutory Preemptive Rights Offering, you will be entitled to receive Additional Share Rights representing the right to subscribe for a pro rata portion of the Unsubscribed Shares in the Subsequent Statutory Preemptive Rights Offering.

Preemptive Share Rights will be registered in book-entry form at the Chilean clearing system, the Depósito Central de Valores S.A. Depósito de Valores (the “DCV”), in an account in the shareholder’s or its nominee’s name. If you were a common shareholder of record on the Preemptive Share Rights record date, you should receive from the broker or custodian through which you hold your common shares a written confirmation of the issuance of Preemptive Share Rights. Preemptive Share Rights will be entered into shareholders’ book-entry accounts upon the commencement of the Statutory Preemptive Rights Offering.

Preemptive Share Rights will be transferable and will trade on the Chilean Stock Exchanges upon the commencement of the Statutory Preemptive Rights Offering. Preemptive Share Rights will not be listed on any stock exchange in the United States. If you transfer or sell your Preemptive Share Rights, you will have no further rights to purchase new common shares in the rights offerings with respect to the Preemptive Share Rights transferred or sold and will not be eligible to receive any Additional Share Rights.

Preemptive Share Rights Exercise Period

Preemptive Share Rights may be exercised during the 30-calendar-day period from October 4, 2021 through 11:59 p.m. (Santiago, Chile time) on November 2, 2021. Following the Preemptive Share Rights expiration date, the Preemptive Share Rights will expire and common shareholders will have no further rights.

The exercise of your Preemptive Share Rights is irrevocable and may not be modified or cancelled.

Preemptive Share Rights Record Date

The record date for the determination of our common shareholders entitled to receive Preemptive Share Rights is September 28, 2021. Only common shareholders of record at 11:59 p.m. (Santiago, Chile time) on the Preemptive Share Rights record date will be entitled to receive Preemptive Share Rights.

Subsequent Statutory Preemptive Rights Offering to Holders of Common Shares

Additional Share Rights

If you exercise in full your Preemptive Share Rights in the Statutory Preemptive Rights Offering, you will be entitled to receive Additional Share Rights to purchase new common shares representing a proportionate share of the Unsubscribed Shares, based on the number of new common shares that you subscribed and paid for in the Statutory Preemptive Rights Offering relative to the total number of new common shares subscribed and paid for in the Statutory Preemptive Rights Offering.

The exact number of Additional Share Rights each eligible Subscribing Holder will be entitled to receive will not be determined until after the completion of the Statutory Preemptive Rights Offering. We will announce the number of Additional Share Rights that eligible Subscribing Holders are entitled to receive for each new common share subscribed and paid for in the Statutory Preemptive Rights Offering as soon as practicable after the completion of the

Statutory Preemptive Rights Offering and before the commencement of the Subsequent Statutory Preemptive Rights Offering for the Unsubscribed Shares. One full Additional Share Right will entitle you to subscribe for one new common share at a subscription price of Ch$1.80 (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) per new common share, the same share subscription price payable in the Statutory Preemptive Rights Offering. One full Additional Share Right is required to subscribe for one new common share at the share subscription price. However, we will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Additional Share Rights will lose the value of any Additional Share Rights held by them in excess of the highest multiple of Additional Share Rights that will entitle them to whole new common shares, unless they sell such fractional Additional Share Rights.

Additional Share Rights will be registered in book-entry form at the Chilean clearing system, the DCV, in an account in the shareholder’s or its nominee’s name. If you were a common shareholder of record on the Additional Share Rights record date, you should receive from the broker or custodian through which you hold your common shares a written confirmation of the issuance of Additional Share Rights. Additional Share Rights will be entered into shareholders’ book-entry accounts upon the commencement of the Subsequent Statutory Preemptive Rights Offering.

Additional Share Rights will be transferable and will trade on the Chilean Stock Exchanges upon the commencement of the Subsequent Statutory Preemptive Rights Offering. Additional Share Rights will not be listed on any stock exchange in the United States. If you transfer or sell your Additional Share Rights, you will have no further rights to purchase new common shares in the Subsequent Statutory Preemptive Rights Offering with respect to the Additional Share Rights transferred or sold.

Additional Share Rights Exercise Period

Additional Share Rights may be exercised during the six-calendar-day period, which is expected to commence on November 11, 2021 and continue until 11:59 p.m. (Santiago, Chile time) on November 16, 2021. Following the Additional Share Rights expiration date, the Additional Share Rights will expire and common shareholders will have no further rights.

The exercise of your Additional Share Rights is irrevocable and may not be modified or cancelled.

Additional Share Rights Record Date

The record date for the determination of our common shareholders entitled to receive Additional Share Rights is September 28, 2021. Only common shareholders of record at 11:59 p.m. (Santiago, Chile time) on the Additional Share Rights record date or the assignees thereof will be entitled to receive Additional Share Rights.

Eligibility to Receive Additional Share Rights

Only Subscribing Holders or the assignees thereof, who have exercised in full their Preemptive Share Rights in the Statutory Preemptive Rights Offering, will be entitled to receive Additional Share Rights.

Share Subscription Price

The subscription price for new common shares purchased upon the exercise of Preemptive Share Rights and the Additional Share Rights is Ch$1.80 (equivalent to approximately US$0.0023, based on our own exchange rate of Ch$784.33 per US$1.00 as of September 23, 2021) per common share. The share subscription price is payable in cash in Chilean pesos.

Procedure for Exercising Preemptive Share Rights and Additional Share Rights

In order to exercise Preemptive Share Rights or Additional Share Rights, a holder of Preemptive Share Rights or Additional Share Rights must execute and deliver an exercise notice and a signed share subscription agreement to us through DCV Registros, together with payment by such exercising shareholder of the full share subscription price for the total number of our common shares for which he or she is subscribing. Deposit in the mail will not constitute delivery to DCV Registros until actually received.

The forms of the exercise notice and the share subscription agreement will be made available to each shareholder of record as of the Preemptive Share Rights record date or Additional Share Rights record date, as applicable, through DCV Registros upon the commencement of the Statutory Preemptive Rights Offering or Subsequent Statutory Preemptive Rights Offering, as applicable. The share subscription agreement must be completed with the following information: (i) the number of shares to be subscribed by the subscribing shareholder at the share subscription price; (ii) the method of payment for the subscribed shares; and (iii) an election for the subscribing shareholder to receive their new common shares either in the form of a share certificate or in electronic book-entry form.

Common shares held directly in Chile are generally held in electronic book-entry form at the DCV, as the depositary entity, either directly by the shareholders on their own behalf or through local broker-dealers, as custodians. If you hold your shares at the DCV on your own behalf and you wish to subscribe for common shares by exercising Preemptive Share Rights or Additional Share Rights, you must complete the exercise notice and share subscription agreement to be made available to you in connection with the Preemptive Share Rights or Additional Share Rights and submit it to us through DCV Registros.

If you hold shares through a local broker-dealer and you wish to subscribe for common shares by exercising Preemptive Share Rights or Additional Share Rights, you should ask the local broker-dealer acting as your custodian to provide you with the exercise notice and share subscription agreement to allow you to subscribe for shares. You must complete the exercise notice and share subscription agreement and ask your local broker-dealer to submit them to us on your behalf through DCV Registros. Please consult with your local broker-dealer regarding the method of payment for the common shares for which you wish to subscribe. Your broker-dealer may request that you fill out additional documentation in connection with the subscription.

Any shareholder who is a natural person should be prepared to show to his or her broker-dealer, his or her identity card or passport, taxpayer registration card (RUT) and a document proving the residence of the shareholder. Any shareholder that is a legal entity must be prepared to present certified copies of its bylaws or other organization documents, the resolution by which that entity’s executive officers were elected and any other documents requested by its broker-dealer. In the case of proxies, an original or certified copy of the document that grants powers of representation must be presented. It is the shareholder’s responsibility to contact a broker-dealer, sufficiently in advance of the rights expiration date to enable the timely exercise of your rights. If you do not know whether you hold shares through the DCV or a local broker-dealer, you should ask your representative, broker or other nominee.

If you hold your common shares through a custodian in Chile, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

You or your custodian may continue to exercise Preemptive Share Rights until November 2, 2021. If you or your custodian fails to exercise your rights by November 2, 2021, your Preemptive Share Rights will lapse and you will have no further rights. You or your custodian may continue to exercise Additional Share Rights until November 16, 2021. If you or your custodian fails to exercise your rights by November 16, 2021, your Additional Share Rights will lapse and you will have no further rights.

We will determine all questions about the timeliness, validity and form of and eligibility for exercising the Preemptive Share Rights or Additional Share Rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new common shares, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither the Custodian nor we have to notify you of any defect or irregularity in submitting instructions. The Custodian and we will not incur any liability for failing to do so.

Purchase and Sale of Preemptive Share Rights and Additional Share Rights

You may exercise, sell or transfer your Preemptive Share Rights or Additional Share Rights to others. You may purchase and sell your Preemptive Share Rights or Additional Share Rights through brokers.

Payment and Delivery of New Common Shares

As described above under “—Procedure for Exercising Preemptive Share Rights and Additional Share Rights,” each holder of Preemptive Share Rights or Additional Share Rights that validly delivers an exercise notice and a share subscription agreement and the payment of the full share subscription price for the total number of shares for which he or she is subscribing to us will be registered as the holder of the new common shares on the date the exercise notice, share subscription agreement and share subscription price are accepted by DCV Registros. However, if you elect to receive your new common shares in certificated form, we will issue the certificate for the new common shares within ten Chilean business days following the effective date of the share subscription agreement. You may sell or trade the new common shares immediately after the delivery of the new common shares since the new common shares are expected to be listed on the Chilean Stock Exchanges on or before such date. New common shares will rank equally in all respects with existing common shares.

Announcement of Number of Shares Subscribed in the Rights Offerings

We will publish in a press release on our website, the total number of new common shares subscribed by our shareholders pursuant to the exercise of their Preemptive Share Rights and the remaining shares to be included in the Subsequent Statutory Preemptive Rights Offering. We will also send a letter to each Subscribing Holder indicating the number of Additional Share Rights it will be entitled to subscribe for in the Subsequent Statutory Preemptive Rights Offering.

TAXATION

Material U.S. Federal Income Tax Consequences

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of receiving, exercising, and disposing of rights (“share rights”) to receive new common shares (“New Shares”) and rights (“ADS rights”) to receive new ADSs (“New ADSs”) and of owning and disposing of New Shares and New ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s investment decision, and is based on the assumption that there is no applicable income tax treaty in effect between the United States and Chile (see “Material Chilean Tax Consequences—Chilean Tax Consequences of Ownership of Shares or ADSs by Foreign Holders—Ownership and Disposition of Shares and ADSs” below). Further, this summary does not address any aspect of non-U.S., state, local or estate or gift taxation, the 3.8% tax imposed on certain net investment income, or certain aspects of U.S. federal income taxation that may be applicable to holders or beneficial owners subject to special treatment under the Code, including, but not limited to:

●	certain financial institutions;
●	insurance companies;
●	dealers and traders in securities or currencies who use a mark-to-market method of tax accounting;
●	broker-dealers;
●	U.S. expatriates;
●	persons holding ADSs, existing common shares, share rights, ADS rights, New Shares or New ADSs as part of a hedge, straddle, conversion transaction or similar transaction;
●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
●	partnerships or other entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes or partners or members of such partnerships or entities;
●	persons liable for the alternative minimum tax;
●	tax-exempt organizations;
●	persons holding existing common shares, share rights, ADSs, ADS rights, New Shares or New ADSs that own or are deemed to own 10% or more of our outstanding stock (by vote or value); or
●	persons holding ADSs, existing common shares, share rights, ADS rights, New Shares or New ADSs in connection with a trade or business conducted outside of the United States.

A “U.S. Holder” for purposes of this discussion is a beneficial owner of ADSs, existing common shares, share rights, ADS rights, New Shares or New ADSs that is, for federal income tax purposes:

●	a citizen or individual resident of the United States;
●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;
●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds the existing common shares, ADSs, share rights, ADS rights, New Shares or New ADSs, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing common shares, ADSs, share rights, ADS rights, New Shares or New ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S.

federal income tax consequences to them of the receipt, holding and disposition of the share rights, ADS rights, New Shares or New ADSs, as the case may be.

This discussion assumes, and we expect, that we are not, and we will not become, a passive foreign investment company for U.S. federal income tax purposes. This discussion addresses only U.S. Holders of ADSs, existing common shares, share rights, ADS rights, New Shares or New ADSs that hold such securities as capital assets.

In addition, this summary is based in part on representations of the ADS Depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms.

Each U.S. Holder is urged to consult its own tax advisor as to the U.S. federal, state, local, non-U.S. and any other tax consequences of receiving, exercising or disposing of share rights or ADS rights and of owning and disposing of New Shares or New ADSs in their particular circumstances.

Material U.S. Federal Income Tax Consequences of the Rights Offerings

Receipt of Share Rights and ADS Rights

Under Section 305 of the Code, a shareholder who receives a share right or an ADS right will, if such receipt is treated as a “disproportionate distribution” within the meaning of Section 305 of the Code, be treated as having received a taxable distribution in an amount equal to the value of such share right or ADS right. In general, a shareholder who receives a share right or ADS right will be treated as having received a “disproportionate distribution” (and thus a taxable distribution) if a shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. While the issue is not free from doubt, we believe that the receipt of share rights or ADS rights by a U.S. Holder should not be treated as a “disproportionate distribution” under Section 305(b) of the Code. However, due to the uncertainties in the application of Section 305 of the Code, there can be no assurance that such treatment will not be challenged by the United States Internal Revenue Service (“IRS”) or, if challenged, upheld. If the distribution of share rights or ADS rights were treated as a taxable distribution, the fair market value of the share right or ADS right a U.S. Holder receives would be taxable to such U.S. Holder as a dividend. The U.S. Holder’s tax basis in such share right or ADS right would equal the amount of the dividend and the U.S. Holder’s holding period for the share rights or ADS rights would commence on the date of distribution. For further disclosure on taxation of dividends, see “—Taxation of Distributions on New Shares or New ADSs.” The balance of the discussion below assumes that the distribution of share rights or ADS rights will not be a taxable distribution.

Basis and Holding Period of the Rights

If the fair market value of the share rights or ADS rights received by a U.S. Holder is less than 15% of the fair market value of the outstanding existing common shares or ADSs held by such U.S. Holder with respect to which the share rights or ADS rights were distributed on the date of distribution, the share rights or ADS rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing common shares or ADSs, on the one hand, and the share rights or ADS rights received, on the other hand (as determined on the date of distribution). This irrevocable election must be made in the tax return for the taxable year in which the share rights or ADS rights are received, and will apply to all share rights or ADS rights received by the U.S. Holder pursuant to the rights offerings. On the other hand, if the fair market value of the share rights or ADS rights received by a U.S. Holder is 15% or greater than the fair market value of existing common shares or ADSs held by such U.S. Holder, respectively, with respect to which the share rights or ADS rights were distributed on the date of distribution, then the basis in the U.S. Holder’s existing common shares must be allocated between its existing common shares or ADSs, on the one hand, and the share rights or ADS rights, on the other hand, in proportion to their fair market values (as determined on the date of distribution). The fair market value of the share rights and ADS rights on the date the share rights and ADS rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the share rights and ADS rights on that date. A U.S. Holder’s holding period in the share rights or ADS rights will include the U.S. Holder’s holding period for the existing common shares or ADSs with respect to which the share rights or ADS rights were distributed.

Exercise of the Share Rights or ADS Rights

The exercise of a share right or ADS right by, or on behalf of, a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The basis of each New Share or New ADS acquired upon exercise of the share right or ADS right will equal the sum of the U.S. dollar value of the applicable subscription price and the U.S. Holder’s tax basis (as determined above), if any, in the share right or ADS right exercised. The holding period of the New Shares or New ADSs shall begin on the day the share rights or ADS rights are exercised.

If, at the time of the receipt or exercise of the share right or ADS right, the U.S. Holder no longer holds the common shares or ADSs with respect to which the share right or ADS right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the share right or ADS right are unclear, including (1) the allocation of the tax basis between the common shares or ADSs previously sold and the share right or ADS right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common shares or ADSs previously sold, and (3) the impact of such allocation on the tax basis of the New Shares and New ADSs acquired upon exercise of the share right or ADS right. U.S. Holders who exercise a share right or ADS right received in the rights offerings after disposing of our common shares or ADSs with respect to which the share right or ADS right is received, should consult their own tax advisor.

Sale or Expiration of Share Rights and ADS Rights

For U.S. federal income tax purposes, gain or loss realized on a sale of share rights or ADS rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the share rights or ADS rights is more than one year. For these purposes, the holding period for the share rights or ADS rights will include the holding period of the existing common shares or ADSs with respect to which the share rights or ADS rights were distributed. The deductibility of capital losses is subject to limitations. The amount of the gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the share rights or ADS rights disposed of (as determined above) and the U.S. dollar value of the amount realized on the disposition.

Gain or loss recognized by a U.S. Holder on a sale of share rights or ADS rights generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, the U.S. Holder may not be able to use the foreign tax credit arising from any Chilean tax imposed on the disposition of a share right or ADS right unless such credit can be applied against tax due on other income treated as derived from foreign sources in the appropriate limitation category.

In the event the share rights or ADS rights expire without being sold or exercised, the share rights or ADS rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the share rights or ADS rights, and the U.S. Holder should re-allocate any portion of the tax basis in the U.S. Holder’s existing common shares or ADSs previously allocated to the share rights or ADS rights that have expired to their existing common shares or ADSs.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of New Shares or New ADSs

Tax Treatment of ADSs

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of ADSs will be treated in this manner for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of shares for ADSs will generally not be subject to U.S. federal income tax.

Taxation of Distributions

The following discussion of cash dividends and other distributions is subject to the discussion below under “—Passive Foreign Investment Company Rules.” Distributions received by a U.S. Holder on New Shares or New ADSs, including the amount of any Chilean taxes withheld, other than certain pro rata distributions of shares to all shareholders, will constitute foreign-source income to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because we do not maintain, and do not intend to maintain, calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of dividend income paid in Chilean pesos that a U.S. Holder will be required to include in income will equal the U.S. dollar value of the distributed Chilean peso dividend, calculated by reference to the exchange rate in effect on the date the payment is received, regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt, which would be ordinary income or loss and would be treated as income from U.S. sources for foreign tax credit purposes. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the ADS Depositary’s) receipt of the dividend.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a noncorporate U.S. Holder in respect of New Shares or New ADSs generally will be subject to taxation at preferential rates if the dividends are “qualified dividends.” Dividends paid on the New Shares or New ADSs generally will be treated as qualified dividends if (i) the New Shares or New ADSs are readily tradable on an established securities market in the United States, (ii) Itaú Corpbanca has determined that it was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”) and (iii) the holder thereof has satisfied certain holding period requirements. The ADSs are listed on the NYSE and generally will qualify as readily tradable on an established securities market in the United States so long as they are so listed. We believe that we were not a PFIC for U.S. federal income tax purposes with respect to our 2020 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2021 taxable year. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, because it is unclear whether certain types of our income constitute passive income for PFIC purposes, and because as described below our PFIC status depends on the application of certain proposed regulations that may not be finalized in their current form, there can be no assurance that we will not be considered a PFIC for any current, prior or future taxable year.

Based on existing guidance, it is not entirely clear whether dividends received with respect to New Shares will be treated as qualified dividends, because the common shares are not themselves listed on a U.S. exchange. U.S. Holders should consult their own tax advisors to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of a dividend generally will be treated as foreign-source dividend income to a U.S. Holder for foreign tax credit purposes. As discussed in more detail below under “—Foreign Tax Credits,” Chilean withholding tax is likely to be treated as an eligible foreign income tax (after taking into account any credit in Chile against such withholding tax). As such, subject to generally applicable limitations, a U.S. Holder may claim a credit against its U.S. federal income tax liability for the eligible Chilean taxes actually withheld from distributions on New Shares or New ADSs (after taking into account any credit in Chile against such withholding tax). If the dividends are taxed as qualified dividend income (as discussed above), special rules will apply in determining the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation. The rules relating to foreign tax credits are complex. U.S. Holders are urged to consult their own tax advisors regarding the treatment of Chilean withholding taxes imposed on distributions on New Shares or New ADSs.

Sale or Other Disposition of New Shares or New ADSs

The gain or loss a U.S. Holder realizes on the sale or other disposition of New Shares or New ADSs generally will be U.S.-source capital gain or loss for foreign tax credit purposes, and generally will be a long-term capital gain or loss if the U.S. Holder has held the New Shares or New ADSs for more than one year. The gain or loss will equal the difference between the U.S. Holder’s tax basis in the New Shares or New ADSs disposed of and the amount realized on the disposition (including any amount withheld in respect of Chilean withholding taxes; see “—Material Chilean Tax Consequences—Taxation of Shares and ADSs”), in each case as determined in U.S. dollars. A U.S. Holder’s tax basis in the New Shares or New ADSs acquired pursuant to the exercise of the share rights or ADS rights will be as described above under “—Material U.S. Federal Income Tax Consequences of the Rights Offering—Exercise of Share Rights or ADS Rights.” Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale or other disposition of New Shares (but not New ADSs). See “—Material Chilean Tax Consequences—Taxation of Shares and ADSs.” As discussed in more detail below under “—Foreign Tax Credits,” whether a U.S. Holder will be able to claim a credit against its U.S. federal income tax liability for any Chilean taxes withheld with respect to a sale or other disposition of New Shares will depend on the U.S. Holder’s circumstances.

Foreign Tax Credits

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances, a U.S. Holder may be able to claim a credit against its U.S. tax liability for Chilean income taxes (or taxes imposed in lieu of an income tax) imposed in connection with the rights offerings and on distributions on and proceeds from the sale or other disposition of New Shares or New ADSs. Chilean dividend withholding taxes generally are expected to be income taxes eligible for the foreign tax credit. The Chilean tax is likely to be treated as an income tax (or a tax paid in lieu of an income tax) and thus eligible for the foreign tax credit; however, a U.S. Holder generally may claim a foreign tax credit only after taking into account any available opportunity to reduce the Chilean capital gains tax, such as the reduction for the credit for Chilean corporate income tax that is taken into account when calculating Chilean withholding tax, as discussed below under “—Chilean Tax Considerations—Taxation of Shares and ADSs.” A U.S. Holder would be entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that was attributable to foreign-source income. If a Chilean tax is imposed on the sale or disposition of share rights or New Shares, and a U.S. Holder does not have sufficient foreign-source income from other sources, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability. If a Chilean tax is not treated as an income tax (or a tax paid in lieu of an income tax) for U.S. federal income tax purposes, a U.S. Holder would be unable to claim a foreign tax credit for any such Chilean tax withheld; however, a U.S. Holder may be able to deduct such tax in computing its U.S. federal income tax liability, subject to applicable limitations. In addition, instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct such Chilean taxes in computing the U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of deductions, involves the application of complex rules that depend on such U.S. Holder’s particular circumstances. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Passive Foreign Investment Company Rules

Based upon our present regulatory status under Chilean law, current estimates, expectations and projections of the value and classification of our assets and the sources and nature of our income, we believe that we were not a PFIC for U.S. federal income tax purposes for 2020, and we do not anticipate becoming a PFIC in our current taxable year or in the foreseeable future, but this conclusion is a factual determination that is made annually and there can be no assurance that we will not be considered a PFIC for the current taxable year or any subsequent taxable year. Our actual PFIC status for our current taxable year ending December 31, 2021 will not be determinable until after the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for 2021.

In general, we will be a PFIC with respect to a U.S. Holder if for any taxable year in which such U.S. Holder held our New Shares or New ADSs (or under proposed regulations that have a retroactive effective date, rights):

●	at least 75% of our gross income for the taxable year is “passive income;” or
●	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, annuities and gains from assets that produce passive income. We will be treated as owning our proportionate share of the assets and earnings and our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% by value of the stock of another corporation. If we are a PFIC for any year during which a U.S. Holder holds our New Shares or New ADSs, such U.S. Holder will generally be required to treat our New Shares or New ADSs as stock in a PFIC for all succeeding years during which it holds our New Shares or New ADSs, even if we do not otherwise meet the PFIC tests for any such succeeding year.

We are unable to determine with certainty that we are not a PFIC because the application of the PFIC rules to banks is unclear under present U.S. federal income tax law. Banks generally derive a substantial part of their income from assets that are interest bearing or that otherwise could be considered passive under the PFIC rules. The IRS has issued a notice and has proposed multiple sets of regulations, which together describe what is referred to as the “active bank exception.” For purposes of the PFIC test, the active bank exception excludes from passive income any income derived in the active conduct of a banking business by a qualifying foreign bank. The IRS notice and the various proposed regulations each have different requirements for qualifying as a foreign bank and for determining the banking income that may be excluded from passive income under the active bank exception. Moreover, the proposed regulations (some of which have been outstanding since 1994 and others of which were recently issued in 2020) will not be effective unless finalized, although under current administrative guidance generally they can be relied on prior to their finalization. Nevertheless, we believe that we should qualify as an active bank under the requirements of both the notice and the proposed regulations, assuming that the proposed regulations are finalized in their current form.

In addition, because a PFIC determination is a factual determination that must be made following the close of each taxable year and is based on, among other things, the market value of our assets and shares, and because the proposed regulations are not currently in force and may not be finalized in their current form, our PFIC status may change and there can be no assurance that we will not be considered a PFIC for the current taxable year or any subsequent taxable year. If we are treated as a PFIC for any year in which a U.S. Holder holds New Shares or New ADSs (or under proposed regulations that have a retroactive effective date, rights), and such U.S. Holder did not make a mark-to-market election, as described below, such U.S. Holder will be subject to special rules with respect to:

●	any gain realized on the sale, exchange or other taxable disposition (including certain pledges) of its New Shares or New ADSs (or under the proposed regulations, rights); and
●	any “excess distribution” that we make to such U.S. Holder (generally, any distributions to such U.S. Holder during a single taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the New Shares or New ADSs during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the New Shares or New ADSs).

Under these rules:

●	the gain or excess distribution will be allocated ratably over a U.S. Holder’s holding period for the New Shares or New ADSs (or if applicable, the holding period of rights, which as described above will include the holding period of the underlying shares);
●	the amount allocated to the taxable year in which such U.S. Holder realized the gain or excess distribution will be taxed as ordinary income;

●	the amount allocated to each prior year will be taxed at the highest tax rate in effect for that year; and
●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the New Shares or New ADSs cannot be treated as capital, even if a U.S. Holder holds the ADSs or ordinary shares as capital assets. If we were a PFIC, certain subsidiaries and other entities in which we have a direct or indirect interest may also be PFICs, or Lower-tier PFICs. Under attribution rules, U.S. Holders would be deemed to own their proportionate shares of Lower-tier PFICs and would be subject to U.S. federal income tax according to the rules described above on (1) certain distributions by a Lower-tier PFIC and (2) certain dispositions of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though such U.S. Holder had not received the proceeds of those distributions or dispositions.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election. If a U.S. Holder makes this election, it will not be subject to the PFIC rules described above. Instead, in general, it will include as ordinary income each year the excess, if any, of the fair market value of its New Shares or New ADSs at the end of the taxable year over its adjusted basis in its New Shares or New ADSs. These amounts of ordinary income will not be eligible for the reduced tax rates applicable to qualified dividend income or long-term capital gains. A U.S. Holder will also be allowed to take an ordinary loss in respect of both (1) the excess, if any, of the adjusted basis of its New Shares or New ADSs over their fair market value at the end of the taxable year and (2) any loss realized on the actual sale or disposition of the New Shares or New ADSs, but in each case only to the extent of the net amount of previously included income as a result of the mark-to-market election. Any loss on an actual sale of New Shares or New ADSs would be a capital loss to the extent it exceeds any previously included mark-to-market income not offset by previous ordinary deductions. A U.S. Holder’s basis in the New Shares or New ADSs will be adjusted to reflect any such income or loss amounts.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the NYSE, or other market, as defined in applicable regulations. The ADSs are listed on the NYSE, and we expect, although no assurance can be given, that they will be regularly traded on the NYSE. It is unclear whether the common shares will be treated as “marketable stock” for purpose of the mark-to-market rules. In addition, the mark-to-market election generally would not be effective for any Lower-tier PFICs. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences that would arise if we are treated as a PFIC while such U.S. Holders hold New Shares or New ADSs.

Notwithstanding any election a U.S. Holder makes with regard to the New Shares or New ADSs, dividends that such U.S. Holder receives from us will not constitute qualified dividend income to such U.S. Holder, and therefore are not eligible for the reduced tax rate described above, if we are a PFIC either in the taxable year of the distribution or any preceding taxable year during which such U.S. Holder held our New Shares or New ADSs. Instead, a U.S. Holder must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for U.S. federal income tax purposes) in its gross income, and these amounts will be subject to tax at rates applicable to ordinary income.

If a U.S. Holder directly (and, in some cases, indirectly) own New Shares or New ADSs that are treated as PFIC shares with respect to such U.S. Holder during a taxable year, such U.S. Holder will be required to file an annual report for such taxable year.

In addition, if we are a PFIC, we do not intend to prepare or provide the information necessary to make a “qualified electing fund” election, which, like the mark-to-market election, is a means by which U.S. taxpayers may elect out of the tax treatment that generally applies to PFICs.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in New Shares or New ADSs to the IRS, subject to certain exceptions (including an exception for New Shares or New ADSs held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return for each year in which they hold an interest in the New Shares or New ADSs.

Transfer Reporting Requirements

A U.S. Holder that subscribes for New Shares or New ADSs may be required to file IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, with the IRS if the aggregate subscription price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds US$100,000 (or its foreign currency equivalent). U.S. Holders that are required to file IRS Form 926, but fail to do so, could be subject to substantial penalties.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds to U.S. Holders generally will be subject to information reporting and to backup withholding unless (i) the U.S. Holder is an exempt recipient that, if required, appropriately documents its exemption or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Holders who are not U.S. Holders may be required to certify their status as non-U.S. persons in order to avoid the application of these rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

A U.S. Holder should consult its own tax advisors with respect to the particular consequences to it of receiving, exercising or disposing of share rights or ADS rights and of owning and disposing of New Shares or New ADSs.

Material Chilean Tax Consequences

The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders (as defined below) arising from the ownership and disposition of share rights, ADS rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of share rights, ADS rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

As used herein, the term “Foreign Holder” means either:

●	in the case of an individual holder, a person who is not a resident of or domiciled in Chile; for purposes of Chilean taxation, (a) an individual is resident of Chile if he or she has resided in Chile, uninterrupted or not, for a period or periods that in total exceed 183 days, within any twelve-month period; or (b) an individual is domiciled in Chile if he or she resides in Chile with the intention of remaining in Chile (such intention to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of the individual’s family to Chile), or
●	in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is currently no applicable income tax treaty in effect between Chile and the United States. However, in 2010, Chile and the United States signed an income tax treaty that has not yet been ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between Chile and the United States.

This discussion:

●	is based upon the tax laws of Chile as in effect on the date of this prospectus supplement, including applicable regulations and rulings, and including ruling No. 324 of January 29, 1990, of the Chilean Internal Revenue Service (Servicio de Impuestos Internos, or the “SII”); and
●	is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder’s particular tax situation or circumstances.

We have not sought and will not seek any rulings from the SII with respect to any matter discussed herein. No assurance can be given that the SII would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Taxation on Capital Gains

Taxation on Sale or Exchange of ADSs Outside of Chile

Gains obtained by a Foreign Holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

Taxation on Sale or Exchange of Shares

The Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the Chilean Income Tax Law, as amended, provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a “sufficient stock market liquidity” status in the Chilean Stock Exchanges; (ii) the sale must be carried out in a Chilean Stock Exchange authorized by the CMF, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law or as the consequence of a contribution to a fund as regulated in Section 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean Stock Exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible publicly offered securities, or due to the redemption of a fund’s quota as regulated in Section 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001. For purposes of considering the ADSs as convertible publicly offered securities, they should comply with the requirements set forth by ruling No. 1.480 of August 22, 2014, of the Chilean Internal Revenue Service, which, among other, requires to be registered in the Chilean foreign securities registry (or it is expressly excluded from such registry by the CMF).

If the shares do not qualify for the above exemption, capital gains on the sale or exchange of common shares (as distinguished from sales or exchanges of ADSs representing such common shares) could be subject to a 35% Chilean withholding tax. Such rate could be reduced by the application of a double tax treaty subscribed by Chile. Provisional withholding obligations are applicable under Chilean law based on different rates depending on whether the capital gain can be determined at the time of the sale.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of Share Rights and ADS Rights

For Chilean tax purposes and to the extent we issue any share rights or ADS rights, the receipt of share rights or ADS rights by a Foreign Holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to Foreign Holders upon the exercise or the lapse of the share rights or the ADS rights.

Any gain on the sale, exchange or transfer of any ADS rights by a Foreign Holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the share rights by a Foreign Holder is subject to a 35% Chilean withholding tax.

Other Chilean Taxes

There is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by Foreign Holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a Foreign Holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Chilean Tax Consequences of Ownership of Shares or ADSs by Foreign Holders

Ownership and Disposition of Shares and ADSs

The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders arising from the ownership and disposition of shares and ADSs and, to the extent any are issued, share rights and ADS rights. The summary that follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares or ADSs and share rights or ADS rights, if any, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

Taxation of Shares and ADSs

Taxation of Cash Dividends and Property Distributions

Cash dividends paid with respect to the shares or ADSs held by a Foreign Holder will be subject to Chilean withholding tax, which is withheld and paid by us. The amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax or “CIT” paid by the issuer), and then subtracting as a credit 65% of such Chilean CIT paid by the issuer, in case the residence country of the holder of share or ADS does not have a tax treaty with Chile. If there is a tax treaty between both countries in force or that was signed prior to January 1, 2020 and until December 31, 2026 (even if not yet in effect), the Foreign Holder can apply 100% of the CIT as a credit. For the year 2021, the Chilean CIT applicable to Itaú Corpbanca is a rate of 27%, and depending on the circumstances mentioned above, the Foreign Holder may apply 100% or 65% of the CIT as a credit.

We pay CIT on its annual result. Foreign and local individual shareholders will only pay in Chile the relevant tax on effective profit distributions and will be allowed to use the CIT paid by the distributing company as credit, with certain limitations. Only 65% of the CIT is creditable against the 35% shareholder-level tax. However, if there is a tax treaty signed before January 1, 2020 between Chile and the jurisdiction of residence of the shareholder (even if not yet in effect), the CIT is fully creditable against the 35% withholding tax. This is the case of the tax treaty signed between Chile and the United States. In the case of treaties signed prior to January 1, 2020 that have not been enacted, a temporary sale permits the application of the 100% of CIT as a credit until December 31, 2026 or if such treaty is enacted on or before December 31, 2026.

The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean CIT rate of 27% and a distribution of 50% of our net income distributable after payment of the Chilean CIT:

Line	Concept and calculation assumptions	Amount Tax treaty resident	Amount Non-tax treaty resident
1	Company taxable income (based on Line 1 = 100)	100.0	100.0
2	Chilean corporate income tax : 27% × Line 1	27	27
3	Net distributable income: Line 1 – Line 2	73	73
4	Dividend distributed (50% of net distributable income): 50% of Line 3	36.5	36.5
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	17.5	17.5
6	Credit for 50% of Chilean corporate income tax : 50% of Line 2	13.5	13.5
7	CIT partial restitution (Line 6 × 35%)(1)	—	4.725
8	Net withholding tax: Line 5 – Line 6 + Line 7	4	8.725
9	Net dividend received: Line 4 – Line 8	32.5	27.775
10	Effective dividend Withholding rate : Line 8 / Line 4	10.95%	23.90%

(1)	Only applicable to non-tax treaty jurisdiction resident. From a practical standpoint the foregoing means that the CIT is only partially creditable (65%) against the withholding tax (i.e., CIT of 8.725%).

However, for purposes of the foregoing, the Chilean tax authorities have not clarified whether the taxpayer residence will be considered the address of the ADS holder or the ADS Depositary’s address.

DEALER MANAGERS, PLACEMENT AGENTS AND UNDERWRITERS

We have entered into a dealer manager, placement facilitation and underwriting agreement with J.P. Morgan Securities LLC, Itau BBA USA Securities, Inc., Banco BTG Pactual S.A. — Cayman Branch, and Larraín Vial S.A. Corredora de Bolsa, together with any of their respective affiliates, as representatives of the dealer managers and, if we enter into a placement facilitation supplement with the placement agents, of the placement agents in connection with the rights offerings and, if we enter into an underwriting agreement supplement with the underwriters, of the underwriters in connection with the public offering of ADSs. Larraín Vial S.A. Corredora de Bolsa is not expected to participate in any underwriting on a firm commitment basis.

We have agreed to pay commissions to the dealer managers, placement agents and/or underwriters of up to approximately US$12.9 million in the aggregate depending on the number of common shares (including shares represented by ADSs) that are subscribed, placed and/or sold (including through a potential underwritten offering (if any) as further described below). In addition, we have agreed to reimburse the dealer managers, placement agents and underwriters for their reasonable out-of-pocket expenses.

Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement we may enter into a placement facilitation supplement pursuant to which the dealer managers may also act as placement agents with respect to any common shares that are not subscribed for in the rights offerings.

Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement, we may enter into an underwriting agreement supplement pursuant to which we will agree to sell to the underwriters, and each underwriter will severally and not jointly agree to purchase, at a price to be determined and to be set forth in the underwriting agreement supplement, up to a number of shares represented by ADSs that are not subscribed for in the rights offerings. The underwriters will not be obligated to purchase any shares or ADSs from us on a firm commitment basis unless we and the underwriters determine to enter into such underwriting agreement supplement.

If we enter into the underwriting agreement supplement with the underwriters, we will offer the ADSs described in this prospectus supplement and accompanying prospectus through the underwriters, and each underwriter will agree, severally and not jointly, to purchase from us a certain number of ADSs at a price per ADS to be set forth in such underwriting agreement supplement.

The underwriters will be committed to purchase such number of ADSs offered by us, if any, as we and they agree pursuant to an underwriting agreement supplement. The dealer manager, placement facilitation and underwriting agreement also provides that if an underwriting agreement supplement is executed and an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

If any of the underwriters is not a U.S. registered broker-dealer and, to the extent that they intend to effect any sales of the ADSs in the United States, they will do so through one or more U.S. registered broker-dealers or through their U.S. registered broker-dealer affiliates. Banco BTG Pactual S.A.— Cayman Branch and Larrain Vial S.A. Corredora de Bolsa are not broker-dealers registered with the SEC, and therefore may not make sales of any ADSs in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent Banco BTG Pactual S.A.—Cayman Branch intends to effect sales of the ADSs in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

The underwriters propose to offer the ADSs directly to the public at an initial public offering price to be determined at the time any underwriting agreement supplement is executed. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters. Larraín Vial S.A. Corredora de Bolsa is acting as dealer manager in connection with the rights offering, but is not expected to participate in any subsequent underwriting on a firm commitment basis.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the commissions paid to the dealer managers, placement agents and/or underwriters will be approximately US$3.2 million.

A prospectus in electronic format may be made available on the web sites maintained by one or more dealer managers, placement agents or underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the CMF or the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our shares or securities convertible into or exchangeable or exercisable for any of our shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares or such other securities, in cash or otherwise), in each case without the prior written consent of Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC, Banco BTG Pactual S.A. — Cayman Branch and Larrain Vial S.A. Corredora de Bolsa for a period of 90 days after the date of this prospectus supplement and accompanying prospectus (the “Restricted Period”), other than shares or ADSs to be sold or placed pursuant to the rights offering, any placement facilitation supplement and any underwriting agreement supplement.

Our executive officers, certain of our directors and certain of our shareholders (not including CorpGroup or its affiliated entities) have entered into lock-up agreements with the dealer managers, placement agents and underwriters prior to the commencement of this rights offering pursuant to which each of these persons or entities, with customary exceptions, during the Restricted Period, may not, without the prior written consent of Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC, Banco BTG Pactual S.A. — Cayman Branch and Larrain Vial S.A. Corredora de Bolsa, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our shares or any securities convertible into or exercisable or exchangeable for our shares (including, without limitation, shares or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our shares or any security convertible into or exercisable or exchangeable for our shares or (4) publicly disclose the intention to do any of the foregoing; provided, however, that the foregoing shall not prohibit or restrict the undersigned from receiving, exercising, purchasing or selling the Preemptive ADS Rights or the Additional ADS Rights or from purchasing any Unsubscribed Shares following the rights offerings. In addition, the restrictions above shall not apply to shares held in us by certain of our directors through their holding of securities in CorpGroup or any of its affiliates.

We have agreed to indemnify the several dealer managers, any placement agents and any underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the dealer managers, any placement agents and any underwriters may be required to make in respect of those liabilities.

Our common shares are listed on the Chilean Stock Exchanges under the symbol “ITAUCORP.” ADSs representing our common shares have been listed on the New York Stock Exchange since November 1, 2004 under the symbol “ITCB.”

Other than in the United States and Chile, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose comes possession this prospectus supplement and accompanying prospectus and are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The dealer managers, placement agents and underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the dealer managers, placement agents and underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Itau BBA USA Securities, Inc., an affiliate of our controlling shareholder, is acting as dealer manager in the rights offerings, and, if applicable, as a placement agent and an underwriter, for which it will receive commissions based on the number of common shares that are subscribed, placed and/or sold, as applicable.

In the ordinary course of their various business activities, the dealer managers, placement agents and underwriters and their respective affiliates , officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers or affiliates, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers, placement agents and underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or financial instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

General

Other than in the United States and Chile, no action has been taken by us or the dealer managers, placement agents or underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

None of the ADS, common shares, common shares represented by ADS nor Preemptive Share Rights fall within scope of Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”). For risk-based regulatory reasons we have treated the Preemptive ADS Rights as if they fall within scope of the PRIIPs Regulation for purposes of the selling restrictions in this Notice to Prospective Investors in the European Economic Area. The inclusion of these selling restrictions (i) does not result in or amount to any representation, warranty or agreement by us, the dealer managers, placement agents or underwriters that the Preemptive ADS Rights fall within scope of the PRIIPs Regulation and (ii) is without prejudice to the ability of us, the dealer managers, placement agents or underwriters to take the position that the Preemptive ADS Rights do not fall within scope of the PRIIPs Regulation.

The Preemptive ADS Rights are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by the “PRIIPs Regulation for offering or selling the Preemptive ADS Rights or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Preemptive ADS Rights or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. No person who is a retail investor as defined above may exercise Preemptive ADS Rights and any person who exercises Preemptive ADS Rights will be deemed to have represented, acknowledged and agreed to us and each dealer manager, placement agent and underwriter that it is not a retail investor as defined above.

In relation to each Member State of the European Economic Area (each a “Relevant State”), no ADS, common shares, common shares represented by ADS, Preemptive Share Rights or Preemptive ADS Rights have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of such securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the dealer managers, placement agents and underwriters; or
(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of such securities shall require us or the dealer managers, placement agents or underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person who initially acquires such securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each dealer manager, placement agent and underwriter and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any such securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of each dealer manager, placement agent and underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in United Kingdom

None of the ADS, common shares, common shares represented by ADS nor Preemptive Share Rights fall within scope of Regulation (EU) No 1286/2014 as it forms part of domestic law (the “UK PRIIPs Regulation”) by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”). For risk-based regulatory reasons we have treated the Preemptive ADS Rights as if they fall within scope of the UK PRIIPs Regulation for purposes of the selling restrictions in this Notice to Prospective Investors in the United Kingdom. The inclusion of these selling restrictions (i) does not result in or amount to any representation, warranty or agreement by us, the dealer managers, placement agents or underwriters that the Preemptive ADS Rights fall within scope of the UK PRIIPs Regulation and (ii) is without prejudice to the ability of us, the dealer managers, placement agents or underwriters to take the position that the Preemptive ADS Rights do not fall within scope of the UK PRIIPs Regulation.

The Preemptive ADS Rights are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by the UK PRIIPs Regulation for offering or selling the Preemptive ADS Rights or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Preemptive ADS Rights or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. No person who is a retail investor as defined above may exercise Preemptive ADS Rights and any person who exercises Preemptive ADS Rights will be deemed to have represented, acknowledged and agreed to us and each dealer manager, placement agent and underwriter that it is not a retail investor as defined above.

In relation to the UK, no ADS, common shares, common shares represented by ADS, Preemptive Share Rights or Preemptive ADS Rights have been offered or will be offered, pursuant to this offering, to the public in the UK prior to the publication of a prospectus in relation to such securities which has been approved by the Financial Conduct Authority, except that offers of such securities may be made to the public in the UK at any time under the following exemptions:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the dealer managers, placement agents and underwriters; or
(c)	in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of such securities shall require us or the dealer managers, placement agents and underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person who initially acquires any such securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each dealer manager, placement agent and underwriter and us that it is a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

We have not authorized and do not authorize the making of any offer of such securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of such securities, other than the dealer managers, placement agents and underwriters, is authorized to make any further offer of the securities on behalf of us or the dealer managers, placement agents and underwriters.

In addition, this document is for distribution only to, and is directed only at, and any offer subsequently made may only be directed at persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order and/or (iii) who are outside the UK and/or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).

Any person that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. Any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

This document is not, and under no circumstances is to be construed as, an advertisement or a public offering of the securities referred to herein in Canada. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described and any representation to the contrary is an offence. This offering is being made by a non-Canadian issuer using disclosure documents prepared in accordance with non-Canadian securities laws. Holders of our securities in Canada should be aware that these requirements may differ significantly from those in Canada. Investors in Canada are permitted to participate in the distribution of the Preemptive Share Rights and Preemptive ADS Rights on the basis that the distribution is being effected pursuant to an exemption from the requirement to qualify the distribution by a prospectus filed and receipted by Canadian securities regulatory authorities. This exemption is available due to our understanding of the limited holdings by Canadian residents of our securities. It is a requirement of this exemption that we file on SEDAR (www.sedar.com) and send to each holder of common shares or ADSs resident in Canada the same materials sent to other holders of our securities. The exercise of the Preemptive Share Rights and Preemptive ADS Rights to acquire common shares or ADSs, respectively, will also be subject to an exemption from the prospectus requirements of applicable Canadian securities laws. Any resale of any of the foregoing securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

The common shares that are not subscribed for in the rights offering and sold by a placement agent, and the ADSs offered by an underwriter pursuant to an underwriting agreement supplement (collectively, “marketed securities”), may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45- 106 — Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of such securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Pursuant to section 3A.3 of National Instrument 33-105 — Underwriting Conflicts (“NI 33-105”), placement agents and underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with an offering of marketed securities.

Securities legislation in certain provinces or territories of Canada may provide a purchaser of marketed securities with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. A purchaser of marketed securities should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person “resident” in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CWUMPO”) or which do not constitute an offer to the public within the meaning of the CWUMPO. No advertisement, invitation or document relating to the securities has been, may be or will be issued or has been, may be or will be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

●	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
●	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
●	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:
o	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;
o	where no consideration is or will be given for the transfer;
o	where the transfer is by operation of law;
o	as specified in Section 276(7) of the SFA; or
o	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of securities, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered directly or indirectly in or into Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), except under the following exemptions under the FinSA:  (i) to any investor that qualifies as a professional client within the meaning of the FinSA;  (ii) to fewer than 500 investors (other than professional clients within the meaning of the FinSA);  (iii) in any other circumstances falling within article 36 of the FinSA; provided, in each case, that no such offer of the securities referred to in (i) through (iii) above shall require the publication of a prospectus pursuant to the FinSA. The securities have not been and will not be admitted to any trading venue, exchange or multilateral trading facility in Switzerland. Neither this prospectus supplement, the prospectus, nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA. The document has not been and will not be reviewed or approved by a Swiss review body and does not comply with the disclosure requirements applicable to a prospectus pursuant to the FinSA. Neither this prospectus supplement, the prospectus, nor any other offering or marketing material relating to securities may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Arab Emirates

This prospectus supplement has not been reviewed, approved or licensed by or registered with the Central Bank of the United Arab Emirates (the “Central Bank”), the Emirates Securities and Commodities Authority (the “SCA”) or any other licensing authority in the United Arab Emirates (the “UAE”, which includes each of the free zones established and operating in the UAE such as the DIFC and the Abu Dhabi Global Market (the “ADGM”)), including the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the DIFC, or the Financial Services Regulatory Authority (the “FSRA”), a regulatory authority of the ADGM.

This prospectus supplement is not intended to and does not constitute an offer, sale or delivery of securities in the UAE except to the extent that it is an Exempt Offer in the DIFC or ADGM only in accordance with “—Notice to Prospective Investors in the Dubai International Financial Centre” or “—Notice to Prospective Investors in the Abu Dhabi Global Market” below as applicable and the securities may not be offered or sold, directly or indirectly in the UAE other than as an Exempt Offer into the DIFC or ADGM only. This prospectus supplement does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law (Federal Law No. 2 of 2015) (as amended) or otherwise and further does not constitute an offer or promotion in the UAE in accordance with SCA board of directors decision No. 3 (/R.M.) of 2017 Concerning the Organization of Promotion and Introduction (whether by a foreign issuer, as defined therein, or otherwise).

No marketing of the securities has been, or will be, made from within the UAE and no marketing of the securities has been, or will be, made to the UAE or any person within it other than in compliance with the laws of the UAE (including any decisions of the Central Bank or the SCA or its board of directors or chairman) and no subscription for any securities may be consummated within the UAE other than pursuant to an Exempt Offer into the DIFC only.

This prospectus supplement may not be distributed to or within and no marketing of the securities has been or will be made to or within the ADGM or the DIFC or to any person within them other than pursuant to an Exempt Offer into the DIFC or ADGM only. No offer or invitation to subscribe for securities is valid or permitted from any person in the ADGM or the DIFC other than pursuant to an Exempt Offer into the DIFC or ADGM only.

This prospectus supplement is not intended to constitute a financial promotion, offer, sale or delivery of securities under the ADGM’s Financial Services and Markets Regulations 2015 (as amended) (the “Markets Regulations”) or under the Markets Rules (the “ADGM Markets Rules”) of the FSRA or any other laws and regulations of the ADGM except to the extent that it is an Exempt Offer in the ADGM. This prospectus supplement and the issue or transfer of any securities related to it have not been approved or licensed by the FSRA, and do not constitute an offer of securities in the ADGM in accordance with the Markets Regulations or the ADGM Markets Rules or any other laws and regulations of the ADGM except to the extent that it is an Exempt Offer in ADGM.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR“)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons” for the purposes of this paragraph). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

This offer document is an Exempt Offer in accordance with the Market Rules of the ADGM Financial Services Regulatory Authority. This Exempt Offer document is intended for distribution only to Persons of a type specified in the Market Rules. It must not be delivered to, or relied on by, any other Person. The ADGM Financial Services Regulatory Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The ADGM Financial Services Regulatory Authority has not approved this Exempt Offer document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities to which this Exempt Offer relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the Securities. If you do not understand the contents of this Exempt Offer document you should consult an authorised financial advisor.

Notice to Prospective Investors in Australia

This prospectus supplement:

●	does not constitute a prospectus or other disclosure document, as defined under the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”);
●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, as a prospectus or other disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a prospectus or other disclosure document for the purposes of the Corporations Act;
●	does not permit an offering in circumstances that would require disclosure under Part 6D.2 of the Corporations Act; and
●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to represent or warrant that you are an Exempt Investor, any offer made to you under this prospectus supplement is void and incapable of acceptance.

As any offer of securities under this document will be made without disclosure in Australia under the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under other provisions of the Corporations Act, require disclosure to investors if none of the exemptions in section 708 of the Corporations Act applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign, or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC. Before any such offer, transfer, assignment, or alienation of those securities, you should obtain your own independent legal advice, as a non-compliant offer, transfer, assignment or alienation of those securities may attract liability.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Brazil

The securities have not been, and will not be, registered (or exempted from registration) with the Comissão de Valores Mobiliários, or CVM, and therefore, the offering will not be carried out by any means that would constitute a public offering in Brazil under (i) Brazilian Law No. 6,385, of December 7, 1976, as amended, (ii) CVM Rule No. 400, of December 29, 2003, as amended, or (iii) CVM Rule No. 476, of January 16, 2009, as amended. Documents relating to the offering of the securities, as well as information contained therein, may not be used in connection with any public offering for subscription or sale of securities to the public in Brazil.

MARKET INFORMATION

Our common shares are traded on the Chilean Stock Exchanges. Our common shares are also traded in the United States on the NYSE, under the symbol “ITCB,” represented by ADSs. Each ADS represents 1,500 common shares. The closing prices of our shares on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange and of our ADSs on the NYSE on October 1, 2021 were Ch$1.987 per share, Ch$1.97 per share and US$3.725 per ADS, respectively.

As of October 1, 2021, 512,406,760,091 shares of our common shares were issued and outstanding, including 5,035,983 outstanding ADSs (equivalent to 7,553,974,500 shares or 1.47% of the total number of issued shares). For additional information regarding the Chilean Stock Exchanges, see “Item 9. The Offer and Listing—C. Markets” of the 2020 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

LEGAL MATTERS

Certain matters of Chilean law relating to this offering will be passed upon for us by Claro & Cia, our Chilean counsel. Certain matters of New York law and U.S. federal income tax law relating to this offering will be passed upon for us by Shearman & Sterling LLP, New York, New York, our U.S. counsel. Certain legal matters relating to this offering will be passed upon for the dealer managers by Davis Polk & Wardwell LLP, New York, New York and Morales & Besa, Santiago, Chile.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the 2020 Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores SpA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ITAÚ CORPBANCA

Common Shares

American Depositary Shares representing Common Shares

Rights to Subscribe for Common Shares

From time to time, we may offer, issue and sell common shares, American depositary shares (“ADSs”) representing common shares in one or more offerings and rights to subscribe for common shares. This prospectus may also be used by a selling security holder to sell our securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the U.S. Securities and Exchange Commission (“SEC”). This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the SEC. You should carefully read this prospectus and any prospectus supplements, including the information incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “ITCB.” Our common shares are listed in the Republic of Chile (“Chile”) on the Bolsa de Comercio de Santiago (the “Santiago Stock Exchange”) and trade under the symbol “Itaucorp.” On June 22, 2021, the price of our ADSs on the NYSE was US$4.43 per ADS, and the price of our common shares on the Santiago Stock Exchange was Ch$2.187 per common share. Our headquarters are located at Rosario Norte 660, Las Condes, Santiago, Chile, and our telephone number is +562-2687-8000.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 17 of our Form 20-F for the year ended December 31, 2020, filed with the SEC on April 23, 2021, as well as the risk factors included in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 23, 2021.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, all references to “Itaú Corpbanca,” the “Company,” “we,” “our,” “ours,” and “us” are to Itaú Corpbanca, a special banking corporation (sociedad anónima especial) organized under the laws of Chile, and its consolidated subsidiaries. In addition, all references to “US$,” “U.S. dollars” and “dollars” are to United States dollars, all references to “pesos” or “Ch$” are to Chilean pesos, and all references to “UF” are to Unidades de Fomento. The UF is an inflation indexed, peso denominated unit that is linked to, and adjusted daily by the Banco Central de Chile (the “Central Bank of Chile”) to reflect changes in the previous month’s Chilean consumer price index. As of December 31, 2020, UF1.00 was equivalent to Ch$29,070.33 and US$40.90 and as of March 31, 2021, UF1.00 was equivalent to Ch$29,394.77 and US$40.82. Unless otherwise indicated, U.S. dollar amounts have been translated from Chilean pesos based on an exchange rate of Ch$710.73 per US$1.00 as of December 31, 2020.

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings, as of the date hereof. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If a prospectus supplement is inconsistent with this prospectus, the terms of the prospectus supplement will control. Therefore, the statements made in this prospectus may not be the terms that apply to the securities you purchase.

You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. That registration statement can be read at the SEC’s website at http://www.sec.gov.

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents regardless of when any such documents are delivered or when any sale of any such securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and at our website at https://ir.itau.cl. (Reference to this URL is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.)

This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are filed as an exhibit to the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website at http://www.sec.gov and at our website at https://ir.itau.cl.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

This prospectus incorporates by reference the documents or portions thereof listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Reports on Form 6-K we furnish to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus. Incorporation by reference of one or more portions of a document listed below (and not the complete document) shall not include the incorporation by reference of the remaining portions of such document. We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on April 23, 2021 (the “2020 Annual Report”);
(2)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;
(3)	report on Form 6-K furnished on June 14, 2021 containing (i) the Unaudited Interim Consolidated Financial Statements of Itaú Corpbanca as of March 31, 2021 and December 31, 2020 and for the three-month periods ended March 31, 2021 and December 31, 2020 prepared in accordance with Generally Accepted Accounting Principles of the Chilean Commission for the Financial Market (“Chilean Bank GAAP”); and (ii) the reconciliation note prepared under Item 17 of Form 20-F between International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and Chilean Bank GAAP.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

ITAÚ CORPBANCA

Rosario Norte 660

Las Condes

Santiago, Chile

Attention: Investor Relations

Telephone Number: +562-2660-1751

Certain of these documents can also be obtained on our website https://ir.itau.cl. Reference to this “uniform resource locator” or “URL” is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements, including the information incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements preceded by, followed by or that include “believes,” “expects,” “intends,” “plans,” “projects,” “estimates” or “anticipates” and similar expressions. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control, including statements regarding our current intent, belief or expectations with respect to (1) our asset growth and financing plans, (2) trends affecting our financial condition or results of operations, (3) the impact of competition and regulations, (4) projected capital expenditures, and (5) liquidity. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in such forward-looking statements included in this prospectus and any prospectus supplements, including the information incorporated by reference as a result of various factors (including, without limitation, the actions of competitors, future global economic conditions, market conditions, currency exchange rates and operating and financial risks), many of which are beyond our control. The occurrence of any such factors, not currently expected by us, would significantly alter the results set forth in these statements.

Factors that could cause actual results to differ materially and adversely include, but are not limited to:

●	trends affecting our financial condition or results of operations;
●	our dividend policy;
●	changes in the participation of our shareholders or any other factor that may result in a change of control;
●	the amount of our indebtedness;
●	adverse developments with respect to the financial stability and conditions of our shareholders, counterparties, joint venture partners and business partners;
●	natural disasters and pandemics, including the ongoing SARS-CoV-2 (“COVID-19”) pandemic;
●	cyber-attacks, terrorism and other criminal activities;
●	changes in general economic, business, regulatory, political or other conditions in the Republic of Chile, or Chile, or the Republic of Colombia, or Colombia, or changes in general economic or business conditions in Latin America or the global economy;
●	changes in capital markets in general that may affect policies or attitudes towards lending to Chile or Colombia, Chilean or Colombian companies or securities issued by Chilean companies;
●	the monetary and interest rate policies of the Central Bank of Chile (Banco Central de Chile), or the Central Bank of Colombia (Banco de la República de Colombia);
●	inflation or deflation;
●	unemployment;
●	social unrest;
●	our counterparties’ failure to meet contractual obligations;
●	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;
●	unanticipated turbulence in interest rates;

●	movements in currency exchange rates;
●	movements in equity prices or other rates or prices;
●	changes in Chilean, Colombian and foreign laws and regulations;
●	changes in Chilean or Colombian tax rates or tax regimes;
●	competition, changes in competition and pricing environments;
●	concentration of financial exposure;
●	our inability to hedge certain risks economically;
●	the adequacy of our loss allowances, provisions or reserves;
●	technological changes;
●	changes in consumer spending and saving habits;
●	successful implementation of new technologies;
●	loss of market share;
●	changes in, or failure to comply with, applicable banking, insurance, securities or other regulations;
●	changes in accounting standards;
●	difficulties in successfully integrating recent and future acquisitions into our operations;
●	our ability to successfully complete the implementation of a new information technology core banking system in Colombia, as part of the integration process in Colombia;
●	consequences of the merger of Banco Itaú Chile with and into Corpbanca on April 1, 2016 (the “Merger”), the acquisition of the assets and liabilities of Itaú BBA Colombia S.A., Corporación Financiera (“Itaú BBA Colombia”) by us (the “Itaú Colombia Acquisition”), and the acquisition of an additional 20.8% share ownership in Itaú Corpbanca Colombia by us;
●	our ability to achieve revenue benefits and cost savings from the integration between former Corpbanca’s and former Banco Itaú Chile’s businesses and assets;
●	our ability to address and forecast economic and social trends affecting our business, and to effectively implement the appropriate strategies; and
●	the other factors identified or discussed under “Item 3. Key Information—D. Risk Factors” in our 2020 Annual Report on Form 20-F.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after the date of this prospectus and any prospectus supplements, including the information incorporated by reference to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Neither Itaú Corpbanca’s independent auditors, nor any other independent accountants, have complied with, examined, or performed any procedures with respect to the prospective financial information contained in this prospectus and any prospectus supplements, including the information incorporated by reference, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, or disclaim any association with, such prospective financial information.

ITAÚ CORPBANCA

Overview

We are a publicly traded company organized under the laws of Chile, and licensed by the Chilean Commission for the Financial Market (Comisión para el Mercado Financiero or “CMF”) to operate as a commercial bank. In addition to our presence in Chile, we also have operations in Colombia and Panama, a branch in New York City, United States and a representation office in Lima, Peru.

We provide a broad range of wholesale and retail banking services to our customers in Chile and Colombia. In addition, we provide financial advisory services, asset management, insurance brokerage and securities brokerage services through our subsidiaries, and banking services through our New York Branch.

Our ADSs are listed on the NYSE and trade under the ticker symbol “ITCB.” Our common shares are listed in the Chile on the Santiago Stock Exchange and trade under the symbol “Itaucorp.” As of March 31, 2021, Itaú Corpbanca had, on a consolidated basis, per Chilean Bank GAAP:

●	Ch$33,614.86 billion in total assets (US$46.67 billion);
●	Ch$31,225.21 billion in total liabilities (US$43.36 billion);
●	Ch$10,534.03 billion in time deposits and other time liabilities (US$14.63 billion); and
●	Ch$2,320.11 billion in stockholders’ equity (US$3.22 billion).

Our consolidated net income (loss) for the twelve months ended March 31, 2021, was Ch$90.22 billion (US$125.28 million), per Chilean Bank GAAP.

History

We are the resulting entity from the merger of two leading banks in Chile: Corpbanca, the oldest private bank in Chile and the legal surviving entity, and Banco Itaú Chile, a fully-owned subsidiary of Itaú Unibanco, the largest private bank in Latin America and the sole controlling shareholder of Itaú Corpbanca, since the merger on April 1, 2016.

Our history has been extensive and full of challenges. We were incorporated as Banco de Concepción by Decree No. 180 of the Chilean Ministry of Finance on October 3, 1871, and legally began operations as a bank on October 16 of the same year. Over the next 150 years, we went through a number of changes in control from private to government agency and back to private, and also through several mergers and acquisitions.

In 1971, Banco de Concepción was transferred to a government agency, Corporación de Fomento de la Producción (the Chilean Corporation for the Development of Production, or CORFO). Also in 1971, Banco de Concepción acquired Banco Francés e Italiano in Chile, which provided for the expansion of Banco de Concepción into Santiago. In 1972 and 1975, Banco de Concepción acquired Banco de Chillán and Banco de Valdivia, respectively. In November 1975, CORFO sold its shares of Banco de Concepción to private business persons, who took control in 1976. In 1980, the name of the bank was changed to Banco Concepción. In 1983, control of Banco Concepción was assumed by the CMF. It remained under the control of the CMF through 1986, when it was acquired by Sociedad Nacional de Minería (the Chilean National Mining Society, or SONAMI). Under SONAMI’s control, Banco Concepción focused on providing financing to small- and medium-sized mining interests, increased its capital and sold a portion of its high-risk portfolio to the Central Bank of Chile.

Investors led by Mr. Alvaro Saieh Bendeck purchased a majority interest of Banco Concepción from SONAMI in 1996. Following the acquisition by Mr. Alvaro Saieh Bendeck in 1996, Banco Concepción changed the brand name to Corpbanca, hired a management team with substantial experience in the Chilean financial services industry and commenced a period of significant growth fueled by organic expansion and acquisitions. Our first significant transactions were the acquisition of the assets of the consumer loan division of Corfinsa and the finance company

Financiera Condell S.A. in 1998. Both combined created Corpbanca’s Consumer Division, Banco Condell, focused on the middle-low income segment of the population in Chile.

With a view to its internationalization in November 2004, Corpbanca completed the listing process that enabled it to trade its ADSs on the New York Stock Exchange. Five years later, the New York Branch was opened as a support for 53 clients who saw their possibilities of financing in the United States expand. Two years later, Corpbanca opened its representative office in Spain, whose role is to inform and promote the bank with foreign companies and serve as a liaison with bank clients in Chile and Colombia.

Itaú financial group expanded into Chile in September 2006 after the acquisition of BankBoston (Chile). On February 28, 2007, BankBoston (Chile) was named Banco Itaú Chile, after the Superintendency of Banks and Financial Institutions (now CMF) approved the acquisition.

In June 2012, former Corpbanca finalized the acquisition of Banco Santander Colombia S.A. (now Itaú Corpbanca Colombia). With this acquisition, we became the first Chilean bank to have a banking subsidiary outside the country. In 2013, we acquired Helm Bank S.A., and the following year, merged it with and into Itaú Corpbanca Colombia, maintaining the networks of branches separately: Itaú Corpbanca Colombia and Helm.

Becoming a large bank with a regional presence prompted our former controlling shareholder to enter, in early 2014, into a merger agreement with Itaú Unibanco and Banco Itaú Chile. On January 29, 2014, Corpbanca and Itaú Chile agreed to merge (the “Transaction Agreement”, or “Merger”). In June 2015, the Extraordinary Shareholders Meetings of Corpbanca and Banco Itaú Chile agreed to the Merger, which was approved by the Superintendency of Banks and Financial Institutions in September of the same year. On April 1, 2016 the Merger was consummated and Banco Itaú Chile was merged with and into Corpbanca, renaming us as “Itaú Corpbanca”.

Immediately following the Merger, the corresponding subsidiaries of Banco Itaú Chile and Corpbanca continued to operate independently and their respective clients were served by their current executives. In January 2017, December 2017, and April 2018, respectively, each of our securities brokerages’ subsidiaries, our asset managers’ subsidiaries, and our insurance broker’s subsidiaries were also merged to consolidate these subsidiaries into one single company for each line of business.

In this way, the stories of Banco Itaú Chile and Corpbanca were merged into a single one, with Corpbanca contributing a long and successful business trajectory which has had a clear goal: offering clients a service of excellence while being faithful to what inspired its founders. On the other hand, Itaú Unibanco, with more than 90 years of history in Brazil, contributed all its experience as the largest private bank in Latin America and one of the largest banks in the world measured in market capitalization, with a leading presence in the Brazilian market.

Our business model is the result of the combination of the local banks’ strengths and local knowledge, which will allow us to reach more clients, with an extended range of products and financial solutions.

By consolidating operations in Chile and Colombia, we became one of Chile’s largest private financial institutions, ranking fifth in the Chilean banking industry with a market share by loans of 9.8% in Chile as of March 31, 2021. In addition, according to the Colombian Financial Superintendency, Itaú Corpbanca Colombia was the ninth largest bank in Colombia in terms of total assets, the eighth largest bank in Colombia in terms of total loans and the eleventh largest bank in Colombia, in terms of total deposits as reported under local regulatory and accounting principles, as of the same date.

The Merger and combination of the strengths of both banks has translated into an expansion in products and services offerings for our clients, with a large branch platform in Chile. We operate 190 branch offices in Chile, one branch in New York, 108 branches in Colombia and one office in Panama.

As of March 31, 2021, Itaú Unibanco and CorpGroup beneficially own 39.22% and 27.16% of our outstanding common shares, respectively. Itaú Unibanco and CorpGroup also entered into the Itaú CorpGroup Shareholders’ Agreement. Upon the consummation of the Merger, Itaú Unibanco became the sole controlling shareholder of the merged bank.

RISK FACTORS

Potential investors in our securities should carefully review the information under “Item 3. Key Information—D. Risk Factors” in the 2020 Annual Report on Form 20-F incorporated herein by reference, and should understand that an investment in our securities involves a high degree of risk, including the significant possibility of loss of an investor’s entire investment in such securities.

OFFER STATISTICS AND EXPECTED TIMETABLE

We will set forth in the applicable prospectus supplement or other offering materials a description of the offer statistics and expected timetable of any offering of securities which may be offered under this prospectus. The prospectus supplement or any other offering materials may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering materials before you invest in any of our securities.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2021, derived from our unaudited consolidated financial statements prepared in accordance with Chilean Bank GAAP. In our opinion, the financial data in the table below includes all adjustments necessary to present fairly our capitalization at the dates presented.

	As of March 31, 2021
	Ch$	US$(1)
	(unaudited, in millions of Ch$)	(in millions of US$)
Short-term debt
Mortgage finance bonds	7,153	10
Senior bonds	347,884	483
Subordinated bonds	0	0
Other financial liabilities	23,393	32
Lease contracts liabilities	30,094	42
Total short-term debt	408,524	567

Long-term debt
Mortgage finance bonds	21,530	30
Senior bonds	4,810,098	6,679
Subordinated bonds	1,079,609	1,499
Other financial liabilities	0	0
Lease contracts liabilities	113,793	158
Total long-term debt	6,025,030	8,366

SHAREHOLDERS’ EQUITY
Attributable to equity holders of the Bank
Capital	1,862,826	2,587
Reserves	470,873	654
Valuation accounts	(76,743)	(107)
Retained earnings	63,155	87
Retained earnings from prior periods	0	0
Income for the period	90,222	125
Less: Provision for mandatory dividends	(27,067)	(38)
Total equity attributable to equity holders of the Bank	2,320,111	3,221
Non-controlling interest	69,532	97
Total shareholders’ equity	2,389,643	3,318

(1)	Chilean peso amounts have been translated into U.S. dollars at an exchange rate of Ch$720.19 per US$1.00 as of March 31, 2021.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and any prospectus supplements for general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting our capital requirements. Unless we indicate otherwise in the applicable prospectus supplement, we will not receive any proceeds from any sales by any selling security holders.

INTERESTS OF EXPERTS AND COUNSEL

None of our named experts or counsel has been employed by us on a contingent basis, owns an amount of shares in Itaú Corpbanca or our subsidiaries which is material to them, or has a material, direct or indirect economic interest in us or depends on the success of the securities which may be offered under this prospectus. Any update or change in the interests of our named experts and counsel will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

THE OFFER AND LISTING

Offer and Listing Details

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus and any prospectus supplements, including the information incorporated by reference, separately or together:

●	common shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”), no par value; and
●	rights to subscribe for common shares, including rights to subscribe for ADSs.

Our common shares are traded on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange under the symbol “ITAUCORP.” Our ADSs have been listed since November 1, 2004 on the New York Stock Exchange under the symbol “ITCB. See “Description of Common Shares”, “Description of American Depositary Shares” and “Description of Rights to Subscribe for Common Shares” in this prospectus for a brief description of our securities. Any update or change regarding our securities will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

Price Information

Information regarding the high and low closing prices for our shares on the Santiago Stock Exchange and our ADRs on the NYSE for any relevant periods will be provided in supplements to this prospectus or other offering materials relating to an offering of our securities.

Plan of Distribution

The securities offered by this prospectus and any prospectus supplements may be sold from time to time by us or a selling security holder as follows:

●	through agents;
●	to dealers or underwriters for resale;
●	directly to purchasers; or
●	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution to our existing security holders. However, our ADS holders may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale;
●	at prices related to prevailing market prices; or

●	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include purchasing additional shares, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Purchases of additional shares involve the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the Financial Industry Regulatory Authority, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 10.0% of the maximum proceeds of such offering.

Markets

Please refer to Item 9 of our 2020 Annual Report, which is being incorporated by reference in this prospectus, for a description of the markets in which our securities are listed.

Selling Shareholders

Not Applicable.

Dilution

Any relevant information about any relevant dilution of our securities as a result of an offering pursuant to this prospectus will be provided in supplements to this prospectus or other offering materials related thereto.

Expenses of the Issue

The estimated aggregate amount of expenses payable by us in connection with any offering of our securities pursuant to this prospectus will be provided in supplements to this prospectus or other offering materials related thereto.

LEGAL OWNERSHIP

In this prospectus and in any prospectus supplements, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue common shares, they may be represented by ADSs. The underlying common shares represented by ADSs will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our common shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s website at http://www.sec.gov. See “Available Information.”

Street name and other indirect holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplements will actually apply to you. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

●	how it handles payments and notices with respect to the securities,
●	whether it imposes fees or charges,
●	how it handles voting, if applicable,
●	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities,
●	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below, and
●	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

 Global securities

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

●	The Depository Trust Company, New York, New York, which is known as “DTC;”
●	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear;”
●	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream;” and
●	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special situations when a global security will be terminated.” The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special situations when a global security will be terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special considerations for global securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

●	an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
●	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;
●	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;
●	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
●	the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;
●	the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and
●	financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special situations when a global security will be terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

●	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days; or
●	if we notify the trustee that we wish to terminate that global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special timing considerations for transactions on Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 12 entitled “Street name and other indirect holders.”

ADDITIONAL INFORMATION

Share Capital

As of March 31, 2021, our issued share capital was Ch$1,862.83 billion (US$2.59 billion) represented by 512,406,760,091 common shares without par value. No shares were held in treasury by Itaú Corpbanca on March 31, 2021.

Our authorized share capital, including outstanding shares, was Ch$1,862.83 billion represented by 512,406,760,091 ordinary shares without par value as of March 31, 2021. For a description of preemptive rights in connection with any future issuance of shares, see “Description of Common Shares” in this prospectus.

Memorandum and Articles of Association

See the information under “Item 10 – B. Memorandum and Articles of Association”, incorporated herein by reference to our 2020 Annual Report.

Material Contracts

See the information under “Item 10 – C. Material Contracts”, incorporated herein by reference to our 2020 Annual Report.

Exchange Controls

See the information under “Item 10 – D. Exchange Controls”, incorporated herein by reference to our 2020 Annual Report.

Taxation

See the information under “Item 10 – E. Taxation”, incorporated herein by reference to our 2020 Annual Report.

Dividends and Paying Agents

See the sections describing the dividends found in this prospectus under “Description of Common Shares” and the “Description of American Depositary Shares”.

Statements by Experts

See the information found in this prospectus under “Experts”.

Documents on Display

See the information under “Item 10 – H. Documents on Display”, incorporated herein by reference to our 2020 Annual Report.

Subsidiary Information

Not applicable.

DESCRIPTION OF COMMON SHARES

Set forth below is material information concerning our share capital and a brief summary of the significant provisions of our by-laws and Chilean law. This description contains material information concerning the shares, but does not purport to be complete and is qualified in its entirety by reference to our by-laws, the Decree with Force of Law No. 3 of 1997, as amended (Ley General de Bancos or the “Chilean General Banking Act”), Law No 18,046 (Ley de Sociedades Anónimas or the “Chilean Corporations Act”) and Law No. 18,045 (Ley de Mercado de Valores or the “Chilean Securities Market Act”) each referred to below.

General

Shareholders rights in a Chilean bank that is also a special corporation (sociedad anónima especial) are governed by the bank’s by-laws, which effectively serve the purpose of both the articles or certificate of incorporation and the by-laws of a company incorporated in the United States, by the Chilean General Banking Act and secondarily, to the extent not inconsistent with the latter, by the provisions of Chilean Corporations Act applicable to public companies except for certain provisions which are expressly excluded. Article 137 of the Chilean Corporations Act sets forth that all provisions of the Chilean Corporations Act take precedence over any contrary provision in a corporation’s by-laws. Both the Chilean Corporations Act and our by-laws provide that legal actions by shareholders against us (or our officers or directors) to enforce their rights as shareholders or by one shareholder against another in their capacity as such, are to be brought in Chile in arbitration proceedings, notwithstanding the plaintiff’s right to submit the action to the ordinary courts of Chile.

The Chilean securities markets are principally regulated by the CMF under the Chilean Securities Market Act and the Chilean Corporations Act. In the case of banks, on June 1, 2019, the Superintendency of Banks and Financial Institutions (Superintendencia de Bancos e Instituciones Financieras or SBIF) as former banking regulator, was replaced by the CMF, an independent Chilean governmental agency responsible for overseeing the correct functioning, development and stability of the financial market, facilitating the participation of market agents and promoting the protection of the public interest.

The Chilean Securities Market Act and the Chilean Corporations Act provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority investors. The Chilean Securities Market Act sets forth requirements relating to public offerings, stock exchanges, securities brokers and dealers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Act sets forth the rules and requirements for establishing public companies while eliminating government supervision of closed (closely-held) corporations. Public companies are those that voluntarily, or are legally required to, register their shares in the Chilean Securities Registry (Registro de Valores) kept by the CMF.

Board of Directors

Our board of directors has 11 regular members and two alternate members, elected by shareholders’ vote at ordinary shareholders’ meetings. The directors may be either shareholders or non-shareholders of the Company. There is no age limit for directors.

A director remains in office for three years and may be re-elected indefinitely. If for any reason, the ordinary shareholders’ meeting in which the new appointments of directors are to be made is not held, the duties of those serving as such shall be extended until their replacements are designated, in which case, the board of directors shall convene a meeting at the earliest possible time in order to effect the appointments.

The directors are entitled to compensation for the performance of their duties. The amount of their compensation is determined annually at the ordinary shareholders’ meeting. In addition, payments in the form of wages, fees, travel accounts, expense accounts, dues as representatives of the board of directors and other cash payments, payments in kind or royalties of any sort whatsoever, may be paid to certain directors for the performance of specific duties or tasks in addition to their functions as directors imposed upon them specifically by the ordinary shareholders’ meeting. Any special compensation must be reported at the ordinary shareholders’ meeting, and for that purpose, a detailed and separate entry shall be made in our annual report to investors, which shall expressly indicate the complete name of each of the directors receiving special compensation.

Without prejudice to any other incapacity or incompatibility established by the Chilean Corporations Act, according to the Chilean General Banking Act, the following may not be directors: (i) those persons who have been sentenced or are being tried for crimes punishable with a principal or accessory penalty of temporary or permanent suspension from or incapacity to hold public office, (ii) those persons who have been declared insolvent and have not been rehabilitated, (iii) members of the Chilean Congress, (iv) directors or employees of any financial institutions, brokers and security traders, together with its directors, officers, executives and managers; employees appointed by the President of Chile and employees or officers of (x) the State, (y) any public service, public institution, semi-public institution, autonomous entity or state-controlled company, or any such entity, a Public Entity, or (z) any enterprise, corporation or public or private entity in which the State or a Public Entity has a majority interest, has made capital contributions, or is represented or participating, provided that persons holding positions in teaching activities in any of the above entities may be directors, and (v) the bank’s employees, which shall not prevent a director from holding on a temporary basis and for a term not to exceed 90 days the position of manager. The CEO may not be elected as a director.

For purposes of the election of directors, each shareholder shall have the right to one vote per share for purposes of electing a single person, or to distribute his or her votes among candidates as he or she may deem convenient, and the persons obtaining the largest number of votes in the same and single process shall be awarded positions, until all positions have been filled. The elections of regular and alternate board members are carried out separately.

Each shareholder is entitled to cast his or her vote by means of a ballot signed by him or her, stating whether he or she signs for his or her own account or as a representative. This entitlement notwithstanding, in order to expedite the voting process, it can be ordered that the vote be taken alternatively or by oral vote or by means of ballots. At the time of polling, the chairman may instruct that the votes be read aloud, in order for those in attendance to count the number of votes issued and verify the outcome of the voting process.

Every election of directors, or any changes in the election of directors, shall be transcribed into a public deed before a notary public, published in a newspaper of Santiago and notified to the CMF by means of the filing of a copy of the respective public deed. Likewise, the appointments of general manager and deputy manager shall be communicated and transcribed into a public deed.

If a director ceases to be able to perform his or her duties, whether by reason of conflict of interest, limitation, legal incapacity, impossibility, resignation or any other legal cause, the vacancy is filled as follows: (i) the positions of regular director is filled by a member appointed by the board of directors on its first meeting after the vacancy occurs and such member appointed by the board of directors will remain in the position until the next ordinary shareholders’ meeting, where the appointment may be ratified, in which case, the replacement director will remain in his or her position until the expiration of the term of the director he or she replaced and act as full director; and (ii) while the vacancy has not been filled by the board of directors, an alternate director shall act as regular member.

The alternate directors may temporarily replace regular directors in case of their absence or temporary inability to attend a board meeting. Alternate board members are always entitled to attend and speak at board meetings. They are entitled to vote at such meetings only when a regular member is absent and such alternate member acts as the absent member’s replacement.

During the first meeting following the ordinary shareholders’ meeting at which the directors were appointed, the board of directors elects, by an absolute majority, from among its members, a chairman and a vice chairman. If no director obtains such majority, the election is repeated among those two directors who obtained the most votes, adding any blank votes to the person who obtained the greatest number of votes. The chairman and the vice president may be reelected indefinitely.

The board of directors meets in ordinary sessions at least once a month, held on pre-set dates and times determined by the board. Extraordinary meetings are held whenever called by the chairman, whether at his own will or upon the request of one or more directors. The extraordinary meetings may only address those matters specifically included in the agenda for the extraordinary meeting.

The quorum for the board of directors’ meeting is majority of its members in office, which is six directors. Resolutions shall be adopted by the affirmative vote of the absolute majority of the attending directors. In the event of a tie, the person acting as the chairman of the meeting will not cast the deciding vote.

Directors having a vested interest, either as principal or as representative of another person, in a negotiation, act, contract or transaction that is outside the bank’s ordinary course of business determined pursuant to the normal operations policy approved by the board of directors with the prior report of the Directors Committee, shall communicate such fact to the other directors and must abstain from voting; provided, however, that if required by the board, they must inform the board their opinion about the relevant negotiation, act, contract or transaction and such opinion must be included in the minutes of the relevant board meeting. The minimum approval quorum is the majority of the non-involved directors (directores no involucrados); provided, however, that if more than the majority of the directors qualify as involved directors, the approval quorum is the unanimity of the non-involved directors or, if such unanimity is not obtained, the negotiation, act, contract or transaction must be approved at an extraordinary shareholders meeting with at least 2/3 of the voting shares. If the negotiation, act, contract or transaction is approved by the board, it shall be in the corporate interest and agreed on an arm’s-length basis and the board approval resolution must be disclosed at the next ordinary shareholders’ meeting, including an express reference to the directors that approved it.

The discussions and resolutions of the board of directors shall be recorded in a special book of minutes maintained by the secretary. The relevant minutes shall be signed by the directors that attended the relevant meeting. If a director determines that the minutes for a meeting are inaccurate or incomplete, he or she is entitled to record an objection before actually signing the minutes. The minutes shall be deemed approved as from the moment it is signed by all the directors that attended such meeting and all the resolutions adopted may be carried out upon the approval. However, by unanimous consent of the directors that attended the meeting, the resolutions adopted by the board may be carried out before the approval of the minutes, provided that the agreement is recorded in a written document signed by all the relevant directors. In the event of death, refusal or incapacity for any reason of any of the directors attending to sign the minutes, such circumstance shall be recorded at the end of the minutes stating the reason for the impediment.

The directors are personally liable for all of the acts they effect in the performance of their duties. Any director who wishes to disclaim responsibility for any act or resolution of the board of directors must record his or her opposition in the minutes, and the chairman must report such opposition at the following ordinary shareholders’ meeting.

The board will represent us in and out of court and, for the performance of the bank’s business, a circumstance that will not be necessary to prove before third parties, it will be empowered with all the authorities and powers of administration that the law or the by-laws do not set as exclusive to the ordinary or extraordinary shareholders’ meeting, without being necessary to grant any special power of attorney, even for those acts that the law requires to do so. This provision is notwithstanding the judicial representation of the bank that is part of the general manager’s authorities. The board may delegate part of its authority to the general manager, to the managers, deputy managers or attorneys of the bank, a director, a commission of directors, and for specifically determined purposes, in other persons.

Capitalization

Under Chilean law, the shareholders of a bank, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in such company’s capital with the prior authorization of the CMF. When an investor subscribes for issued shares, the shares are registered in such investor’s name, even if not paid for, and the investor is treated as a shareholder for all purposes except with regard to receipt of dividends and the return of capital; provided that the shareholders may, by amending the by-laws, also grant the right to receive dividends or distributions of capital. An investor becomes eligible to receive dividends and returns of capital once it has paid for the shares (if it has paid for only a portion of such shares, it is entitled to receive a corresponding pro-rata portion of the dividends declared and/or returns of capital with respect to such shares unless the company’s by-laws provide otherwise). If, in the event of a capital increase, an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the board of directors is obligated to start the collection of the outstanding amounts unless holders of two-thirds of the issued shares in the extraordinary shareholders meeting at which the capital increase was agreed authorize the board of directors to refrain from pursuing the collection, in which case the company’s capital will be reduced to the amount actually paid. Upon termination of the actions for collection, the board of directors shall propose to the shareholders meeting the write-off of the non-paid amount and the reduction of the capital of the company to the amount effectively paid in. Authorized shares and issued shares which have not been subscribed and paid for within the period fixed for their payment (which in the case of a capital increase cannot be longer than three years) are cancelled and are no longer available for issuance by the company, unless in case of an issuance of convertible bonds (in which case the unsubscribed portion of the capital increase shall remain in place for a number of shares sufficient to comply with the option) or when reserved for compensation plans for employees (in which case the maximum term for subscription and payment cannot be longer than five years).

Article 22 of Chilean Corporations Act states that the purchaser of shares of a company implicitly accepts its by-laws and any agreements adopted at shareholders’ meetings.

Ownership Restrictions

Under Article 12 of the Chilean Securities Market Act and the Regulations of the CMF (Recopilación Actualizada de Normas), shareholders of Public Companies are required to report the following to the CMF and the Chilean stock exchanges:

●	any direct or indirect acquisition or sale of shares that results in the holder’s acquiring or ceasing to own, directly or indirectly, 10% or more of a Public Company’s share capital; and
●	any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10% or more of a Public Company’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

The foregoing requirements also apply to the acquisition or sale of securities or agreements which price or return depends or is conditioned (all or in a significant part) on changes or movements in the price of such shares. Such report shall be made the day following the execution of the transaction.

In addition, majority shareholders must state in any such report whether their purpose is to acquire control of the company or if they are making a financial investment. Any beneficial owner of ADSs representing 10% or more of our share capital is subject to these reporting requirements under Chilean law. The Chilean Securities Market Act also sets forth certain regulations on takeovers of corporations.

Under Article 54 of the Chilean Securities Market Act and the regulations of the CMF, persons or entities intending to acquire control, directly or indirectly, of a Public Company, regardless of the acquisition vehicle or procedure, and including acquisitions made through direct subscriptions or private transactions, are also required to inform the public of such acquisition at least ten business days before the date of perfection of the acts which allow to obtain control of the company, but in any case, as soon as negotiations regarding the change of control are formalized and/or as soon as reserved information and/or documents concerning the target are delivered to the potential acquirer through a filing with the CMF, the stock exchanges and the companies controlled by and that control the target and through a notice published in two Chilean newspapers, which notice must disclose, among other information, the person or entity purchasing or selling and the price and conditions of any negotiations.

Within the same term, a written communication to such effect must be sent to the target corporation, the controlling corporation, the corporations controlled by the target corporation, the CMF, and to the Chilean stock exchanges on which the securities are listed.

In addition to the foregoing, Article 54A of the Chilean Securities Market Act requires that within two business days of the completion of the transactions pursuant to which a person has acquired control of a Public Company, a notice shall be published in the same newspapers in which the notice referred to above was published and notices shall be sent to the same persons mentioned in the preceding paragraphs.

A beneficial owner of ADSs intending to acquire control of us is also subject to the foregoing reporting requirements.

The provisions of the aforementioned articles do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Chilean Securities Market Act on tender offers and the regulations of the CMF provide that the following transactions shall be carried out through a tender offer:

●	an offer which allows a person to take control of a Public Company;
●	an offer for all the outstanding shares of a Public Company upon acquiring two-thirds or more of its voting shares, in which case such controlling shareholder must offer to purchase the remaining shares from the investing shareholders in a tender offer, unless (i) the controlling shareholder has reached two-thirds of the voting shares through a tender offer for all of the shares of the company or due to any of the situations exempted, or (ii) it reaches such percentage as a result of a reduction of the capital of the company by operation of law (in this case, the offer must be made at a price not lower than the price at which appraisal rights may be exercised, that is, book value if the shares of the company are not actively traded or, if the shares of the company are actively traded, the weighted average price at which the stock has been traded during the 60 stock exchange business days between the thirtieth and the ninetieth stock exchange business days immediately preceding the acquisition); and
●	an offer for a controlling percentage of the shares of a listed operating company if such person intends to take control of the company (whether listed or not) controlling such operating company, to the extent that the operating company represents 75% or more of the consolidated net worth of the holding company.

Nevertheless, the following exceptions are applicable to all the cases described above (i) the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange, or (ii) those shares are acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance, or (d) through a forced sale.

Article 200 of the Chilean Securities Market Act prohibits any shareholder that has taken control of a Public Company to acquire, within the period of 12 months from the date of the transaction that permitted such shareholder to take control of the Public Company, a number of shares equal to or higher than 3% of the outstanding issued shares of the target without making a tender offer at a price per share not lower than the price paid at the time of the change of control transaction. However, if the acquisition is made on a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the stock exchange.

Title XV of the Chilean Securities Market Act sets forth the basis to determine what constitutes control of a business group and a related party while Title XXV establishes a special procedure for acquiring control of a Public Company through a tender offer. The Chilean Securities Market Act defines control as the power of a person, or group of persons acting pursuant to a joint action agreement, to direct the majority of the votes in the shareholders meetings of the corporation, or to elect the majority of members of its board of directors, or to influence the management of the corporation significantly. Significant influence is deemed to exist in respect of the person or group of persons acting together pursuant to a joint action agreement holding, directly or indirectly, at least 25% of the voting share capital, unless:

●	another person or group of persons acting pursuant to a joint action agreement, directly or indirectly, control a stake equal to or higher than the percentage controlled by such person or group;
●	the person or group does not control, directly or indirectly, more than 40% of the voting share capital and the percentage controlled is lower than the sum of the shares held by other shareholders holding more than 5% of the voting share capital; and
●	in cases where the CMF has ruled otherwise, based on the distribution or atomization of the overall shareholding.

According to the Chilean Securities Market Act, a joint action agreement is an agreement among two or more parties which, directly or indirectly, own shares in a corporation at the same time and whereby they agree to participate with the same interest in the management of the corporation or in taking control of the same. The law presumes that such an agreement exists between:

●	a principal and its agents;
●	spouses and relatives up to certain level of kindred;
●	entities within the same business group; and
●	an entity and its controller or any of its members.

Likewise, the CMF may determine that a joint action agreement exists between two or more entities considering, among others, the number of companies in which they simultaneously participate and the frequency with which they vote identically in the election of directors, appointment of managers and other resolutions passed at shareholders’ meetings.

According to Article 96 of the Chilean Securities Market Act, a business group is a group of entities with such ties in their ownership, management or credit liabilities that it may be assumed that the economic and financial action of such members is directed by, or subordinated to, the joint interests of the group, or that there are common credit risks in the credits granted to, or securities issued by, them. According to the Chilean Securities Market Act, the following entities are part of the same business group:

●	a company and its controlling person;
●	all the companies with a common controlling person and the common controlling person; and
●	all the entities that the CMF declare to be part of the business group due to one or more of the following reasons:
●	a substantial part of the assets of the company are involved in the business group, whether as investments in securities, equity rights, loans or guaranties;
●	the company has a significant level of indebtedness and that the business group has a material participation as a lender or guarantor;

●	when the controller is a group of entities, that the company is a member of a controlling person of the entities mentioned in the first two bullets above and there are grounds to include it in the business group based on the definitions above; and
●	the company is controlled by one or more members of the controlling group of any of the entities of the business group, when such controller is composed of more than one person and there are grounds to include the company in the business group based on the definition above.

Article 36 of the Chilean General Banking Act states that as a matter of public policy, no person or company may acquire, directly or indirectly, shares that alone or jointly with the shares previously owned by it, represent more than 10% of the shares of a bank without the prior authorization of the CMF, which may not be unreasonably withheld. The prohibition also applies to beneficial owners of ADSs. In the absence of such authorization, any person or group of persons acting in concert would not be permitted to exercise voting rights with respect to the shares or ADSs acquired. In determining whether or not to issue such an authorization, the CMF considers a number of factors enumerated in the Chilean General Banking Act, including the financial stability of the purchasing party.

Article 35 bis of the Chilean General Banking Act establishes that prior authorization of the CMF is required for:

●	the merger of two or more banks;
●	the acquisition of all or a substantial portion (more than one third) of a bank’s assets and liabilities by another bank;
●	the control by the same person, or controlling group, of two or more banks; or
●	a substantial increase in the share ownership by a controlling shareholder of a bank (understood as either acquiring a majority or two thirds of the bank’s shares).

Such prior authorization is required solely when the acquiring bank or the resulting group of banks would have systemic importance, as per the determination to be made by the CMF through a grounded resolution and with the affirmative consent of the Council of the Central Bank of Chile. The intended purchase, merger or expansion may be denied by the CMF with the prior agreement from the Central Bank of Chile’s Council. In the event the CMF grants its authorization, it may impose one or more of the following conditions: (w) an increase between 1% and 3.5% to the basic capital over risk weighted assets, net of required allowances, above the 8% minimum effective net equity (patrimonio efectivo) requirement, (x) an increase of up to 2% to the basic capital over total assets, net of required allowances, above the 3% minimum basic capital requirement, (y) that the technical reserve established in Article 65 of the Chilean General Banking Act be applicable when deposits exceed one and a half times the resulting bank’s effective net equity; or (z) that the margin for interbank loans be diminished to 20% of resulting bank’s effective net equity.

According to the Chilean General Banking Act a bank may not grant loans to related parties on more favorable terms than those generally offered to non-related parties. Article 84 No. 2 of the Chilean General Banking Act and the Regulations of the CMF create the presumption, among other cases, that natural persons who are holders of shares and who beneficially own more than 1% of the shares (or 5% in the case of bank’s shares actively traded) are related to the bank and imposes certain restrictions on the amounts and terms of loans made by banks to related parties. This presumption would also apply to beneficial owners of ADSs representing more than 1% of the shares, and accordingly the limitations of Article 84 No. 2 would be applicable to such beneficial owners. Finally, according to the Regulations of the CMF, Chilean banks that issue ADSs are required to inform the CMF if any person, directly or indirectly, acquires ADSs representing 5% or more of the total amount of shares of capital stock issued by such bank.

Article 16 bis of the Chilean General Banking Act provides that the individuals or legal entities which, individually or with other people, directly control a bank and who individually own more than 10% of its shares shall send to the CMF reliable information on their financial situation in the form and within the time set forth in Chapter 1-3 of the

Regulations of the CMF. Also, controlling shareholders must submit information regarding their financial situation pursuant to Chapter 1-17 of said regulations.

Preemptive Rights and Increases of Share Capital

The Chilean Corporations Act provides that whenever a Chilean company issues new shares for consideration, it must offer to its existing shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentages in the company. Pursuant to this requirement, preemptive rights in connection with any future issuance of shares will be offered by us to the depositary as the registered owner of the shares underlying the ADSs. However, the depositary will not be able to make such preemptive rights available to holders of ADSs unless a registration statement under the Securities Act is effective with respect to the underlying shares or an exemption from the registration requirements thereunder is available.

We intend to evaluate, at the time of any preemptive rights offering, the practicality under Chilean law and Central Bank of Chile regulations in effect at the time of making such rights available to our ADS holders, as well as the costs and potential liabilities associated with registration of such rights and the related common shares under the Securities Act, and the indirect benefits to us of thereby enabling the exercise by all or certain holders of ADSs of their preemptive rights and any other factors we consider appropriate at the time, and then to make a decision as to whether to file such registration statement. We cannot assure you that any registration statement would be filed. If we do not file a registration statement and no exemption from the registration requirements under the Securities Act is available, the depositary will attempt to sell such holders’ preemptive rights and distribute the proceeds thereof, after deduction of its expenses and fees, if a premium can be recognized over the cost of such sale. In the event that the depositary is not able, or determines that it is not feasible, to sell such rights at a premium over the cost of any such sale, all or certain holders of ADSs may receive no value for such rights. The inability of all or certain holders of ADSs to exercise preemptive rights in respect of common shares underlying such ADSs could result in such holders not maintaining their percentage ownership of the common shares following such preemptive rights offering unless such holder made additional market purchases of ADSs or common shares.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a period that cannot be less than 30 days following the grant of such rights. During such period (except for shares as to which preemptive rights have been waived), Chilean Public Companies are not permitted to offer any newly issued shares for sale to any third party. For at least an additional 30-day period thereafter, a Chilean company is not permitted to offer any unsubscribed shares for sale to third parties on terms which are more favorable than those offered to its shareholders. Thereafter, unsubscribed shares may be offered through any Chilean stock exchange without any indication of price. Unsubscribed shares that are not sold on a Chilean stock exchange can be sold to third parties only on terms no more favorable for the purchaser than those offered to shareholders.

Shareholders’ Meetings and Voting Rights

An annual ordinary meeting of shareholders is held within the first four months of each year, generally in March and must be called by the board of directors. The annual ordinary meeting of shareholders is the corporate body that approves the annual financial statements, approves all dividends in accordance with the dividend policy proposed by the board of directors, elects the members of our board of directors and approves any other matter which does not require an extraordinary shareholders’ meeting. The last annual ordinary meeting of our shareholders was held on March 18, 2021.

Extraordinary meetings may be called by our board of directors when deemed appropriate, and ordinary or extraordinary meetings must be called by our board of directors when requested by shareholders representing at least 10% of the issued voting shares or by the CMF.

Notice to convene the annual ordinary meeting or an extraordinary meeting is given by means of written notice which must be published at least three different days in a newspaper of our corporate domicile (currently Santiago) designated by the shareholders at their annual meeting and if a shareholder fails to make such designation, the notice must be published in the Official Gazette pursuant to legal regulations. The first notice must be published not less than 10 days in advance of the scheduled meeting. Additionally, with the same minimum 10-day notice, the fact that a shareholders’ meeting will be held must be disclosed to the market (including the CMF and the Santiago and Electronic Stock Exchanges), indicating the date, the matters to be dealt with therein and how to obtain full copies of documents related to items submitted for voting; all of which must also be made available to shareholders on the website of the company. Currently, we publish our official notices in the Diario La Tercera.

The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least an absolute majority of the issued common shares; if a quorum is not present at the first meeting, the meeting can be reconvened (in accordance with the procedures described in the previous paragraph) and, upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. The shareholders’ meetings pass resolutions by the affirmative vote of an absolute majority of those voting shares present or represented at the meeting.

Only shareholders registered with us on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual (who need not be a shareholder) as his proxy to attend and vote on his behalf. Every shareholder entitled to attend and vote at a shareholders’ meeting has one vote for every share subscribed. Under our by-laws, directors are elected by cumulative voting. Each shareholder has one vote per share and may cast all of his or her votes in favor of one nominee or may apportion is or her votes among any number of nominees.

The following matters can only be agreed upon at an extraordinary shareholders’ meeting:

●	our dissolution;
●	a merger, transformation, division or other change in our corporate form or the amendment of our by-laws;
●	the issuance of bonds or debentures convertible into shares;
●	the conveyance of 50% or more of our assets or the submission of, or changes to any business plan that contemplates the sale of more than 50% of the assets of the company;
●	the conveyance of 50% or more of the assets of a subsidiary, if represent at least 20% of our total assets, and any transfer of shares of a subsidiary that implies the Company loses control of such subsidiary;
●	granting of a security interest or a personal guarantee in each case to secure the obligations of third parties, unless (i) to secure or guarantee the obligations of a subsidiary, in which case the approval of the board of directors will suffice (although this restriction is not applicable to banks: (a) granting sureties, (b) becoming jointly and/or jointly and severally liable with clients or (c) issuing bank guarantees within their course of business) and (ii) in those cases exempted by the Chilean General Banking Act; and
●	other matters that require shareholder approval according to Chilean law or our by-laws.

The matters referred to in the first five items listed above may only be approved at a meeting held before a notary public, who shall certify that the minutes are a true record of the events and resolutions of the meeting.

The by-laws establish that resolutions are passed at shareholders’ meetings by the affirmative vote of an absolute majority of those shares present or represented at the meeting. However, under the Chilean Corporations Act, the vote of a two-thirds majority of the outstanding voting shares is required to approve any of the following actions:

●	a change in corporate form, merger or spin-off;
●	an amendment to our term of existence or early dissolution;

●	a change in corporate domicile;
●	a decrease of corporate capital;
●	the approval of capital contributions in kind and a valuation of the assets contributed;
●	a modification of the authority reserved for the shareholders’ meetings or limitations on the powers of our board of directors;
●	a reduction in the number of members of our board of directors;
●	the conveyance of 50% or more of the corporate assets, regardless of whether it includes liabilities, or the submission of or change to any business plan that contemplates the conveyance of 50% or more of the corporate assets;
●	the conveyance of 50% or more of the assets of a subsidiary, if those assets represent at least 20% of our total assets, and any transfer of shares of a subsidiary that implies the Company loses control of such subsidiary;
●	the manner in which the corporation’s profits shall be distributed;
●	the creation of security interests to secure third-party obligations in excess of 50% of the corporate assets, unless granted to a subsidiary or when exempted by the Chilean General Banking Act (although this restriction is not applicable to banks: (i) granting sureties, (ii) becoming jointly and/or jointly and severally liable with clients or (iii) issuing bank guarantees within their course of business);
●	the acquisition of our own shares, when, and or the terms and conditions permitted by law;
●	the cure of formal defects in the incorporation of the corporation or an amendment to its by-laws related to any of the matters referred to in the preceding bullets;
●	to establish the right of the controller to force other shareholders to sell their shares in case the controller has surpassed 95% of the shares of the company as a result of a tender offer for 100% of its shares under certain circumstances;
●	the approval of material related-party transactions according to Article 147 of the Chilean Corporations Act; or
●	all other matters provided for in our by-laws.

In general, Chilean law does not require a Chilean public company to provide the level and type of information that U.S. securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. However, shareholders are entitled to examine the books of the company within the 15-day period before the ordinary annual meeting. Under Chilean law, a notice of a shareholders’ meeting listing matters to be addressed at the meeting must be mailed not fewer than 15 days prior to the date of such meeting, and, in cases of an ordinary annual meeting, shareholders must have available an annual report of the company’s activities which includes audited financial statements. In addition to these requirements, we regularly provide, and management currently intends to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend.

The Chilean Corporations Act provides that whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include, in addition to the materials provided by the board of directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. Similarly, the Chilean Corporations Act provides that whenever the board of directors of a public company convenes an ordinary meeting of the shareholders and solicits proxies for that meeting, or distributes information supporting its decisions, or other similar material, it is obligated to include as an annex to its said materials any pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who have requested that such comments and proposals be so included.

Dividend, Liquidation and Appraisal Rights

Under the Chilean Corporations Act, Chilean companies are generally required to distribute at least 30% of their earnings as dividends, unless there is unanimous consent to the contrary. In the event of any loss of capital or of the legal reserve, no dividends can be distributed so long as such loss is not recovered. Also, no dividends of a bank can be distributed if doing so would result in the bank exceeding certain capital ratios.

Dividends that are declared but not paid by the date set for payment at the time of declaration are adjusted from the date set for payment to the date such dividends are actually paid. The right to receive dividends lapses if it is not claimed within five years from the date the dividend is payable.

We may declare a dividend in cash or in shares. When a share dividend is declared above the legal minimum (which minimum must be paid in cash), our shareholders must be given the option to elect to receive cash. Our ADS holders may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash.

In the event of our liquidation, the holders of fully paid shares would participate equally and ratably, in proportion to the number of paid-in shares held by them, in the assets available after payment of all creditors.

In accordance with the Chilean General Banking Act, our shareholders have no appraisal rights.

Approval of Financial Statements

Our board of directors is required to submit our audited financial statements to the shareholders annually for their approval at the ordinary shareholders meeting. The approval or rejection of such financial statements is entirely within our shareholders’ discretion. If our shareholders reject our financial statements, our board of directors must submit new financial statements not later than 60 days from the date of such rejection. If our shareholders reject our new financial statements, our entire board of directors is deemed removed from office and a new board of directors is elected at the same meeting. Directors who individually approved such rejected financial statements are disqualified for re-election for the ensuing period.

Registrations and Transfers

Our common shares are registered by an administration agent named DCV Registros S.A. This entity is responsible for our shareholders’ registry. In the case of jointly owned common shares, an attorney-in-fact must be appointed to represent the joint owners in dealings with us.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 1,500 shares (or a right to receive 1,500 shares) deposited with Itau Corpbanca, as custodian for the depositary in Chile. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Chilean law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in this prospectus under “Available Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. Supplements to this prospectus or other offering materials related thereto will contain information about any material income tax considerations. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Chile and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as provided in the following sentence. If (i) we asked the depositary to solicit your instructions at least 30 days before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

●	we wish to receive a proxy to vote uninstructed shares;
●	we reasonably do not know of any substantial shareholder opposition to a particular question; and
●	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;
●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;
●	we appear to be insolvent or enter insolvency proceedings;
●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;
●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;
●	are not liable if we or it exercises discretion permitted under the deposit agreement;
●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;
●	when you owe money to pay fees, taxes and similar charges; or
●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Compliance with Chilean Law

Pursuant to the Chilean Securities Act, the ADS holders will have the same rights conferred by laws or bylaws to all shareholders of the company, which will be exercised through the depositary which shall act pursuant to the provisions of the deposit agreement or the instructions it receive at each opportunity. Pursuant to Circular Letter Number 1,375 of the CMF (formerly the Superintendencia de Valores y Seguros or “SVS”) dated 12 February 1998 (“CL 1,375”), the ADS holders shall, as a matter of Chilean law, be obligated and by holding ADSs shall be deemed to agree to comply with the obligations that shareholders have in Chile, including, without limitation, the requirements of Articles 12 and 54 and Title XV of the Chilean Securities Market Act and the regulations issued by the CMF in connection therewith.

Articles 101 and 102 of the Chilean Securities Market Act permit the CMF to request information in order to determine whether owners who directly or indirectly own ADSs and/or shares are part of any business group and ADS holders must deliver such information.

For purposes of tax rulings dated January 29, 1990 and October 1, 1999 issued by the Chilean Internal Revenue Service regarding certain tax matters relating to American depositary shares and receipts, the acquisition value of any share or other deposited security upon its withdrawal by an ADS holder upon surrender of the corresponding receipt shall be the highest reported sale price of such Share or other deposited security on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”) on the date on which the transfer of such share or other deposited security from the depositary to such ADS holder is recorded on the books of the Foreign Registrar. In the event that the shares or other deposited securities are not then traded on the Santiago Stock Exchange, such value shall be the highest reported sales price on the principal stock exchange or other organized securities market in Chile on which such shares or other deposited securities are then traded. Notwithstanding the foregoing, in the event that the exchanged shares are sold by the ADS holder in a Chilean stock exchange on the same day on which the transfer is recorded on the books of the foreign registrar or within the two business days prior to the date on which the sale is recorded on those books, the acquisition price of such exchanged shares shall be the price registered in the invoice issued by the stockbroker that participated in the sale transaction. In the event that no such sales price is reported on the day on which such transfer is recorded on the books of the foreign registrar, such value shall be deemed to be the highest sales price reported on the last day on which such sales price was reported; provided, however, that if such day is more than 30 days prior to the date of such transfer, such price shall be increased (or decreased) by the percentage increase (or decrease) over the corresponding period in the Chilean consumer price index as reported by the pertinent governmental authority of Chile.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON SHARES

We may issue rights to subscribe for our common shares. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Chilean income tax considerations applicable to holders of the rights to subscribe for our common shares.

VALIDITY OF THE SECURITIES

The validity of the securities and other matters governed by Chilean law will be passed upon for us by Claro & Cia., our Chilean counsel, and for any underwriters or agents by Chilean counsel named in the applicable prospectus supplement. Certain matters of New York law in connection with any offering will be passed upon for us by Shearman & Sterling LLP, New York, New York, our U.S. counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the 2020 Annual Report have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores SpA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a banking corporation organized under the laws of Chile. The majority of our directors or executive officers are not residents of the United States and a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon us or such persons or to enforce against them or us in the United States or other foreign courts, judgments obtained in the United States predicated upon the civil liability provisions of the federal securities laws of the United States.

No treaty exists between the United States and Chile for the reciprocal enforcement of court judgments. Chilean courts, however, have enforced final judgments rendered in the United States, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies; the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances; the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered; the Chilean courts’ determination that the United States courts had jurisdiction; that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any prospectus supplements, including the information incorporated by reference. You must not rely upon any unauthorized information or representations. This prospectus and any prospectus supplements is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any prospectus supplements, including the information incorporated by reference. You must not rely upon any unauthorized information or representations. This prospectus and any prospectus supplements is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ITAÚ CORPBANCA

Common Shares

American Depositary Shares representing Common Shares

Rights to Subscribe for Common Shares